Exhibit 4.4

Date: 30 September 2010

NORTH OCEAN 105 AS

as Borrower

MCDERMOTT INTERNATIONAL, INC.

as Guarantor

BNP PARIBAS

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

as Mandated Lead Arrangers

BNP PARIBAS

as Facility Agent

BNP PARIBAS

as Security Agent

BNP PARIBAS

as ECA Coordinator

BNP PARIBAS

as Documentation Bank

and

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as the Original Lenders

FACILITY AGREEMENT

in respect of

one (1) Pipelay Construction Support Vessel

Hull No. 289

“North Ocean 105”

TABLE OF CONTENTS

Page

1.	Definitions And Interpretation	3

2.	The Facility	36

3.	Purpose	37

4.	EFFECTIVENESS AND Conditions of Utilisation	38

5.	Utilisation	40

6.	Repayment	41

7.	Prepayment and cancellation	42

8.	Interest	47

9.	Broken FUNDING indemnity	48

10.	Fees	49

11.	CESCE Premium	50

12.	Tax gross up and indemnities	52

13.	Increased costs	55

14.	Other indemnities	56

15.	Mitigation By The Finance Parties	58

16.	Costs and expenses	58

17.	GUARANTEE AND INDEMNITY	59

18.	Representations	62

19.	Information undertakings	67

20.	Financial Covenants	71

21.	General undertakings	72

22.	Operational Covenants	76

23.	Insurance	80

24.	Losses	85

25.	War - Requisition For Hire	88

26.	Events of Default	89

27.	Changes to the Lenders	94

28.	Changes to the Borrower	99

29.	the ADMINISTRATIVE PARTIES	99

30.	Conduct of business by the Finance Parties	109

31.	Sharing among the Finance Parties	110

32.	Payment Mechanics	111

33.	Set-off	115

34.	Notices	115

i

35.	Calculations and certificates	120

36.	Partial invalidity	120

37.	Remedies and waivers	120

38.	Amendments and waivers	120

39.	Confidentiality	121

40.	Counterparts	125

41.	Governing law	125

42.	Enforcement	125

Schedule 1 The Original Lenders and commitments		S1-1

Schedule 2 Conditions Precedent		S2-1

Schedule 3 FORM OF UTILISATION Request		S3-1

Schedule 4 BORROWER INSTALMENTS		S4-1

Schedule 5 Form of Transfer Certificate		S5-1

Schedule 6 Form of Assignment Agreement		S6-1

Schedule 7 Form of Compliance Certificate		S7-1

Schedule 8 OBLIGOR RELATED ENTITIES		S8-1

Schedule 9 Form of SHIPBUILDER CERTIFICATE		S9-1

ii

THIS FACILITY AGREEMENT (this “Agreement”) is dated 30 September 2010 and made

BETWEEN:

(1)

NORTH OCEAN 105 AS, a company duly organised and existing under the Laws of Norway, whose registered office is situated at Tveitaråsveien 12, 5232 Paradis, Bergen, Norway registered with the trade register under number 995 357 321 (the “Borrower”);

(2)

MCDERMOTT INTERNATIONAL, INC., a company duly organised and existing under the Laws of Panama, whose registered office is situated at 777 North Eldridge Parkway, Houston, Texas 77079, USA (the “Guarantor”);

(3)

BNP PARIBAS, a société anonyme organised and existing under the Laws of the Republic of France, whose registered office is situated at 16, boulevard des Italiens, 75009 Paris, France registered under number 662 042 449 at the Commercial Registry of Paris; and

(4)

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, a limited liability company incorporated under the Laws of France whose registered office is situated at 9, quai du Président Paul Doumer, 92920 Paris, La Défense Cedex, France;

(the “Mandated Lead Arrangers”);

(5)

BNP PARIBAS, a société anonyme organised and existing under the Laws of the Republic of France, whose registered office is situated at 16, boulevard des Italiens, 75009 Paris, France registered under number 662 042 449 at the Commercial Registry of Paris, as facility agent for the Finance Parties (the “Facility Agent”);

(6)

BNP PARIBAS, a société anonyme organised and existing under the Laws of the Republic of France, whose registered office is situated at 16, boulevard des Italiens, 75009 Paris, France registered under number 662 042 449 at the Commercial Registry of Paris, as security agent for the Finance Parties (the “Security Agent”);

(7)

BNP PARIBAS, a société anonyme organised and existing under the Laws of the Republic of France, whose registered office is situated at 16, boulevard des Italiens, 75009 Paris, France registered under number 662 042 449 at the Commercial Registry of Paris (the “ECA Coordinator”);

(8)

BNP PARIBAS, a société anonyme organised and existing under the Laws of the Republic of France, whose registered office is situated at 16, boulevard des Italiens, 75009 Paris, France registered under number 662 042 449 at the Commercial Registry of Paris (the “Documentation Bank”); and

(9)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders and Commitments) as lenders (the “Original Lenders”).

WHEREAS:

(A)	Pursuant to the Shipbuilding Contract, the Leasing Company has agreed to purchase the Vessel from the Shipbuilder.

(B)	Pursuant to the Transfer Agreement, the Leasing Company has agreed to transfer certain of its rights and obligations under the Shipbuilding Contract to the Borrower.

(C)

Pursuant to the Leasing Agreement, the Leasing Company has agreed to lease the Vessel (through a financial lease) to the Owner and has granted a call option over the Vessel to the Owner exercisable on or prior to the Expiry Date.

(D)	Pursuant to the Bareboat Charter, the Owner has agreed to bareboat charter the Vessel to the Borrower and has granted a call option over the Vessel to the Borrower exercisable at the Expiry Date.

(E)	Pursuant to the Put Option Agreement, the Borrower has granted a put option on the Vessel to the Owner exercisable at the Expiry Date.

(F)

Pursuant to the Put and Call Option Agreement, the Leasing Company has granted to the Borrower a call option on the Vessel and the Borrower has granted to the Leasing Company a put option on the Vessel exercisable in the event that title is to be transferred to the Borrower by the Owner but the Owner has not become the owner of the Vessel pursuant to the call option under the Leasing Agreement.

(G)	Pursuant to the Debt Assumption Agreement the Borrower has agreed to pay the Borrower Instalments to Mirambel.

(H)

Mirambel and the Leasing Company have agreed that, upon receipt of each Borrower Instalment by Mirambel from the Borrower, the Leasing Company will pay the corresponding Shipbuilder Instalment to the Shipbuilder.

(I)

Pursuant to the Master Agreement, the parties to the Underlying Contracts have, among other things, agreed with respect to certain payment mechanics under the Underlying Contracts and made certain undertakings in contemplation of the transactions under this Agreement and the other Finance Documents.

(J)

Pursuant to this Agreement, the Lenders have agreed to provide the Facility to the Borrower for the purposes of financing the payment of the Borrower Instalments and the Guarantor has agreed to guarantee, in favour of the Lenders, all of the obligations of the Borrower pursuant to this Agreement and the other Finance Documents.

(K)	Pursuant to the Hedging Agreement the Borrower shall swap the Dollar amounts borrowed by it pursuant to this Agreement for Euro amounts required to make payment of the Borrower Instalments.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement (including in the Recitals):

“Accession Deed” means an Accession Deed substantially in the form of Schedule 1 (Form of Accession Deed) to the Intercreditor Deed duly executed by the assignee or transferee of any of the parties thereto.

“Acquisition” means, with respect to any person, any transaction, or series of related transactions, consummated on or after the date of this Agreement, by which such person:

(a)

acquires any ongoing business or all or substantially all of the assets of any person or group of persons, or division thereof constituting an ongoing business, whether through purchase of assets, merger or otherwise; or

(b)

directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership, limited liability company, or other entity that is not a corporation constituting an ongoing business;

provided, however, that any acquisition of assets, equity securities or ownership interests of a person that is a Subsidiary of such person prior to such acquisition shall not constitute an “Acquisition” hereunder.

“Acts of War” means any acts of war, declared or not, threats of war, hostilities, revolution, acts of terrorism, civil war or insurrections.

“Administrative Party” means each of and collectively:

(a)	the Mandated Lead Arrangers;

(b)	the Facility Agent;

(c)	the Security Agent;

(d)	the ECA Coordinator; and

(e)	the Documentation Bank.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Applicable Laws” means (i) applicable national, community (including the laws of the European Community) international or supranational conventions, treaties, laws, rules, statutes, decrees, acts, codes, legislation, directives, decisions, regulations, rules and similar instruments (including, without any limitation whatsoever, all Environmental Laws, international maritime laws, the ISM Code, the ISPS Code, the STCW Code and all conditions of the Classification Society) and, in respect of any of the foregoing, any instrument passed in substitution therefor or for the purposes of consolidation thereof with any other instrument or instruments and (ii) applicable final judgments, orders, determinations or awards of any court, arbitral body, administrative body or tribunal from which there is no right of appeal or if there is a right of appeal such appeal is not prosecuted within the allowable time.

“Approved Insurance Broker” means Lockton, Inc. and its Affiliates or any other international insurance broker approved by the Facility Agent (acting reasonably) in writing in each case for so long as they remain a first class insurance broker for prudent ship operators.

“Approved Insurer” means (i) for hull & machinery insurances and war risks insurances, first class insurers for prudent ship operators, provided they have a minimum rating of A- with Standard & Poor’s, AM BEST or any other industry-recognised rating agency at the time of issuing an insurance policy to the Borrower and (ii) for P&I insurances, any club that is a member of the “International Group of P&I Clubs” or any other international, reputable maritime insurance company, underwriter, P&I Club or association approved by the Facility Agent (acting reasonably) in writing.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the amount of its participation in the outstanding Loan; and

(b)

in relation to any proposed Utilisation, the amount of its participation in any Utilisations that are due to be made on or before the proposed Utilisation Date pursuant to any other Utilisation Request issued to the Facility Agent.

“Availability Period” means for each Utilisation the period commencing on the date of this Agreement and ending on the Availability Period Termination Date.

“Availability Period Termination Date” means the earlier of:

(a)	the Effective Delivery Date;

(b)	the date on which all of the Refund Guarantees have expired, provided that the Protocol of Delivery has been executed and is in full force and effect;

(c)	30 July 2012 or such later date as is permitted in the Shipbuilding Contract and is approved by CESCE, ICO and each of the Lenders.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Bank Account Pledge” means the Norwegian law governed pledge over the Borrower’s operating account granted or to be granted by the Borrower to the Security Agent.

“Bareboat Charter” means the bareboat charter agreement with respect to the Vessel dated 26 May 2010 between the Owner and the Borrower.

“Base Facility Amount” means, subject to the final approval of CESCE, sixty six million eight hundred ninety thousand twenty Dollars (USD 66,890,020) being the equivalent in Dollars to fifty four million three hundred and sixty thousand Euros (EUR 54,360,000) at the exchange rates set forth in the Hedging Agreement.

“Basel II Paper” means the Revised Framework for International Convergence for Capital Measurement and Capital Standards issued by the Basel Committee on Banking Supervision in June 2004 and the proposals published by the European Parliament and Council recasting Directives 2000/12/EC and 93/6/EEC (the Capital Requirement Directives) and as amended and supplemented from time to time prior to the date hereof.

“Borrower” has the meaning given to such term in the introductory paragraph of this Agreement.

“Borrower Construction Report” has the meaning given to such term in Clause 19.2 (Construction Reports).

“Borrower Instalments” means each of the instalments the amounts of which are set forth in Schedule 4 (Borrower Instalments) which are payable by the Borrower (a) to Mirambel pursuant to the Debt Assumption Agreement or (b) to the Shipbuilder under the Shipbuilding Contract in the case of a Full Transfer.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York City, Paris and Madrid.

“Capital Lease” means, with respect to any person, any lease of (or other arrangement conveying the right to use) property by such person as lessee that would be accounted for as a capital lease on a balance sheet of such person prepared in conformity with GAAP.

“Capital Lease Obligations” means, with respect to any person, the capitalized amount of all obligations of such person or any of its Restricted Subsidiaries under Capital Leases, as determined on a consolidated basis in conformity with GAAP.

“Captive Insurance Subsidiary” means each of Lagniappe Insurance Company, Ltd., a Bermuda corporation, Boudin Insurance Company, Ltd., a Bermuda corporation, and each other captive insurance company that is or becomes a Subsidiary of the Guarantor.

“CARI” means the Convenio de Ajuste Recíproco de Intereses to be entered into between the Facility Agent and ICO.

“Cash Interest Expense” means, with respect to the Guarantor and its Restricted Subsidiaries for any period, Interest Expense for such period minus, to the extent included in the calculation of Interest Expense for such period, (a) the amount of debt discount and debt issuance costs amortized, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Financial Covenant Debt and (c) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness.

“CESCE” means Compañía Española de Seguros de Crédito a la Exportación SA.

“CESCE Policy” means the CESCE insurance policy to be issued by CESCE to the Lenders (including the general terms and conditions in respect of such insurance policy) in respect of ninety five per cent. (95%) of the Facility and interest thereon as approved by the Facility Agent and the ECA Coordinator.

“CESCE Premium” means the premium due to CESCE pursuant to the CESCE Policy, payable by the Borrower to the Facility Agent (for the account of CESCE).

“Change in Law” means any change in any Applicable Law in any jurisdiction or any change in the interpretations by a relevant authority of any jurisdiction of any Applicable Law.

“Change of Control” means any of the following:

(a)	the Shareholders shall cease to directly own and control jointly or individually one hundred per cent. (100%) of the issued and outstanding stocks and voting rights of the Borrower;

(b)	the Guarantor shall cease to directly or indirectly own and control at least seventy five per cent. (75%) of the issued and outstanding stocks and voting rights of the Borrower;

“CIRR” means the Commercial Interest Reference Rate to be notified by ICO pursuant to the CARI on or prior to the first Utilisation Date.

“Classification Society” means Det Norske Veritas or any other classification society selected by the Borrower which is a member of the International Association of Classification Societies and to which each of the Facility Agent and the ECA Coordinator (on behalf of CESCE) has given its prior written consent (which consent is hereby granted in respect of Lloyds Register and American Bureau of Shipping).

“Cobia Entity” means each of and collectively:

(a)	the Borrower;

(b)	JRM Norway;

(c)	North Ocean II KS, a limited partnership organized and existing under the Laws of Norway;

(d)	North Ocean II AS, a private limited liability company organized and existing under the Laws of Norway; and

(e)	NO V AS.

“Commitment” means:

(a)

in relation to any Original Lender the amount set forth opposite its name in Schedule 1 (The Original Lenders and Commitments) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate) signed by two (2) duly authorised signatories of the Borrower or one (1) duly authorised signatory of the Guarantor, as applicable.

“Compulsory Acquisition” means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of the Vessel by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title.

“Confidential Information” means all information provided by any Obligor to the Finance Parties in connection with the transactions contemplated by the Transaction Documents to the extent such information is not already in the public domain.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the Loan Market Association (LMA) or in any other form agreed between the Guarantor and the Facility Agent.

“Consolidated Net Income” means, for any period, the net income (or loss) of the relevant Obligor and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Contract Price” means the purchase price of the Vessel payable by the Leasing Company to the Shipbuilder by way of the Shipbuilder Instalments for the Vessel pursuant to the Shipbuilding Contract.

“Debt Assumption Agreement” means the debt assumption and release agreement dated 26 May 2010 between the Owner, the Borrower, the Leasing Company and Mirambel.

“Deed of Covenants” means the Maltese law governed deed of covenants to be entered into between the Leasing Company and the Finance Parties on the Effective Delivery Date.

“Default” means:

(a)	an Event of Default;

(b)

any event or circumstance specified in Clause 26 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delivery” means the transfer of title to the Vessel from the Shipbuilder to the Leasing Company in accordance with the provisions of the Shipbuilding Contract, such transfer being intended to occur at the date and time stated in the Protocol of Delivery which date and time shall also be the date and time of delivery of the possession of the Vessel to the Owner by the Leasing Company pursuant to the Leasing Agreement and the date and time of delivery of the possession of the Vessel to the Borrower by the Owner pursuant to the Bareboat Charter.

“Disqualified Stock” means with respect to any person, any Stock that, by its terms (or by the terms of any Securities into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness of such person, or is redeemable at the option of the holder thereof, in whole or in part, on or before the date that is ninety one (91) days after the Maturity Date.

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents;

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Documentation Bank” has the meaning given to such term in the introductory paragraph of this Agreement.

“Dollars” and “USD” mean the lawful currency of the United States of America.

“Earnings” means all present and future amounts received or receivable by the Borrower in respect of the use of the Vessel by third parties including (without limitation) any payments of any hire, rental or charter payments pursuant to the Time Charter or any other let, lease, licence or charter (whether on a time charter or a bare boat charter basis) and including any Requisition Proceeds.

“EBITDA” means, for any period:

(a)	Consolidated Net Income for such period; plus

(b)	the sum of, in each case to the extent deducted in the calculation of such Consolidated Net Income but without duplication:

(i)	any provision for income taxes;

(ii)	Interest Expense;

(iii)	depreciation expense;

(iv)	amortization of intangibles or financing or acquisition costs;

(v)	any aggregate net loss from the sale, exchange or other disposition of business units by the relevant Obligor or its Restricted Subsidiaries out of the ordinary course of business; and

(vi)	all other non-cash charges (including impairment of intangible assets and goodwill) and non-cash losses for such period;

provided, that, to the extent that all or any portion of the income or gains of any person is deducted pursuant to any of subclauses (c)(iv) and (c)(v) below for a given period, any amounts set forth in any of the preceding subclauses (b)(i) through (b)(vi) that are attributable to such person shall not be included for purposes of this clause (b) for such period; minus

(c)	the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication:

(i)	any credit for income tax;

(ii)	non-cash interest income;

(iii)	any other non-cash gains which have been added in determining Consolidated Net Income (other than any such gain or other item that has been deducted in determining EBITDA for a prior period);

(iv)

the income of any Restricted Subsidiary that is not an FC Guarantor to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by such Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(v)

the income of any person (other than a Restricted Subsidiary) in which any other person (other than an Obligor or a Wholly-Owned Restricted Subsidiary or any director holding qualifying shares in accordance with applicable law) has an interest, except to the extent of the amount of dividends or other distributions or transfers or loans actually paid to an Obligor or a Wholly-Owned Restricted Subsidiary by such person during such period;

(vi)	any aggregate net gains from the sale, exchange or other disposition of business units by the relevant Obligor or its Restricted Subsidiaries out of the ordinary course of business; and

(vii)	cash payments during each period not deducted in the determination of Consolidated Net Income on account of non-cash charges and non-cash losses taken in a prior period.

For the purposes of this definition, EBITDA for a consecutive four (4) Fiscal Quarter period shall be calculated after giving effect, on a pro forma basis, to Acquisitions made by the relevant Obligor or its Restricted Subsidiaries during such period and the sale, exchange or other disposition of business units by the relevant Obligor or its Restricted Subsidiaries out of the ordinary course of business during such period (and subsequent to such period and on or before the date of incurrence of the Indebtedness giving rise to the need to calculate the Leverage Ratio) as if such Acquisitions or sale, exchange or other disposition occurred on the first day of the period so long as the relevant Obligor provides to the Facility Agent reconciliations and other detailed information relating to adjustments to the relevant financial statements

(including copies of financial statements of the person or assets acquired in such Acquisition) used in computing EBITDA (and the relevant elements thereof) sufficient to demonstrate such pro forma calculations in reasonable detail.

“ECA Coordinator” has the meaning given to such term in the introductory paragraph of this Agreement.

“Effective Delivery Date” means the date on which Delivery of the Vessel occurs.

“Eligible Portion” means the portion of the Contract Price to be paid to the Shipbuilder under the Shipbuilding Contract that is attributable to goods and services purchased by the Leasing Company which are of:

(a)	Spanish origin;

(b)	Norwegian origin; or

(c)	foreign origin (i.e., originating from countries other than Spain or Norway and including transport and insurances of any nature);

in either case which are eligible for financing under the limits and under the conditions determined by the Spanish Authorities and which have been approved for financing by the Spanish Authorities.

“Encumbrance” means a mortgage, charge, pledge, lien, option, claim, hypothecation, the retention or other preferential arrangement or security interest securing any obligation of any person or any lease, charter, exercise of rights or disposition of title or any other agreement or arrangement having a similar effect.

“Environment” means:

(a)	any land including, without limitation, surface land and sub-surface strata, sea bed or river bed under any water (as defined below) and any natural or man-made structures;

(b)	water including, without limitation, coastal and inland waters, surface waters, ground waters and water in drains and sewers; and

(c)	air including, without limitation, air within buildings and other natural or man-made structures above or below ground.

“Environmental Affiliate” means any agent or employee of the Borrower or the Leasing Company or any other person having a relationship with the Borrower or the Leasing Company arising from the Borrower’s or the Leasing Company’s use, operation, maintenance and repair of the Vessel and/or the carriage of cargo and/or the provision of goods and services on, from or to the Vessel.

“Environmental Approval” means any permit, licence, approval, ruling, certification, exemption or other authorisation required under applicable Environmental Laws.

“Environmental Claim” means any written notice from anyone, including without limitation, any Government Entity, alleging any breach, contravention or violation of any Environmental Law or of any Environmental Approval or the existence of any liability or potential liability arising from any such breach, contravention or violation including, without limitation, liability to conduct, pay for or for damages in respect of any investigation or audit, clean-up, redemption, administrative cost or charge or expense, damage to the Environment or any natural resource, property loss or damage, personal injury or any penalty attaching or relating to the presence, emission, release or leak of any Hazardous Substance in or to the Environment.

“Environmental Incident” means:

(a)	any actual release, discharge, disposal or emission of Hazardous Substance by or from or within the Vessel;

(b)

any incident in which any Hazardous Substance is released, discharged, disposed of, catches fire, explodes or emitted by or from or retained by or within a vessel other than the Vessel and which involves a collision between the Vessel and such other vessel, or some other incident of navigation or operation concerning the Vessel, in either case where the Vessel, the Borrower, the Leasing Company, an Environmental Affiliate and/or the Guarantor is or are actually or allegedly or otherwise liable (in whole or part); and/or

(c)

any other incident in which any Hazardous Substance is released, discharged, disposed of, catches fire, explodes or emitted by or from or retained by or within a vessel, other than the Vessel, as a result of which the Vessel is actually, or is potentially liable to be, arrested or attached as a result and/or where a claim is alleged or asserted against the Borrower, the Leasing Company, an Environmental Affiliate and/or the Guarantor.

“Environmental Law” means any or all applicable law (whether civil, criminal or administrative), common law, statutes, statutory instruments, treaties, conventions, directives, regulations, by-laws, demands, decrees, injunctions, resolutions, orders or judgments (in each case having the force of law) and all codes of practice or conduct, circulars and guidance notes (whether or not having the force of law but if not having the force of law in respect of which compliance in the relevant jurisdiction is generally customary by operators of vessels of a type and class similar to the Vessel) in each case of any government, quasi-government, supranational, federal, state or local government, statutory or regulatory body, court, agency or association in any applicable jurisdiction relating to or concerning:

(a)	pollution or contamination of the Environment;

(b)	harm, whether actual or potential, to mankind and human senses, other living organisms and ecological systems;

(c)	the generation, manufacture, processing, distribution, use (including abuse), treatment, storage, disposal, transport or handling of Hazardous Substances; and

(d)

the emission, leak, release, spill or discharge into the Environment of noise, vibration, dust, fumes, gas, odours, smoke, steam, effluvia, heat, light, radiation (of any kind), infection, electricity or any Hazardous Substance.

“Equipment Lender” means the Guarantor or any of its Subsidiaries that has duly executed an Accession Deed and thereafter makes the Equipment Loan.

“Equipment Loan” means the loan to be made (or deemed made) to the Borrower by the Equipment Lender pursuant to the Equipment Loan Agreement for the purposes of purchasing certain equipment for the Vessel.

“Equipment Loan Agreement” means, collectively, any document, instrument or agreement that evidences the Equipment Loan.

“Equity Owners Agreement” means the equity owners agreement dated 18 December 2009 among JRM Norway, J. Ray, Oceanteam, OTS 105 and NO V AS together with the Addendum No. 1 thereto dated 21 May 2010 between JRM Norway, J. Ray, Oceanteam, OTS 105, NO V AS and the Borrower and the Addendum No. 2 thereto dated 28 September 2010 between JRM Norway, J. Ray, Oceanteam, OTS 105, Oceanteam Shipping 102 and 105 AS and the Borrower.

“Estimated CESCE Premium” has the meaning given to such term in Clause 11.1(b).

“Euro” or “EUR” means the Lawful currency of the Participating Member States.

“Event of Default” means any event or circumstance specified as such in Clause 26 (Events of Default).

“Event of Loss” means any damage, including a Total Loss, suffered by the Vessel.

“Existing Lender” has the meaning given to such term in Clause 27.1 (Assignments and Transfers by the Lenders).

“Expected Delivery Date” means 25 March 2012 as the same may be changed from time to time pursuant to the terms of the Shipbuilding Contract and notified by the Borrower to the Facility Agent pursuant to Clause 19.9 (Change of Expected Delivery Date).

“Expiry Date” has the meaning given to such term in the Bareboat Charter.

“Facility” has the meaning given to it in Clause 2.1 (The Facility).

“Facility Agent” has the meaning given to such term in the introductory paragraph of this Agreement.

“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party.

“FC Guarantor” means, each of and collectively, J. Ray and each person listed in Part A of Schedule 8 (Obligor Related Entities) and each person that after the date hereof guarantees the Senior Credit Facility.

“Finance Document” means each of and collectively:

(a)	this Agreement;

(b)	the Intercreditor Deed;

(c)	each of the Security Documents;

(d)	the Security Agent Power; and

(e)	any other document designated as such by the Facility Agent and the Guarantor.

“Finance Party” means each of and collectively:

(a)	the Lenders; and

(b)	the Administrative Parties.

“Financial Covenant Debt” means Disqualified Stock of the Guarantor and, without duplication, Indebtedness of the Guarantor and its Restricted Subsidiaries of the type specified in subclauses (a), (b), (c), (d), (e), (f), (g) and (h) of the definition of “Indebtedness” determined on a consolidated basis in accordance with GAAP. For the avoidance of doubt, the term “Financial Covenant Debt” shall not include (a) reimbursement or other obligations with respect to unmatured or undrawn, as applicable, Performance Guarantees and (b) Indebtedness of the Guarantor or any of its Restricted Subsidiaries that is owed to the Guarantor or any of its Restricted Subsidiaries or any Joint Venture that is an FC Guarantor.

“Financial Statements” means for each Obligor (a) its quarterly unaudited financial consolidated accounts for the three (3) month period ending on 31 March, 30 June and 30 September of each Fiscal Year and (b) its annual audited financial consolidated accounts for the twelve (12) month period ending on 31 December of each Fiscal Year.

“First Priority Mortgage” means the first priority mortgage governed by the laws of the relevant Maritime Registry to be granted over the Vessel by the Leasing Company to the Finance Parties on the Effective Delivery Date.

“Fiscal Quarter” means the fiscal quarter of each Obligor ending on 31 March, 30 June, 30 September or 31 December of the applicable calendar year, as applicable.

“Fiscal Year” means the fiscal year of each Obligor, which is the same as the calendar year.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) the Borrower’s EBITDA during the relevant period ending on such date to (b) the aggregate of all amounts of principal and interest due and payable by the Borrower under this Agreement during the relevant period ending on such day.

“Full Transfer” means a full transfer to the Borrower by the Leasing Company of all of the Leasing Company’s rights and obligations under the Shipbuilding Contract exercisable by the Borrower in the circumstances set out in the Transfer Agreement and subject to the terms thereof.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“General Security Assignment” means the English law security assignment agreement entered or to be entered into between the Borrower and the Security Agent pursuant to which the Borrower assigns to the Security Agent by way of security all of its right, title and interest in and to the Earnings and the Insurances.

“Government Entity” means and includes (whether having a distinct legal personality or not) any national, supranational or local governmental or intergovernmental authority, board, commission, department, division, organ, instrumentality, court, administrative court or body or agency of any of the foregoing (whether statutory, regulatory, self-regulatory or otherwise).

“Guarantee Obligations” means, as applied to any person, without duplication, any direct or indirect liability, contingent or otherwise, of such person with respect to any Indebtedness of another person, if the purpose of such person in incurring such liability is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including:

(a)

the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such person of Indebtedness of another person;

(b)	any liability of such person for Indebtedness of another person through any agreement (contingent or otherwise):

(i)

to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise);

(ii)	to maintain the solvency or any balance sheet item, level of income or financial condition of another person;

(iii)

to make take-or-pay or similar payments, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss; or

(iv)	to supply funds to, or in any other manner invest in, such other person (including to pay for property or services irrespective of whether such property is received or such services are rendered),

if (and only if) in the case of any agreement described under clause (b)(i), (ii), (iii) or (iv) above the primary purpose or intent thereof is to provide assurance to the obligee of Indebtedness of any other person that such Indebtedness will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. The amount of any Guarantee Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported or, if such amount is not stated or otherwise determinable, the maximum reasonable anticipated liability in respect thereof as determined by the guaranteeing person in good faith. For the avoidance of doubt, the term “Guarantee Obligation” shall not include reimbursement or other obligations with respect to unmatured or undrawn, as applicable, Performance Guarantees.

“Guarantor” has the meaning given to such term in the introductory paragraph of this Agreement.

“Hazardous Substance” means and includes chemicals, contaminants, waste, toxic or hazardous substances, radioactive substances, oil, petroleum and oil and petroleum products and other polluting substances, the release, discharge, disposal or emission of which into the environment is regulated, prohibited or penalised by or pursuant to any Environmental Laws or Environmental Approval.

“Hedging Agreement” means the USD/EUR currency swap arrangement entered into or to be entered into between the Hedging Bank and the Borrower with respect to the Facility.

“Hedging Bank” means Crédit Agricole Corporate and Investment Bank.

“Hedging Documents” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements, and all other similar agreements or arrangements designed to alter the risks of any person arising from fluctuations in interest rates, currency values or commodity prices.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“ICO” means the Instituto de Crédito Oficial whose registered address is at Paseo del Prado 4, 28014 Madrid, Spain acting as the official financial agent of the Spanish government.

“Indebtedness” of any person means, without duplication:

(a)	all indebtedness of such person for borrowed money;

(b)	all obligations of such person evidenced by promissory notes, bonds, debentures or similar instruments;

(c)	all matured reimbursement obligations with respect to letters of credit, bankers’ acceptances, surety bonds, performance bonds, bank guarantees, and other similar obligations;

(d)

all other obligations with respect to letters of credit, bankers’ acceptances, surety bonds, performance bonds, bank guarantees and other similar obligations, whether or not matured, other than unmatured or undrawn, as applicable, obligations with respect to Performance Guarantees;

(e)

all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business that are not overdue by more than ninety (90) days or disputed in good faith;

(f)

all indebtedness of such person created or arising under any conditional sale or other title retention agreement (other than operating leases) with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(g)	all Capital Lease Obligations of such person;

(h)	all Guarantee Obligations of such person;

(i)

all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends;

(j)

net payments that such person would have to make in the event of an early termination as determined on the date Indebtedness of such person is being determined in respect of Hedging Documents of such person; and

(k)

all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon or in property (including accounts and general intangibles) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness, but amounts of such Indebtedness shall be the lesser of the value of the property owned by such person securing such Indebtedness and the principal amount of such Indebtedness.

For all purposes hereof, the Indebtedness of any person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or other entity in which the liability of the joint venturer is limited) in which such person is a general partner or a joint venturer, except to the extent such person’s liability for such Indebtedness is otherwise limited by applicable law or contract. For the avoidance of doubt, the term “Indebtedness” shall not include reimbursement or other obligations with respect to unmatured or undrawn, as applicable, Performance Guarantees.

“Indemnified Party” means each of and collectively the Finance Parties and each shareholder, affiliate, director, employee, officer and agent of each such party, from time to time.

“Initial Refund Guarantee” means each of and collectively:

(a)	with respect to the first Shipbuilder Instalment:

(i)	the refund guarantee dated 26 May 2010 and issued to the Borrower by Instituto de Crédito Oficial in respect of fifty per cent. (50%) of such Shipbuilder Instalment; and

(ii)	the refund guarantee dated 26 May 2010 and issued to the Borrower by Pequeños y Medianos Astilleros, Sociedad de Reconversión, S.A in respect of fifty per cent. (50%) of such Shipbuilder Instalment;

(b)

with respect to the second Shipbuilder Instalment, the refund guarantee dated 14 June 2010 and issued to the Borrower by Caja de Ahorros y Monte de Piedad de Madrid in respect of one hundred per cent. (100%) of such Shipbuilder Instalment; and

(c)

with respect to the third Shipbuilder Instalment, the refund guarantee dated 31 August and 1 September 2010 and issued to the Borrower by Caja de Ahorros y Monte de Piedad de Madrid in respect of one hundred per cent. (100%) of such Shipbuilder Instalment.

“Insurances” means any and all contracts or policies of insurance and reinsurance required to be effected from time to time by the Borrower (or which the Borrower is required to procure the effectiveness of) pursuant to this Agreement.

“Intercreditor Deed” means the intercreditor and subordination deed dated the date hereof between the Finance Parties, the Hedging Bank, the Equipment Lender, the Shareholders, the Guarantor and the Borrower.

“Interest Coverage Ratio” means, for any period, the ratio of (a) the Guarantor’s EBITDA for such period to (b) Cash Interest Expense for such period.

“Interest Expense” means, for the relevant Obligor for any period, total interest expense of such Obligor and its Restricted Subsidiaries for such period, as determined on a consolidated basis in conformity with GAAP and including, in any event (without duplication for any period or any amount included in any prior period):

(a)	net costs under Interest Rate Contracts for such period;

(b)	any commitment fee accrued, accreted or paid by such person during such period;

(c)

any fees and other obligations (other than reimbursement obligations) with respect to letters of credit and bankers’ acceptances (whether or not matured) accrued, accreted or paid by such person for such period; and

(d)	any letter of credit fronting fees.

For purposes of the foregoing, Interest Expense shall (i) be determined after giving effect to any net payments made or received by the relevant Obligor or any of its Restricted Subsidiaries with respect to interest rate Hedging Documents and (ii) exclude interest expense accrued, accreted or paid by such Obligor or any of its Restricted Subsidiaries to such Obligor or any of its Restricted Subsidiaries.

“Interest Payment Date” means, subject to Clause 32.6 (Business Days):

(a)

during the period between the date hereof and the first Repayment Date, the date falling six (6) months after the first Utilisation Date and thereafter at successive intervals of six (6) months, save for the last Interest Payment Date during such period which shall be on the first Repayment Date; and

(b)	during the period between the first Repayment Date and the Maturity Date, each Repayment Date.

“Interest Period” has the meaning given to such term in Clause 8.1 (Interest Periods).

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A741(18) of the International Maritime Organization and incorporated into the Safety of Life at Sea Convention and includes any amendments or extensions of it and any regulation issued pursuant to it.

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organization, including any amendments and includes any amendments or extensions and any regulation issued pursuant to it.

“Joint Venture” means, each of and collectively, any person (a) in which the Guarantor or a Subsidiary of the Guarantor, directly or indirectly, owns at least thirty per cent. (30%) of the Stock or Stock Equivalents of such person and (b) that is not a Subsidiary of the Guarantor being, as of the date hereof, the persons listed in Part B of Schedule 8 (Obligor Related Entities) are Joint Ventures.

“J. Ray” means J. Ray McDermott, S.A., a company duly organised and existing under the Laws of Panama whose registered office is situated at 777 North Eldridge Parkway, Houston, Texas 77079, USA.

“JRM Norway” means J. Ray McDermott (Norway), AS, a private limited company organized and existing under the Laws of Norway whose registered office is situated at Kronprinsesse Marthas Plass 1 c/o Wikborg Rein & Co., 0160 Oslo, Norway registered with the trade register under number 994685171.

“Law” means any law (including statutory and common law), statute, constitution, decree, judgment, treaty, regulation, rule, by-law, order, other legislative measure, directive or requirement of any Government Entity.

“Leasing Agreement” means the leasing agreement with respect to the Vessel dated 26 May 2010 between the Leasing Company and the Owner.

“Leasing Company” means Santander de Leasing, S.A. Establecimiento Financiero de Crédito, a bank duly organised and existing under the Laws of Spain whose registered office is situated at Ciudad Grupo Santander, Avenida Cantabria s/n, Boadila del Monte, Madrid, Spain.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 27 (Changes to the Lenders);

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Lenders’ Insurance Advisor” means BMS Group.

“Lenders’ Legal Advisor” means White & Case LLP.

“Lenders’ Technical Advisor” means Det Norske Veritas acting as technical advisor and supervisory body to the Lenders.

“Leverage Ratio” means, as of any day, the ratio of (a) Financial Covenant Debt as of such day to (b) the Guarantor’s EBITDA for the last four (4) full Fiscal Quarters ending prior to such day.

“Loan” means at any time the aggregate principal amount advanced to the Borrower pursuant to the Utilisations under this Agreement or, as the case may be, the principal amount of such Utilisations outstanding.

“LTA Construction Report” has the meaning given to such term in Clause 19.2 (Construction Reports).

“Major Casualty Amount” means fifteen million Dollars (USD 15,000,000).

“Majority Lenders” means:

(a)

if there is no Loan then outstanding, a Lender or Lenders whose Commitments aggregate more than sixty six and two thirds per cent. (66 2/3%) of the Total Commitments (or, if the Total Commitments have been reduced to zero (0), aggregated more than sixty six and two thirds per cent. (66 2/3%) of the Total Commitments immediately prior to such reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loan then outstanding aggregate more than sixty six and two thirds per cent. (66 2/3%) of the Loan then outstanding.

“Mandated Lead Arrangers” has the meaning given to such term in the introductory paragraph of this Agreement.

“Maritime Registry” initially means the Malta Maritime Authority, but after initial registration of the Vessel shall mean any of the following jurisdictions wherein the Vessel is at the time registered:

(d)	The Republic of Liberia;

(e)	The Republic of the Marshall Islands;

(f)	Norway;

(g)	The Commonwealth of the Bahamas;

(h)	The Republic of Panama;

(i)	The United States of America;

(j)	Barbados;

(k)	Canada;

(l)	The United Kingdom;

(m)	Isle of Man; or

(n)	such other registry as may be agreed from time to time between the Borrower and the Facility Agent,

provided that any registration with a Maritime Registry in (a) to (j) above shall at all times remain subject to the prior approval of CESCE.

“Master Agreement” means the master agreement dated 26 May 2010 between the Owner, the Borrower, Mirambel, the Leasing Company, the Shipbuilder, J. Ray and Oceanteam.

“Material Adverse Event” means any event or circumstance the occurrence of which materially adversely affects:

(a)	the ability of an Obligor to perform its material obligations under the Finance Documents; or

(b)	the validity, priority or enforceability against any Obligor, Shareholder, the Leasing Company or the Owner of any provision of the Finance Documents.

“Maturity Date” means the date that is eight (8) years and six (6) months after the Availability Period Termination Date.

“Mirambel” means Naviera Mirambel, S.L. (Unipersonal), a company duly organised and existing under the Laws of Spain whose registered office is situated at Ciudad Grupo Santander, Avenida Cantabria s/n, Boadila del Monte, Madrid, Spain.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

“Mortgages” mean, collectively, the First Priority Mortgage, any Replacement First Priority Mortgage, the Second Priority Mortgage, any Replacement Second Priority Mortgage, the Third Priority Mortgage and any Replacement Third Priority Mortgage.

“New Lender” has the meaning given to such term in Clause 27.1 (Assignments and Transfers by the Lenders).

“Non-Recourse Indebtedness” means Indebtedness of a Subsidiary of an Obligor (in each case that is not an Obligor) (a) that is on terms and conditions reasonably satisfactory to the Facility Agent, (b) that is not, in whole or in part, Indebtedness of an Obligor (and for which no Obligor has created, maintained or assumed any Guarantee Obligation) and for which no holder thereof has or could have upon the occurrence of any contingency, any recourse against any Restricted Subsidiary or the assets thereof (other than the Stock or Stock Equivalents issued by the Subsidiary primarily obligated on such Indebtedness that are owned by a Restricted Subsidiary) for the repayment of such Indebtedness and (c) owing to an unaffiliated third-party (which for the avoidance of doubt does not include an Obligor, any Subsidiary thereof, any person in which an Obligor or a Subsidiary thereof, directly or indirectly, owns at least thirty per cent. (30%) of the Stock or Stock Equivalents of such person (or owner of any interest therein) and/or any Affiliate of any thereof).

“NO V AS” means North Ocean V A.S., a private limited company organized and existing under the Laws of Norway whose registered office is situated at Tveiterasveien 12, 5232 Paradis, Bergen, Norway registered with the trade register under number 990530416.

“Obligors” means collectively the Borrower and the Guarantor.

“Oceanteam” means Oceanteam ASA, a public limited company organized and existing under the Laws of Norway whose registered office is situated at Tveiterasveien 12, 5232 Paradis, Bergen, Norway registered with the trade register under number 988788945.

“Original Financial Statements” means:

(a)	in relation to the Borrower, the unaudited Financial Statements for the Fiscal Quarter ended 30 June 2010; and

(b)

in relation to the Guarantor, the audited Financial Statements for the Fiscal Year ended 31 December 2009, the unaudited Financial Statements for the Fiscal Quarter ended 31 March 2010 and the unaudited Financial Statements for the Fiscal Quarter ended 30 June 2010.

“Original Lenders” has the meaning given to such term in the introductory paragraph of this Agreement.

“OTS 105” means Oceanteam Shipping 105 AS, a private limited company organized and existing under the Laws of Norway whose registered office is situated at Tveiterasveien 12, 5232 Paradis, Bergen, Norway registered with the trade register under number 993435589.

“Owner” means Naviera Séneca, A.I.E., a company duly organised and existing under the Laws of Spain whose registered office is situated at Secretario Artiles, 50-Office 13, 35007 Las Palmas de Gran Canaria, Spain.

“Participating Member State” means any member of the European Community that at the relevant time has adopted the euro as its Lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Payment Link Letter” means the letter dated 26 May 2010 from the Leasing Company to the Facility Agent with respect to, inter alia, the Borrower Instalments and the corresponding Shipbuilder Instalments.

“Performance Guarantee” of any person means (a) any letter of credit, bankers acceptance, surety bond, performance bond, bank guarantee or other similar obligation issued for the account of such person to support only trade payables or nonfinancial performance obligations of such person, (b) any letter of credit, bankers acceptance, surety bond, performance bond, bank guarantee or other similar obligation issued for the account of such person to support any letter of credit, bankers acceptance, surety bond, performance bond, bank guarantee or other similar obligation issued for the account of a Subsidiary or joint venture of such person to support only trade payables or non-financial performance obligations of such Subsidiary or joint venture, and (c) any parent company guarantee or other direct or indirect liability, contingent or otherwise, of such person with respect to trade payables or non-financial performance obligations of a Subsidiary or joint venture of such person, if the purpose of such person in incurring such liability is to provide assurance to the obligee that such contractual obligation will be performed, or that any agreement relating thereto will be complied with.

“Permitted Encumbrances” means Encumbrances:

(a)	created by or arising out of the actions of any of the Finance Parties in respect of the transactions contemplated by the Transaction Documents (including under the Security Documents);

(b)	permitted by or contemplated under the Transaction Documents (including the Bareboat Charter, the Time Charter and any other charter arrangement permitted under Clause 21.4 (Charters));

(c)	for unpaid master’s, officer’s or crew’s wages and/or any other form of maritime liens that arise in the ordinary course of business by operation of Applicable Laws;

(d)	for salvage or repair;

(e)	under the Second Priority Mortgage, any Replacement Second Priority Mortgage, the Third Priority Mortgage and any Replacement Third Priority Mortgage;

(f)

arising by statute or by operation of Law, in respect of obligations which are not overdue for longer than thirty (30) days or, if the same are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required under GAAP, one hundred and twenty (120) days;

(g)	arising from a sale, transfer, lease or disposition of title permitted by Clause 21.6 (Disposals); and

(h)	otherwise created after the date of this Agreement with the prior written consent of the Facility Agent.

“Permitted Indebtedness” means:

(a)	Indebtedness incurred by the Borrower pursuant to the Transaction Documents;

(b)	Indebtedness under the Hedging Agreement;

(c)	Indebtedness secured by Permitted Encumbrances;

(d)

Indebtedness under (i) shareholder loans made by the Shareholders to the Borrower for general working capital purposes where the aggregate amount of all such Indebtedness is not in excess of thirty million Dollars (USD 30,000,000) in aggregate outstanding at any time and (ii) the Equipment Loan, provided that in each case such Indebtedness is fully subordinated to all amounts owed to the Finance Parties under the Finance Documents and is unsecured (other than, in the case of the Equipment Loan, pursuant to the Second Priority Mortgage and any Replacement Second Priority Mortgage).

“Pre-Delivery Security Assignment” the English law security assignment agreement entered or to be entered into between the Borrower and the Security Agent pursuant to which the Borrower assigns by way of security to the Security Agent all of its rights, title and interest in and to the Transfer Agreement.

“Professional Advisors” means each of and collectively:

(a)	the Lenders’ Legal Advisor;

(b)	the Lenders’ Technical Advisor; and

(c)	the Lenders’ Insurance Advisor.

“Protocol of Delivery” means the protocol of delivery and acceptance of the Vessel to be signed by the Leasing Company and the Shipbuilder referred to in Article VIII (Delivery Date and Delivery) of the Shipbuilding Contract.

“Put and Call Option Agreement” means the put and call option agreement with respect to the Vessel dated 26 May 2010 between the Leasing Company and the Borrower.

“Put Option Agreement” means the put option agreement with respect to the Vessel dated 26 May 2010 between the Owner and the Borrower.

“Refund Guarantee” means each of the Initial Refund Guarantees and each Subsequent Refund Guarantee.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Repayment Date” means, subject to Clause 32.6 (Business Days):

(a)	the date that is the earlier of (i) six (6) Months after the Effective Delivery Date and (ii) 1 October 2012 (or such longer period as approved by CESCE and the Lenders); and

(b)	the last day of each six (6) Month period thereafter (with the final Repayment Date being no later than the Maturity Date).

“Repeating Representations” means each of the representations and warranties set out in Clause 18 (Representations), other than those set out in Clause 18.7 (No Filing or Stamp Taxes), Clause 18.9 (Ownership) and Clause 18.10 (No Withholdings).

“Replacement Deed of Covenants” means a deed of covenants duly executed by the Leasing Company, the Owner or the Borrower, as applicable, in favour of the Finance Parties substantially in the form of the Deed of Covenants.

“Replacement First Priority Mortgage” means a first priority mortgage duly executed by the Leasing Company, the Owner or the Borrower, as applicable, over the Vessel in favour of the Finance Parties governed by the laws of the Maritime Registry in form and substance satisfactory to the Facility Agent.

“Replacement Second Priority Mortgage” means a second priority mortgage duly executed by the Leasing Company, the Owner or the Borrower, as applicable, over the Vessel in favour of the Equipment Lender governed by the laws of the Maritime Registry in form and substance satisfactory to the Facility Agent.

“Replacement Third Priority Mortgage” means a third priority mortgage duly executed by the Leasing Company or the Owner, as applicable, over the Vessel in favour of the Borrower governed by the laws of the Maritime Registry in form and substance satisfactory to the Facility Agent.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Required Insured Value” means, on any date, the amount which equals one hundred and ten per cent. (110%) of the Loan.

“Requisition for Hire” means the requisition of the Vessel for use or hire by any Governmental Entity which results in the loss of possession thereof by the Borrower.

“Requisition Proceeds” means any compensation paid to the Borrower with respect to a Requisition for Hire.

“Restricted Subsidiary” means a Subsidiary that is not an Unrestricted Subsidiary.

“Second Priority Mortgage” means the second priority mortgage to be granted over the Vessel under the laws of the relevant Maritime Registry by the Leasing Company to the Equipment Lender on the Effective Delivery Date (or at any time thereafter) as security for the Equipment Loan.

“Securities” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, promissory note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, or any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Loans.

“Security Agent” has the meaning given to such term in the introductory paragraph of this Agreement.

“Security Agent Power” means the notarised and apostilled power of attorney dated on or about the date hereof and executed by Crédit Agricole Corporate and Investment Bank with respect to the appointment and empowerment of the Security Agent.

“Security Documents” means each of and collectively:

(a)	the First Priority Mortgage and any Replacement First Priority Mortgage;

(b)	the Deed of Covenants and any Replacement Deed of Covenants;

(c)	the Pre-Delivery Security Assignment;

(d)	the General Security Assignment

(e)	the Spanish Law Security Assignment;

(f)	the Share Pledge;

(g)	the Bank Account Pledge; and

(h)	any other document designated as such by the Security Agent and the Guarantor.

“Senior Credit Facility” means (i) the credit facility agreement dated 3 May 2010 between the Guarantor as borrower, the Original Lenders and the other banks and financial institutions referred to therein or (ii) any replacement credit facility agreement entered into by the Guarantor from time to time provided such credit facility is the primary line of credit of the Guarantor for the purposes of its working capital.

“Shareholder” means each of and collectively JRM Norway and OTS 105 or any of their Affiliates that has duly executed an Accession Deed.

“Share Pledge” means a Norwegian law governed pledge over the shares of the Borrower granted or to be granted by the Shareholders to the Security Agent.

“Shipbuilder” means Metalships & Docks, S.A.U., a company duly organised and existing under the Laws of Spain.

“Shipbuilder Instalments” means each of the instalments of the Contract Price payable by the Leasing Company to the Shipbuilder pursuant to Article III (Price and Payment Terms) of the Shipbuilding Contract.

“Shipbuilding Contract” means the shipbuilding contract for the design construction, sale and delivery of the Vessel dated 26 May 2010 between the Shipbuilder and the Leasing Company attached as an annex to the Transfer Agreement and as transferred to the Borrower in accordance with the Transfer Agreement.

“Spanish Authorities” means the Ministerio de Industria, Turismo y Comercio, any successors thereto, or any other governmental authority in or of Spain involved in the provision, management or regulation of the terms, conditions and issuance of export credits including, among others, such entities to whom authority in respect of the extension or administration of export financing matters have been delegated, such as CESCE and ICO.

“Spanish Law Security Assignment” means the Spanish law security assignment agreement entered or to be entered into between the Borrower and the Security Agent pursuant to which the Borrower assigns by way of security to the Security Agent all or its rights, title and interest in and to the Debt Assumption Agreement, the Bareboat Charter, the Put Option Agreement, the Put and Call Option Agreement, the Master Agreement and the Refund Guarantees.

“STCW Code” means the 1978 International Convention on Standards of Training, Certification and Watchkeeping for Seafarers and the code related thereto.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), partnership or membership interests, equity participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or similar business entity, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subsequent Refund Guarantee” means each bank guarantee to be issued on behalf of the Shipbuilder to the Borrower pursuant to the terms of the Shipbuilding Contract and the Transfer Agreement in respect of the Borrower Instalments.

“Subsidiary” means, with respect to any person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such person.

“Taxes” and “taxes” means any and all present or future taxes (of any nature and however termed), levies, fiscal charges, imposts, duties, fees, assessments, surcharges or other charges of whatever nature and however arising which are now or at any time hereafter imposed, assessed, charged, levied, collected, demanded, withheld or claimed by any government or taxing authority, together with all interest thereon and penalties or similar liabilities with respect thereto and “Tax”, “tax” and “Taxation” shall be construed accordingly.

“Third Priority Mortgage” means the third priority mortgage to be granted over the Vessel under the laws of the Maritime Registry by the Leasing Company to the Borrower as security for the obligation of the Leasing Company to transfer title to the Vessel to the Borrower under the Put and Call Option Agreement.

“Time Charter” means the time charter party agreement in respect of the Vessel dated 26 May 2010 between the Borrower and the Time Charterer.

“Time Charterer” means Eastern Marine Services, Inc., a Panamanian corporation whose principal place of business is situated at Jebel All Free Trade Zone, P.O. Box 16961, Dubai, United Arab Emirates.

“Total Commitments” means the aggregate of the Commitments of each Lender.

“Total Loss” means:

(a)	actual or constructive or compromised or agreed or arranged total loss of the Vessel, including any such total loss as may arise during a Requisition for Hire; or

(b)	Compulsory Acquisition; or

(c)

any hijacking, theft, confiscation, forfeiture, seizure, condemnation, capture, restraint, or disappearance of the Vessel (other than by reason of Compulsory Acquisition), which is not released within ninety (90) days.

“Total Loss Date” means:

(a)

in the case of an actual total loss of the Vessel, the actual date on which the Vessel was lost, or if such date is not known, the date on which it is acknowledged by the insurers to have occurred or, if the insurers fail to so acknowledge, the date on which a final order or award is made by a competent court of law or arbitration tribunal that an actual total loss has occurred;

(b)

in the case of a constructive, compromised, agreed or arranged total loss of the Vessel, on the date that notice claiming such a total loss is given to the insurers or, if the insurers do not admit the claim that a total loss has occurred, the date on which a total loss is subsequently admitted by the insurers or, if the insurers fail to so acknowledge, the date on which a final order or final award is made by a competent court of law or arbitration tribunal that a total loss has occurred;

(c)	in the case of Compulsory Acquisition, the date on which the Compulsory Acquisition occurred; or

(d)

in the case of any hijacking, theft, confiscation, forfeiture, seizure, condemnation, capture, restraint, or disappearance of the Vessel, the date falling ninety (90) days after the actual date on which such event occurred.

“Total Loss Settlement Date” means the date which is the earlier of:

(a)	the date on which the proceeds of the relevant Total Loss are received by the Borrower (or the Security Agent); and

(i)	in the case of any hijacking, theft, confiscation, forfeiture, seizure, condemnation, capture, restraint, or disappearance of the Vessel, the date falling sixty (60) days after the Total Loss Date; or

(ii)	in the case of any other Total Loss, the date falling ninety (90) days after the Total Loss Date.

“Transaction Documents” means each of and collectively:

(a)	each of the Finance Documents;

(b)	each of the Underlying Contracts; and

(c)	any other document designated as such by the Facility Agent and the Guarantor.

“Transfer Agreement” means the transfer of rights and obligations agreement dated 26 May 2010 between the Leasing Company, the Shipbuilder and the Borrower with respect to the Shipbuilding Contract.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Facility Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Underlying Contracts” means each of and collectively:

(a)	the Shipbuilding Contract;

(b)	each of the Refund Guarantees;

(c)	the Master Agreement;

(d)	the Transfer Agreement;

(e)	the Debt Assumption Agreement;

(f)	the Payment Link Letter;

(g)	the Bareboat Charter;

(h)	the Put Option Agreement;

(i)	the Put and Call Option Agreement;

(j)	the Time Charter; and

(k)	the Equity Owners Agreement.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Unrestricted Subsidiary” means:

(a)	any Captive Insurance Subsidiary;

(b)	any Cobia Entity; and

(c)

any other Subsidiary of the Guarantor that, either on the date hereof is listed in Part C of Schedule 8 (Obligor Related Entities) or after the date hereof is designated by the board of directors of the Guarantor as an Unrestricted Subsidiary pursuant to a resolution passed by such board of directors, but only to the extent that:

(iii)	such Subsidiary has no Indebtedness other than Non-Recourse Indebtedness;

(iv)

except as expressly permitted under the Senior Credit Facility, such Subsidiary is not party to any agreement, contract, arrangement or understanding with an Obligor or any Restricted Subsidiary unless the terms of any such agreement or contract are, taken as a whole, no less favourable to such Obligor or such Restricted Subsidiary than those that might be obtained at the time from persons who are not Affiliates of the Obligors;

(v)

except for equity contribution obligations in connection with Non-Recourse Indebtedness, such Subsidiary is a person with respect to which neither any Obligor nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Stock or Stock Equivalents or (B) to maintain or preserve such person’s financial condition or to cause such person to achieve any specified levels of operating results;

(vi)

the aggregate Fair Market Value of all outstanding Investments owned by the Obligors and their Restricted Subsidiaries in the Subsidiary being so designated and any commitments to make any such Investments would be permitted under the Senior Credit Facility as of the time of the designation;

(vii)	immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing;

(viii)	immediately before and after such designation, the Guarantor shall be in pro forma compliance with its obligations under Clause 20 (Financial Covenants); and

(ix)	such Subsidiary has not previously been designated as an Unrestricted Subsidiary.

Any designation of a Subsidiary of an Obligor as an Unrestricted Subsidiary after the date hereof will be evidenced to the Facility Agent by filing with the Facility Agent a certified copy of the resolution passed by the board of directors of the Guarantor giving effect to such designation and a certificate of the Guarantor’s chief financial officer certifying that such designation complied with the preceding conditions, and any such designation shall be effective as of the effective date of such certificate.

If, at any time, any Unrestricted Subsidiary (other than a Captive Insurance Subsidiary or a Cobia Entity) would fail to meet the requirements of subclause (c)(i), (c)(ii), (c)(iii) and/or (c)(iv) above as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and the other Finance Documents and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not expressly permitted to be incurred as of such date pursuant to this Agreement, the existence of such Indebtedness shall constitute an Event of Default.

The board of directors of the Guarantor may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (i) such Indebtedness is expressly permitted pursuant to the Senior Credit Facility and (ii) no Default or Event of Default would be in existence following such designation.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which such Utilisation is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Form of Utilisation Request).

“Valuation” means a valuation of the Vessel (including any equipment thereon that is subject to the First Priority Mortgage or any Replacement First Priority Mortgage):

(a)

performed by Fearnleys, RS Platou Shipbrokers or any other internationally recognised third party appraisal firm acceptable to the Facility Agent (such consent not to be unreasonably withheld or delayed);

(b)	with or without physical inspection of the Vessel (as the Facility Agent may require); and

(c)

on the basis of a sale for prompt delivery for cash on arm’s length commercial terms as between a willing seller and a willing buyer, which valuation may take into account any existing charter or other contract of employment.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

“Vessel” means the pipelay construction support vessel to be built by the Shipbuilder pursuant to the Shipbuilding Contract, identified during construction as Hull No. 289 and to be named “North Ocean 105”.

“Vessel FMV Ratio” means, on any date, the ratio of (a) the Fair Market Value of the Vessel (including any equipment thereon that is subject to the First Priority Mortgage or any Replacement First Priority Mortgage) as determined pursuant to a Valuation performed no more than thirty (30) days prior to such day to (b) the aggregate amount of principal and interest outstanding under this Agreement at such date.

“Wholly-Owned” means, in respect of any person, any Subsidiary of such person, all of the Stock of which (other than director’s qualifying shares, and the like, as may be required by applicable law) is owned by such person, either directly or indirectly through one or more Wholly-Owned Subsidiaries thereof.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)

the “Documentation Bank”, the “ECA Coordinator”, the “Facility Agent”, any “Finance Party”, any “Lender”, any “Mandated Lead Arranger”, any “Obligor”, any “Party”, the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)

a “Finance Document”, a “Security Document”, a “Transaction Document”, an “Underlying Contract” or any other agreement or instrument herein or therein is a reference to that document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(v)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation; and

(vi)	a provision of law is a reference to that provision as amended or re-enacted.

(b)	Clause and Schedule headings are for ease of reference only.

(c)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default is “continuing” if it has not been remedied or waived.

1.3	Third Party Rights

(a)

Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.4	Accounting Terms and Principles

(a)

Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

(b)

If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Clause 19.1 (Financial Statements) is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the relevant Obligor without objection from its accountants and results in a change in any of the calculations required by Clause 20 (Financial Covenants) had such accounting change not occurred, the Parties agree to enter into good faith negotiations in order to amend such provisions so as to equitably reflect such change with the desired result that the criteria for evaluating compliance with such covenants by the relevant Obligor shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Clause 20 (Financial Covenants) shall be given effect until such provisions are amended to reflect such changes in GAAP.

(c)

Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under the Statement of Financial Account Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Guarantor or any of its Subsidiaries at “fair value”, as defined therein.

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a credit facility in USD (the “Facility”) in a maximum amount equal to the Total Commitments.

2.2	Availability

(a)	The Facility shall be made available to the Borrower in seven (7) Utilisations.

(b)	Upon the terms and subject to the conditions of this Agreement, the Facility shall be available for utilisation by the Borrower on any Business Day during the Availability Period.

2.3	Underlying Contracts

The Parties acknowledge that none of the Finance Parties shall have any responsibility or liability whatsoever regarding any performance or non-performance by any party to the Underlying Contracts and that no Finance Party shall have any obligation to intervene in any dispute in connection with or arising out of such performance or non-performance and any such dispute shall not entitle either Obligor to any claim towards any Finance Party.

2.4	Clause Isabel

The Borrower acknowledges that its obligations under this Agreement, including its obligation to repay the Facility, are independent of the Underlying Contracts and that this Agreement and the performance by the each Obligor of its obligations hereunder shall not be invalidated, suspended or limited in any way by any termination, rescission, cancellation or invalidation of any of the Underlying Contracts or any dispute between the Borrower and/or any party to the Underlying Contracts.

2.5	Finance Parties’ Rights and Obligations

(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it pursuant to a Utilisation towards (i) payment and/or refinancing (subject to the approval of CESCE), as the case may be, of the Borrower Instalments up to an aggregate maximum of eighty per cent. (80%) of the Eligible Portion of the Contract Price and (ii) payment of the CESCE Premium.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	EFFECTIVENESS AND CONDITIONS OF UTILISATION

4.1	Effectiveness

This Agreement is in full force and effect as of the date hereof.

4.2	Conditions Precedent to the first Utilisation

(a)

Without prejudice to Clause 4.4 (Conditions Precedent to each Utilisation), the Lenders shall only be obliged to comply with Clause 5.4 (Lenders’ Participation) in respect of the first Utilisation if on or before the first Utilisation Date the Facility Agent shall have received each of the documents and evidence specified in Part A of Schedule 2 (Conditions Precedent) each in form and substance satisfactory to the Facility Agent; and

(b)

In the event that any of the documents and evidence specified in Part A of Schedule 2 (Conditions Precedent) are not provided in form and substance satisfactory to the Facility Agent within thirty (30) days of the date of this Agreement (or in the case of the CESCE Policy such other date as the Facility Agent and the Borrower may agree), the Facility Agent may, if so directed by the Lenders acting unanimously, cancel the Commitments of each Lender under this Agreement and all the rights and obligations under the Finance Documents (other than the Borrower’s indemnification obligations hereunder and thereunder that expressly survive the termination of the Finance Documents and the Guarantor’s guarantee obligations with respect thereto) shall be terminated.

4.3	Conditions Precedent to the last Utilisation

Without prejudice to Clause 4.4 (Conditions Precedent to each Utilisation), the Lenders shall only be obliged to comply with Clause 5.4 (Lenders’ Participation) in respect of the last Utilisation if on or before the last Utilisation Date the Facility Agent shall have received each of the documents and evidence specified in Part B of Schedule 2 (Conditions Precedent) each in form and substance satisfactory to the Facility Agent.

4.4	Conditions Precedent to each Utilisation

The Lenders shall only be obliged to comply with Clause 5.4 (Lenders’ Participation)) with respect to any Utilisation if:

(a)	the Facility Agent has received a duly completed and executed Utilisation Request in accordance with Clause 5.1 (Delivery of a Utilisation Request);

(b)

the Facility Agent shall have received each of the documents and evidence specified in Part C of Schedule 2 (Conditions Precedent) and in the second column of Schedule 4 (Borrower Instalments) with respect to the relevant Utilisation each in form and substance satisfactory to the Facility Agent; and

(c)	on the date of a Utilisation Request and on the proposed Utilisation Date:

(i)

no Change in Law shall have occurred which would make it illegal for such Lender to make the relevant Utilisation available to the Borrower (it being understood that if any such Change in Law would make it illegal for one Lender to make the relevant Utilisation but not another Lender, such other Lender shall still be obliged to make the relevant Utilisation available to the Borrower in accordance with the terms and subject to the conditions of this Agreement;

(ii)	no Default shall have occurred and be continuing or shall occur as a result of the Lenders making the relevant Utilisation available;

(iii)	each of the Repeating Representations shall remain true and accurate in all material respects by reference to the facts and circumstances then existing;

(iv)	no Material Adverse Event shall in the reasonable opinion of the Facility Agent have occurred or shall occur as a result of the Lenders making the relevant Utilisation available;

(v)	the Facility Agent is satisfied that the CESCE Policy and the CARI are in full force and effect and that the requested Utilisation is covered under the CESCE Policy and the CARI; and

(vi)	neither CESCE nor ICO has advised the Facility Agent in writing that the making of the requested Utilisation or the Facility should be suspended or cancelled.

4.5	Facility Agent’s Responsibility

(a)

The Facility Agent’s responsibility for examination of the documents presented pursuant to this Clause 4 (Effectiveness and Conditions of Utilisation) shall be limited to establishing that they appear on their face to comply with the documents specified above within the meaning of the Uniform Customs and Practice for Documentary Credits (2007 Revision) of the International Chamber of Commerce (Publication nr. 600). For the avoidance of doubt, documents, which appear on their face to be inconsistent with one another shall not be considered to be in order.

(b)

The Facility Agent shall not be liable for any delay in the making of a Utilisation occasioned by any request which it may make for information or documentation referred to in this Clause 4 (Effectiveness and Conditions of Utilisation) or by any request it may make for clarification in case of material discrepancies or missing information in relation to the documents referred to in this Clause 4 (Effectiveness and Conditions of Utilisation).

(c)

With respect to the conditions precedent set forth in Clause 4.4(c)(i) to (iv), the Facility Agent may rely on information provided by the Obligors, including without limitation the information set forth in the relevant Utilisation Request.

4.6	Waiver of Conditions Precedent

The conditions specified in this Clause 4 (Effectiveness and Conditions of Utilisation) are solely for the benefit of the Lenders and may be waived on their behalf in whole or in part and with or without conditions by the Facility Agent with the consent of CESCE and ICO, as the case may be.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than 10.00 a.m. (Paris time) at least five (5) Business Days prior to the proposed date of the Utilisation.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it is signed and delivered by the Borrower;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and Amount of Utilisation); and

(iii)	all supporting documentation described therein is provided to the Facility Agent together with such Utilisation Request.

(b)	Only one Utilisation may be requested in each Utilisation Request.

5.3	Currency and Amount of Utilisation

(a)	The currency of each Utilisation shall be Dollars.

(b)	The amount of any Utilisation shall be the amount specified in the relevant Utilisation Request

(c)	No Utilisation Request shall request a Utilisation for more than the Available Facility.

(d)	Each Utilisation requested in a Utilisation Request shall be for an amount of at least of one million Dollars (USD 1,000,000) (other than the Utilisation with respect to the first Borrower Instalment referenced in the first row of Schedule 4 (Borrower Instalments) which shall be for an amount that is the equivalent in Dollars to seven hundred ten thousand Euros (EUR 710,000) at the applicable exchange rate set forth in the Hedging Agreement).

(e)

As soon as possible and in any event no later than two (2) Business Days after its receipt of a Utilisation, the Borrower shall procure that the Shipbuilder delivers to the Facility Agent a written confirmation that it has received the corresponding Shipbuilder Instalment from the Leasing Company under and pursuant to the Shipbuilding Agreement which confirmation may take the form of a copy of the Shipbuilder’s invoice for such Shipbuilder Instalment marked “paid” and signed by the Shipbuilder.

5.4	Lenders’ Participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the relevant Utilisation available by the Utilisation Date through its Facility Office.

(b)

The amount of each Lender’s participation in each Utilisation will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to the making of such Utilisation, but in no case shall a Lender be obliged to lend more than its Commitment.

(c)

The Facility Agent shall notify each Lender of the amount of each Utilisation and the amount of its participation in that Utilisation not later than 10.00 a.m. (Paris time) at least three (3) Business Days prior to the proposed date of the Utilisation.

5.5	Cancellation of Commitment

The Commitments which, at the end of the Availability Period, are unutilised shall be immediately cancelled at such time.

6.	REPAYMENT

6.1	Repayment of Loan

(a)	The Borrower shall repay the Loan on each Repayment Date in seventeen (17) consecutive semi-annual equal instalments.

(b)

No later than thirty (30) days after the Availability Period Termination Date, but in any case prior to the first Repayment Date, the Facility Agent shall prepare and deliver to the Borrower a repayment schedule with respect to the Loan which shall be signed and approved by the Borrower (unless there is a manifest error therein) and become part of this Agreement.

(c)

The Borrower shall advise the Facility Agent within five (5) Business Days of receipt of the repayment schedule of any manifest errors therein which shall be corrected by the Facility Agent and the Facility Agent shall then provide a corrected repayment schedule to the Borrower for the Borrower’s signature and approval. If the Borrower does not object to a repayment schedule within five (5) Business Days of it being provided by the Facility Agent, such repayment schedule shall be deemed approved by the Borrower and shall become part of this Agreement.

(d)

The Facility Agent shall maintain in its books one or more control accounts in which, as the case may be, each Utilisation, each Unpaid Sum, any other amount owed by the Obligors in connection with this Agreement, the interest accruing on any such amount and each Lender’s share therein shall be evidenced. The balances reflected in such accounts shall constitute conclusive evidence of the existence and amounts owed to the Finance Parties by the Obligors, absent manifest error.

(e)

Notwithstanding paragraph (d) above, each Lender shall maintain in its books one or more control accounts in which, as the case may be, each Utilisation in which it has participated, each Unpaid Sum owed to it, any other amount owed to it by the Obligors in connection with this Agreement and the interest accruing on any such amount shall be evidenced. The balances reflected in such accounts shall constitute conclusive evidence of the existence and amounts owed to such Lender by the Obligors, absent manifest error.

(f)

Notwithstanding anything in this Agreement, failure by the Facility Agent to deliver the repayment schedule to the Borrower and CESCE in accordance with paragraph (b) or (c) above or to maintain the control accounts in accordance with paragraph (d) above shall not affect the obligation of the Borrower to repay the Loan in accordance with paragraph (a) above.

6.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality for Lenders

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation:

(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Borrower the Commitment of that Lender will be immediately cancelled; and

(c)

the Borrower shall repay that Lender’s participation in the Loan on the last day of the Interest Period occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Illegality of the Obligors or the Transaction Documents

(a)	In the event that:

(i)	it becomes unlawful in any applicable jurisdiction for any Obligor to perform any of its obligations as contemplated by this Agreement or any of the other Transaction Documents; or

(ii)

any of the Transaction Documents, the CESCE Policy or the CARI ceases to be valid, enforceable, lawful or effective or is terminated, suspended, rescinded, cancelled or repudiated by any of the parties thereto for any reason whatsoever and any of the foregoing is not attributable to or connected to, or as a result of, any act or omission of any Obligor;

then the Facility Agent shall, by no less than ten (10) Business Days notice, cancel the Facility and declare the Loan, together with accrued interest thereon, and all other amounts accrued under the Finance Documents to be immediately due and payable whereupon the Borrower shall immediately repay all such amounts.

(b)

Notwithstanding paragraph (a) above, where such invalidity, unenforceability, unlawfulness, ineffectiveness, termination, suspension, rescission, cancellation or repudiation relates to an Underlying Contract and provided that the Borrower has delivered to the Facility Agent in each case in form and substance satisfactory to the Facility Agent:

(i)	evidence that either:

(A)

if the same occurs prior to the Effective Delivery Date, a Full Transfer of the Shipbuilding Contract has occurred and the Borrower is entitled to take delivery of the Vessel from the Shipbuilder in accordance with the terms of the Shipbuilding Contract and, if the Contract Price at the date of such transfer is greater than the Contract Price as of the date of this Agreement, that the Borrower has sufficient funds to pay the amount of any such increase; or

(B)

the Vessel has been delivered to the Borrower and that the Borrower has received full and unencumbered (other than pursuant to Permitted Encumbrances) title to the Vessel and that the Vessel is duly registered in the name of the Borrower as owner on the Maritime Registry;

(ii)

if the same occurs on or after the Effective Delivery Date, a Replacement First Priority Mortgage and a Replacement Deed of Covenants each executed by the Leasing Company, the Owner or the Borrower, as applicable, and evidence that such Replacement First Priority Mortgage has been duly registered on the Maritime Registry; and

(iii)

a legal opinion from a reputable and experienced law firm acceptable to the Facility Agent in the jurisdiction of the Maritime Registry and addressed to the Lenders attesting to the registration of the Vessel and the Replacement First Priority Mortgage and confirming the first priority rights of the Lenders thereunder;

then, subject to CESCE having provided its approval, the Facility shall not be cancelled as set out in paragraph (a) above and the Borrower shall not be required to prepay the Loan as set out in paragraph (a) above.

7.3	Mandatory Prepayment

If the Borrower, the Leasing Company or the Owner as applicable, sells the Vessel (other than the sale of the Vessel to the Owner or the Borrower pursuant to the terms of the Underlying Contracts), the Borrower shall immediately apply the cash proceeds of such sale to the prepayment of the Loan and shall otherwise immediately prepay the Loan, together with accrued interest thereon.

7.4	Voluntary Cancellation

The Borrower may, if it gives the Facility Agent not less than thirty (30) days’ (or such shorter period as the Facility Agent with the approval of ICO may agree) prior notice, and subject to the prior approval of the ECA Coordinator acting on the instructions of CESCE and ICO, cancel the whole or any part (being a minimum amount of one million Dollars (USD 1,000,000)) of the Available Facility. Any cancellation under this Clause 7.4 (Voluntary Cancellation) shall reduce the Commitments of the Lenders ratably.

7.5	Voluntary Prepayment of Loan

(a)

The Borrower may, if it gives the Facility Agent not less than thirty (30) days’ (or such shorter period as the Facility Agent with the approval of ICO may agree) prior notice, and subject to the prior approval of the ECA Coordinator acting on the instructions of CESCE and ICO, prepay the whole or any part of the Loan and if in part, being an amount that reduces the amount of the Loan by a minimum amount of one million Dollars (USD 1,000,000) and in a multiple of one million Dollars (USD 1,000,000) other than in the event where the prepayment is in respect of the entire outstanding balance of the Loan.

(b)

Any prepayment made pursuant to this Clause 7.5 (Voluntary Prepayment of Loan) shall be applied to the Loan in inverse order of maturity of the amounts due thereunder or as otherwise notified to the Borrower by the Facility Agent (as advised to the Facility Agent by the ECA Coordinator acting on the instructions of CESCE and ICO).

7.6	Repayment and Cancellation in Relation to a Single Lender

(a)	If:

(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (c) of Clause 12.2 (Tax Gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax Indemnity) or Clause 13.1 (Increased Costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loan or give the Facility Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)

On the last day of the first Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the Loan.

(d)

Subject to the satisfaction of the conditions set forth in paragraph (e) below, the Borrower may, in the circumstances set out in paragraph (a) above or if any Lender claims that it has become unlawful in any applicable jurisdiction for such Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation under Clause 7.1 (Illegality for Lenders), upon five (5) Business Days’ prior notice to the Facility Agent and that Lender and at the Borrower’s sole cost and expense, replace that Lender by requiring that Lender to (and, to the extent permitted by Law, that Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 27 (Changes to the Lenders) upon receipt of an amount equal to the outstanding principal amount of such Lender’s participation in the Loan and all accrued interest and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Facility Agent shall have received the prior written approval of CESCE and ICO to the change of Lender;

(ii)	the Borrower shall have no right to replace any Administrative Party;

(ii)	no Administrative Party or any Lender shall have any obligation to find a replacement Lender; and

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

7.7	Restrictions

(a)

Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and any amounts due by the Borrower pursuant to Clause 9 (Broken Funding Indemnity).

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Facility Agent receives a notice under this Clause 7 (Prepayment and Cancellation) it shall promptly forward a copy of that notice to each affected Lender.

(g)

If all or part of the Loan is repaid or prepaid and is not available for redrawing, an amount of the Commitments (equal to the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (g) shall reduce the Commitments of the Lenders rateably.

8.	INTEREST

8.1	Interest Periods

(a)

The period for which the Loan is outstanding shall be divided into successive periods (each an “Interest Period”) each of which shall start on (and include) an Interest Payment Date and shall end on (but exclude) the next succeeding Interest Payment Date.

(b)

The first Interest Period for the Loan shall start on (and include) the first Utilisation Date and end on (but exclude) the last day of such Interest Period. Each subsequent Interest Period for the Loan shall start on (and include) the last day of the previous Interest Period and end on (but exclude) the last day of the relevant Interest Period, provided that the Interest Period occurring prior to the first Repayment Date shall start on (and include) the last day of the previous Interest Period and end on (but exclude) the first Repayment Date.

(c)	No Interest Period shall extend beyond the Maturity Date.

8.2	Consolidation of Interest Periods

The Interest Periods for all Utilisations shall end on the same date and such Utilisations will be consolidated into and treated as a single Utilisation on the last day of each Interest Period.

8.3	Calculation of Interest

The rate of interest on the Loan for each Interest Period is two point seven six per cent. (2.76%) per annum, which corresponds to the CIRR.

8.4	Payment of Interest

On each Interest Payment Date (or, if such date is not a Business Day, on the immediately succeeding Business Day in the then current calendar month (if there is one) or the preceding Business Day (if there is not)), the Borrower shall pay accrued interest on the Loan.

8.5	Default Interest

(a)

If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two per cent. (2%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Utilisation of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 8.5 (Default Interest) shall be immediately payable by the Borrower on demand by the Facility Agent.

(b)	If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period; and

(ii)

the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. (2%) higher than the rate which would have applied if the overdue amount had not become due.

(c)

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.	BROKEN FUNDING INDEMNITY

9.1	Broken Funding Indemnity

(a)

The Borrower shall fully and promptly indemnify each Finance Party, CESCE and ICO from and against any losses including, without limitation, any losses suffered or incurred by it in liquidating or redeploying deposits in Dollars taken by it or contracted to be taken by it or in un-winding, examining, breaking, terminating, closing out, cancelling, substituting or replacing or modifying any such deposits or any swap or other hedging arrangements entered into for the purposes of or in connection with its funding, provision or hedging of all or any part of the Loan (whether such arrangements are concluded with third parties or otherwise) or the funding of the Loan or, in the case of CESCE, pursuant to or in connection with the CESCE Policy or, in the case of ICO, pursuant to or in connection with the CARI, or any amounts made available by it or scheduled amounts owed to it pursuant to or in connection with the Finance Documents (or any of them) or any interest exposure thereunder which it may suffer or incur as consequence of:

(i)	any failure by the Borrower to make a drawing in accordance with a Utilisation Request;

(ii)	any prepayment of all or any part of the Loan for any reason whatsoever or any cancellation of all or any part of the Commitments for any reason whatsoever;

(iii)	any failure by the Borrower to make prepayment in accordance with a prepayment notice or to make a cancellation in accordance with a cancellation notice;

(iv)

any repayment of the Loan or any payment of interest other than on and in the amounts specified against the Repayment Dates and Interest Payment Dates and in accordance with Clause 8 (Interest) and Clause 6 (Repayment); or

(v)	any failure by the Borrower to make timely payment of scheduled amounts owed by the Borrower to it pursuant to or in connection with the Finance Documents (or any of them).

(b)

Following the request of the Borrower, each Lender (but, for the avoidance of doubt, not CESCE or ICO) shall provide a statement confirming the amounts for which it requires payment from the Borrower under this Clause 9.1 (Broken Funding Indemnity) and setting out reasonable details of its calculations (in accordance with market practice).

9.2	Exceptions

The provisions of Clause 9.1 (Broken Funding Indemnity) shall exclude any losses suffered or incurred by a Finance Party to the extent that such losses:

(a)	are expressly indemnified or dealt with (including by being excluded from the Borrower’s liability) by another provision of this Agreement; or

(b)

result from the fraudulent or wilful misconduct or gross negligence of the relevant Finance Party, or the breach by such Finance Party of any of its obligations under this Agreement (save where such breach is the result of an act or omission of the Borrower).

9.3	Confirmation

Each Finance Party shall provide the Borrower with a certificate confirming any amount due to it pursuant to this Clause 9 (Broken Funding Indemnity). The ECA Coordinator shall inform the Borrower of any amounts due to CESCE or ICO pursuant to this Clause 9 (Broken Funding Indemnity).

10.	FEES

10.1	Commitment Fee

(a)

The Borrower shall pay to the Facility Agent (for the account of each Lender) in Dollars a commitment fee computed at the rate of zero point six per cent. (0.6%) per annum on each Lender’s Available Commitment (the “Commitment Fee”).

(b)	The accrued Commitment Fee shall be calculated from the date of execution of this Agreement and shall be payable in arrears:

(i)	on the last day of each successive period of six (6) Months which ends prior to the first Interest Payment Date;

(ii)	on the first Interest Payment Date and on each Interest Payment Date thereafter occurring before the Availability Period Termination Date;

(iii)	on the first Interest Payment Date occurring after the Availability Period Termination Date; and

(iv)	if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

10.2	Arrangement Fee

(a)

Subject to paragraph (c) below, the Borrower shall pay to the Facility Agent (for the account of the Mandated Lead Arrangers pro rata to their Commitments on the date of this Agreement in their capacity as Original Lenders) in Dollars an arrangement fee computed at the rate of one point twenty five per cent. (1.25%) on the Total Commitments in Dollars (the “Arrangement Fee”).

(b)	The Arrangement Fee shall be paid on the later of the date of this Agreement and the date on which the CESCE Policy is issued.

(c)

Fifty per cent. (50%) of the arrangement fee paid to the Mandated Lead Arrangers pursuant to the joint fee letter dated 21 May 2010 from the Mandated Lead Arrangers to the Obligors shall be credited to the Borrower’s payment of the Arrangement Fee.

10.3	Agency Fee

(a)	The Borrower shall pay to the Facility Agent (for its own account) an annual agency fee in the amount of twenty five thousand Dollars (USD 25,000) (the “Agency Fee”).

(b)

The initial Agency Fee shall be paid on the later of the date of this Agreement and the date on which the CESCE Policy is issued and shall thereafter be paid on each annual anniversary of such initial payment date until this Agreement is terminated in accordance with its terms.

11.	CESCE PREMIUM

11.1	Payment by the Borrower

(a)	The Borrower shall bear the cost of the CESCE Premium (including, for the avoidance of doubt, any portion thereof which is not financed by the Facility).

(b)

The CESCE Premium is estimated, for information purposes only, as the amount which is equal to three point six seven six five per cent. (3.6765%) of the total Facility amount, corresponding to the aggregate of the Base Facility Amount and the CESCE Premium itself (the “Estimated CESCE Premium”).

(c)

The Obligors acknowledge that the amount of the CESCE Premium may be increased or decreased by CESCE (including as described in paragraph (e) below) so that such amount is greater or less than the Estimated CESCE Premium. The ECA Coordinator will only be notified of the actual amount of the CESCE Premium on the date of final issuance of the CESCE Policy and will promptly notify the Facility Agent thereof. Following receipt of the CESCE Policy, the Facility Agent shall promptly notify the Borrower of the actual amount of the CESCE Premium.

(d)

The Borrower shall make payment of the CESCE Premium (including, for the avoidance of doubt, any portion thereof which is not financed by the Facility) notwithstanding the amount thereof. Such payment shall be made as follows:

(i)	the Borrower shall pay the CESCE Premium as stated in the CESCE Policy to the Facility Agent (for the account of CESCE) on the first Utilisation Date pursuant to a Utilisation; and

(ii)

in the event that after the issuance of the CESCE Policy it is determined that the final amount of the CESCE Premium is greater than the amount stated in the CESCE Policy, the Borrower shall promptly (and in any event within two (2) Business Days of being notified by the Facility Agent) pay such additional amount to the Facility Agent (for the account of CESCE) in cash with the Borrower’s own funds.

(e)

If the Availability Period is extended by agreement between the Borrower and the Facility Agent as a result of the Effective Delivery Date occurring (or it becoming reasonably expected that the Effective Delivery Date will occur) after the Expected Delivery Date, the CESCE Premium may be redetermined by CESCE and notified to the Borrower by the Facility Agent, and any increase thereof shall be promptly paid by the Borrower to the Facility Agent (for the account of CESCE) in cash with the Borrower’s own funds.

(f)

In the event that after the first Utilisation Date it is determined that the amount of the CESCE Premium is less than the amount stated in the CESCE Policy, the Facility Agent shall notify the Borrower and shall request a reimbursement of the excess from CESCE. On the first Interest Payment Date following the Facility Agent’s receipt of such amount from CESCE, the Facility Agent shall apply such excess in prepayment of the Loan (such prepayment to be applied to the Loan in the inverse order of maturity of amounts due thereunder or as otherwise instructed by CESCE and/or ICO).

11.2	Borrower’s Payment Obligations

(a)

The Obligors acknowledge that the Borrower’s obligation to pay one hundred per cent. (100%) of the CESCE Premium and all other duly documented costs of CESCE incurred in connection with the CESCE Policy at the times required under Clause 11.1 (Payment by the Borrower) is absolute and unconditional.

(b)

The Obligors acknowledge that, subject to Clause 11.1(d) and (e), no Finance Party is in any way involved in or responsible for the calculation or payment of any part of the CESCE Premium. The Obligors will not raise against any Finance Party any claim or defence of any kind whatsoever in relation to the calculation or payment of any part of the CESCE Premium.

(c)

The Facility Agent shall request a reimbursement from CESCE of the CESCE Premium in the event that the ECA Coordinator should qualify for such a reimbursement under the terms of the CESCE Policy. If the Facility Agent actually receives a reimbursement of all or part of the CESCE Premium from CESCE, such reimbursement shall be applied by the Facility Agent to the Loan or otherwise in accordance with CESCE’s instructions.

(d)

Notwithstanding paragraph (c) above and Clause 11.1(f), the CESCE Premium is not refundable to the Borrower for any reason whatsoever, including without limitation upon any prepayment of the Facility in whole or in part. Any Utilisations made for purposes of financing the CESCE Premium shall be repaid in full by the Borrower in accordance with the terms hereof.

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

In this Agreement:

“Excluded Taxes” means, in the case of each Finance Party (i) Taxes imposed on, based on or measured by such Finance Party’s net income, profits, gains (but not any withholding Taxes on such amounts imposed as a result of the transactions contemplated by the Finance Documents) and branch or franchise profits and (ii) Taxes imposed on such Finance Party solely as a result of a present or former connection between the taxing jurisdiction and such Finance Party or any owner or affiliate thereof other than a connection resulting solely from the transactions contemplated by the Finance Documents.

“Indemnified Taxes” means Taxes suffered for or on account of Taxes in respect to a Finance Document, other than Excluded Taxes.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax Gross-up) or a payment under Clause 12.3 (Tax Indemnity).

Unless a contrary indication appears, in this Clause 12 (Tax Gross Up and Indemnities) a reference to “determines” or “determined” means a determination made in the reasonable discretion of the person making the determination.

12.2	Tax Gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)

Each Obligor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrower.

(c)

If a Tax Deduction is required by law to be made by an Obligor on account of Indemnified Taxes, the amount of the payment due from that Obligor shall be increased to an amount which (after making such Tax Deduction) leaves an amount equal to the payment which would have been due if no such Tax Deduction had been required.

(d)

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)

Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax Indemnity

(a)

If a Finance Party pays or is required to pay any Indemnified Taxes (other than Taxes described in Clause 12.5 (Stamp Taxes) or Clause 12.6 (Value Added Tax) in respect of which the terms of the relevant Clause shall apply), the Borrower shall (within ten (10) Business Days of demand by the Facility Agent) pay and indemnify the relevant Finance Party an amount equal to the loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered for or on account of such Indemnified Tax.

(b)

A Finance Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrower.

(c)	A Finance Party shall, on receiving a payment from an Obligor under this Clause 12.3 (Tax Indemnity), notify the Facility Agent.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and reclaimed that Tax Credit,

the Finance Party shall, no later than the end of the third year after the year in which the relevant Tax Credit is obtained, utilised and reclaimed, pay an amount to such Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by such Obligor net of all out-of-pocket expenses of such Finance Party. Subject to Clause 30 (Conduct of Business by the Finance Parties), a Finance Party shall provide, at the sole cost and expense of the relevant Obligor, such assistance as such Obligor may reasonably request in order to obtain such Tax Credit.

12.5	Stamp Taxes

The Borrower shall pay and, within ten (10) Business Days of demand by a Finance Party, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	Value Added Tax

(a)

All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT.

(b)

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

12.7	Confidential Information

Nothing in this Clause 12 (Tax Gross Up and Indemnities) shall oblige any Finance Party to disclose any Tax return or any information it determines to be confidential.

13.	INCREASED COSTS

13.1	Increased Costs

(a)

Subject to Clause 13.3 (Exceptions) the Borrower shall, within ten (10) Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased Cost Claims

(a)

A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 12.3 (Tax Indemnity), Clause 12.5 (Stamp Taxes) or Clause 12.6 (Value Added Tax);

(iii)	in respect of an Excluded Tax;

(iv)	attributable to the breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)	attributable to the application, implementation or compliance with the Basel II Paper.

(b)	In this Clause 13.3 (Exceptions), references to “Tax Deduction” and “Excluded Tax” have the same meanings given to them in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Operational Indemnity

The Borrower shall within ten (10) Business Days of demand, indemnify each Indemnified Party against any cost, expense, loss or liability suffered or incurred by that Indemnified Party as a result of or arising out of:

(a)

the purchase, sale, financing, ownership, type, design, manufacture, performance, construction, description, condition, order, state, repair, maintenance, modification, fuelling, supplying, manning, crewing, servicing, seaworthiness, use, employment, operation, chartering, leasing or hire of the Vessel and the death or injury or damage of any kind caused to any person (including, without limitation, the master, the crew or any passengers of the Vessel) or the assets of any person resulting from any of the foregoing or arising out of any defect in the design or construction of the Vessel; and

(b)	any arrest, seizure, forfeiture or detention of the Vessel or any Encumbrance of the Vessel;

in each case, unless directly caused by such Indemnified Party’s gross negligence or wilful misconduct.

14.2	Currency Indemnity

(a)

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against an Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings;

such Obligor shall as an independent obligation, within ten (10) Business Days of demand, indemnify each Indemnified Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.3	Default Indemnity

The Borrower shall promptly (but in any event within three (3) Business Days) after receiving a written demand from the Facility Agent indemnify each Finance Party against any cost, loss or liability incurred by such Finance Party as a result of:

(a)	the occurrence of any Default and/or the exercise and enforcement of any of its rights under the Finance Documents;

(b)	a failure by the Borrower to pay any amount due and payable under a Finance Document on its due date, or to comply with any obligation under the Finance Documents;

(c)

funding, or making arrangements to fund, its participation in a Utilisation requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than if such Utilisation is not made solely as a result of such Finance Party’s gross negligence or wilful misconduct);

(d)	any failure by the Borrower to make prepayment in accordance with a prepayment notice or to make cancellation in accordance with a cancellation notice; or

(e)	any Environmental Claim, breach of any Environmental Law or any Environmental Incident.

14.4	Indemnity to the Facility Agent and the Security Agent

The Borrower shall promptly (but in any event within ten (10) Business Days) after receiving a written demand from the Facility Agent indemnify each of the Facility Agent and the Security Agent against any cost, expense, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever other than gross negligence or wilful misconduct of the Facility Agent or the Security Agent as applicable) incurred by the Facility Agent or the Security Agent, as the case may be, as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

14.5	Indemnity to the ECA Coordinator

The Borrower shall indemnify the ECA Coordinator, within ten (10) Business Days of demand, against any cost, expense, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever other than gross negligence or wilful misconduct of the ECA Coordinator) incurred by the ECA Coordinator in acting as ECA Coordinator under the Finance Documents.

15.	MITIGATION BY THE FINANCE PARTIES

15.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality for Lenders), Clause 9 (Broken Funding Indemnity) Clause 12 (Tax Gross Up and Indemnities), Clause 13 (Increased Costs) or Clause 14 (Other Indemnities) (including (but not limited to) if possible transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Obligors under the Finance Documents.

15.2	Conditions of Mitigation

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)

A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it or have an adverse effect upon its business, operations or financial condition or is likely to result in a material additional cost to such Finance Party.

16.	COSTS AND EXPENSES

16.1	Transaction Expenses

The Borrower shall promptly (but in any event within ten (10) Business Days) after receiving a reasonably detailed invoice from the Facility Agent pay the Facility Agent and the Mandated Lead Arrangers the amount of all reasonable out-of-pocket costs and expenses (including without limitation the fees of the Professional Advisors subject to any pre-agreed caps) incurred by any of them in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment Costs

If (a) the Borrower requests an amendment, waiver or consent or (b) an amendment is required as a result of or in connection with a Default, the Borrower shall, within ten (10) Business Days of demand, reimburse the Facility Agent for the amount of all reasonable out-of-pocket costs and expenses (including all legal fees) incurred by the Finance Parties in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement Costs

The Borrower shall, within ten (10) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including all legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

17.	GUARANTEE AND INDEMNITY

17.1	Guarantee and Indemnity

The Guarantor irrevocably and unconditionally:

(a)

guarantees to each Finance Party the punctual performance by the Borrower of all of the Borrower’s obligations under the Finance Documents (including, without limitation, the payment of any interest accruing at the default rate pursuant to Clause 8.5 (Default Interest));

(b)

undertakes with each Finance Party that, whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)

agrees with each Finance Party that, if any obligation guaranteed by the Guarantor is or becomes unenforceable, invalid or illegal, the Guarantor will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 (Guarantee and Indemnity) if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 17 (Guarantee and Indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of Defences

The obligations of the Guarantor under this Clause 17 (Guarantee and Indemnity) will not be affected by an act, omission, matter or thing which, but for this Clause 17 (Guarantee and Indemnity), would reduce, release or prejudice any of its obligations under this Clause 17 (Guarantee and Indemnity) (without limitation and whether or not known to it or any Finance Party), including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor of any Obligor;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)

any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

17.5	Immediate Recourse

The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 17 (Guarantee and Indemnity). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)

hold in an interest-bearing suspense account any moneys received from the Guarantor in respect of the Guarantor’s liability under this Clause 17 (Guarantee and Indemnity) or on account of the Guarantor’s liability under this Clause 17 (Guarantee and Indemnity).

17.7	Deferral of Guarantor’s Rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17 (Guarantee and Indemnity):

(a)	to be indemnified by the Borrower;

(b)	to claim any contribution from any other guarantor of the Borrower’s obligations under the Finance Documents;

(c)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)

to bring legal or other proceedings for an order requiring the Borrower to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and Indemnity);

(e)	to exercise any right of set-off against the Borrower; and/or

(f)	to claim or prove as a creditor of the Borrower in competition with any Finance Party.

If the Guarantor receives any benefit, payment or distribution in relation to such rights, it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 32 (Payment Mechanics).

17.8	Additional Security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 18 (Representations) with respect to itself to each Finance Party on the date of this Agreement and acknowledges that the Finance Parties have entered into this Agreement and the other Finance Documents in reliance on such representations and warranties.

18.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries (if any) has the power to own its assets and carry on its business as it is being conducted.

18.2	Binding Obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Effectiveness and Conditions of Utilisation), legal, valid, binding and enforceable obligations.

18.3	Non-conflict with other Obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets.

18.4	Power and Authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by such Finance Documents.

18.5	Validity and Admissibility in Evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation;

have been obtained or effected and are in full force and effect.

18.6	Governing Law and Enforcement

(a)

The choice of English law, Norwegian law or Spanish law, as the case may be, as the governing law of the Finance Documents to which it is a party will be recognised and enforced in the jurisdiction of its incorporation, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Effectiveness and Conditions of Utilisation).

(b)

Any judgment obtained in England, Norway or Spain, as the case may be, in relation to a Finance Document to which it is a party will be recognised and enforced in the jurisdiction of its incorporation, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Effectiveness and Conditions of Utilisation).

18.7	No Filing or Stamp Taxes

Under the law of the jurisdiction of its incorporation it is not necessary that the Finance Documents to which it is a party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to such Finance Documents or the transactions contemplated by such Finance Documents.

18.8	Sole Purpose

The Borrower’s only business is that of operating and chartering the Vessel and any other activities incidental thereto as contemplated by the Transaction Documents.

18.9	Ownership

As of the date hereof:

(a)	the Guarantor is the indirect owner of one hundred per cent. (100%) of the Stock and voting rights of JRM Norway;

(b)	JRM Norway is the direct owner of seventy five per cent. (75%) of the Stock and voting rights of the Borrower; and

(c)	OTS 105 is the direct owner of twenty five per cent. (25%) of the Stock and voting rights of the Borrower.

18.10	No Withholdings

At the date hereof, under the laws of the jurisdiction of its incorporation, it is not required to make any deduction or withholding from any payment it may make under this Agreement or the other Transaction Documents to which it is or will be a party.

18.11	No Default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance exists which constitutes or could reasonably be expected to constitute a Material Adverse Event.

18.12	Original Financial Statements

(a)

Its Original Financial Statements were prepared in accordance with GAAP consistently applied (subject to the absence of footnote disclosure and normal year-end audit adjustments with respect to quarterly Financial Statements).

(b)	Its Original Financial Statements fairly represent in all material respects its financial condition and operations during the relevant period.

(c)	There has been no material adverse change in its business or financial condition since 30 June 2010.

18.13	Sufficiency of Funds

The Obligors collectively have sufficient funds which, together with the Facility, enable the satisfaction of all of the Obligors’ financial obligations under the Transaction Documents.

18.14	No Winding -Up

It has not taken any corporate action, nor have any other steps been taken or legal proceedings been started or threatened against it, for its bankruptcy, postponement of bankruptcy, financial restructuring, suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, re-organisation (by way of voluntary arrangement, scheme of arrangement or otherwise), a composition, compromise, assignment or arrangement with any of its creditors or for the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager, conservator, custodian, trustee or similar officer of it or any or all of its assets or revenues.

18.15	No Misleading Information

(a)

All written or formally presented information (other than projections and information of a general economic or industry nature) provided to the Lenders by it prior to the execution of this Agreement in connection with the transactions contemplated by this Agreement and the other Finance Documents was true and accurate in all material respects, when taken as a whole and after giving effect to all supplements thereto, as at the date it was provided or as at the date (if any) at which it is stated, in light of the circumstances under which such information was provided.

(b)

Any written or formally presented financial projections provided to the Lenders by it prior to the execution of this Agreement have been prepared in good faith on the basis of recent historical information and on the basis of assumptions and estimates believed by it to be reasonable at the time made, it being understood that actual results may vary materially from the projections.

(c)

All written information (other than projections and information of a general economic or industry nature) supplied to the Finance Parties by it in connection with the Transaction Documents was true and accurate in all material respects, when taken as a whole and after giving effect to all supplements thereto, as at the date at which it is stated to be given (if any) and it has not omitted to supply any information which, if disclosed, would make the information supplied untrue or misleading in any material respect, in light of the circumstances under which such information was provided.

18.16	Security

(a)

The Borrower is the legal and beneficial owner of, or has valid leasehold interests in, the Vessel, the receivables and all other assets and receivables over which it purports to grant a security interest pursuant to each Security Document, except for such assets that have been sold or otherwise disposed of as permitted by this Agreement.

(b)

Each of the Security Documents creates and gives rise to valid and enforceable first priority security interests, subject only to claims which are mandatorily preferred by Law and general principles of law that are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Effectiveness and Conditions of Utilisation).

(c)

The Borrower has taken or caused to be taken all actions required to be taken and has provided assistance to the Finance Parties when reasonably requested in order to ensure under Applicable Law the validity, enforceability, first ranking priority and perfection of the security interests contemplated by the Security Documents, subject only to claims which are mandatorily preferred by Law and general principles of law that are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Effectiveness and Conditions of Utilisation).

18.17	No Other Indebtedness or Encumbrances

Other than Permitted Indebtedness and Permitted Encumbrances (a) the Borrower has no Indebtedness and (b) there are no Encumbrances with respect to the Vessel and/or the equipment thereon.

18.18	Pari Passu Ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.19	Immunity

It is subject to civil and commercial law with respect to its obligations under the Finance Documents and neither it nor any of its assets enjoy any right of immunity from set off, suit, execution, attachment or other legal process in respect of its obligations under the Finance Documents

18.20	No Proceedings Pending or Threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, would reasonably be expected to constitute a Material Adverse Event have been started or (to the best of its knowledge and belief) threatened in writing against it or any of its assets.

18.21	Illegal or Corrupt Practices

No offer, gift or payment, consideration or benefit of any kind, which constitutes an illegal or corrupt practice, has or will be made by or on behalf of any Obligor to anyone, either directly or indirectly, as an inducement or reward for the award or execution of this Agreement or any of the Finance Documents or the performance of any of the transactions contemplated thereby.

18.22	Establishment in the United Kingdom

The Borrower does not have a UK establishment within the meaning of the Overseas Companies Regulations 2009 (UK).

18.23	Repetition

Each of the Repeating Representations is deemed to be repeated by the Obligors by reference to the facts and circumstances then existing on the date of each Utilisation Request and each Utilisation Date.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 (Information Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial Statements

(a)

The Borrower shall supply to the Facility Agent in electronic format (i) its annual Financial Statements as soon as practicable but in any event no later than one hundred (100) days after each 31 December and (ii) its quarterly Financial Statements as soon as practicable but in any event no later than sixty (60) days after each 31 March, 30 June and 30 September.

(b)

The Guarantor shall supply to the Facility Agent in electronic format (i) its annual Financial Statements as soon as practicable but in any event no later than ninety (90) days after each 31 December and (ii) its quarterly Financial Statements as soon as practicable but in any event no later than forty five (45) days after each 31 March, 30 June and 30 September.

(c)

Each set of Financial Statements delivered by an Obligor pursuant to paragraph (a) or (b) above, as applicable, shall be certified by an officer or director of such Obligor as fairly presenting in all material respects its consolidated financial condition as at the date as at which those Financial Statements were drawn up (subject to the absence of footnote disclosure and normal year-end audit adjustments with respect to quarterly Financial Statements).

(d)

Each Obligor shall procure that each set of its Financial Statements delivered pursuant to paragraph (a) or (b) above, as applicable, is prepared using GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments with respect to quarterly Financial Statements).

19.2	Construction Reports

During the period between the date hereof and the Effective Delivery Date, the Borrower shall supply to the Facility Agent in re-writable electronic format a status report for each Fiscal Quarter to be delivered within thirty (30) days after the end of the relevant Fiscal Quarter (commencing with the Fiscal Quarter ending 31 December 2010) with respect to the construction of the Vessel (the “Borrower Construction Report”) in the form of the quarterly report to be provided by the Lenders’ Technical Advisor to CESCE (the “LTA Construction Report”), which shall include (without limitation) the following information:

(a)	details of the physical progress of the Vessel;

(b)	a schedule which describes such progress in percentages corresponding to the Vessel as a whole and to each section of the Vessel, in each case identifying the relevant scheduled completion dates;

(c)	details of any incident that may cause delays in the construction of the Vessel, including without limitation stock-up problems;

(d)	material modifications of any characteristic of the Vessel or any part thereof;

(e)	confirmation that the payments paid to the Shipbuilder correspond to the milestones in the Shipbuilding Contract or otherwise correspond to the progress of the Vessel; and

(f)

any other information as is required by CESCE, provided that the Borrower has received a written request therefor and has had a reasonable amount of time to act upon any such request taking into account any time period allotted to the Finance Parties by CESCE for such action.

19.3	CESCE and ICO Information

The Borrower shall from time to time promptly after the written request of the Facility Agent provide such information (financial or otherwise) under this Agreement as the ECA Coordinator may be required to provide to CESCE or ICO in accordance with the general terms and conditions of the CESCE Policy and/or the CARI (as applicable) or as otherwise required by CESCE or ICO.

19.4	Valuations

The Borrower shall supply a Valuation of the Vessel and any equipment thereon to the Security Agent and the Facility Agent (a) no later than thirty (30) days prior to the Effective Delivery Date (or such shorter period permitted by the Facility Agent in its sole discretion) and (b) no later than forty five (45) days prior to each annual anniversary of the Effective Delivery Date (or such shorter period permitted by the Facility Agent in its sole discretion), which Valuations in each such case shall be at the sole cost and expense of the Borrower. The Finance Parties may request (and the Borrower shall provide) additional Valuations at the sole cost and expense of the Finance Parties, provided that if such request is at CESCE’s instruction and/or if an Event of Default is continuing at the time of such request, the Valuation shall be at the Borrower’s sole cost and expense.

19.5	Shipbuilding Contract

The Borrower shall inform the Facility Agent promptly of (i) any amendment to the payment terms of the Borrower Instalments or, in the case of a Full Transfer, the Shipbuilding Contract and any change to the Scheduled Delivery Date, (ii) any other material amendment to the Shipbuilding Contract and (iii) any suspension or early termination of the Shipbuilding Contract.

19.6	Miscellaneous

The Borrower shall supply to the Facility Agent in electronic format:

(a)

all documents of a material nature dispatched by the Borrower to its shareholders generally and all documents dispatched to its creditors generally, in each case at the same time as they are dispatched;

(b)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened in writing or pending against any Obligor, and which would reasonably be expected to, if adversely determined, constitute a Material Adverse Event; and

(c)

promptly, such further information regarding the financial condition, business and operations of either Obligor as any Finance Party may reasonably request (through the Facility Agent) or as requested by CESCE and/or ICO (through the Facility Agent).

19.7	Notification of Default

(a)	The Borrower shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)

Promptly upon a request by the Facility Agent, the Borrower shall supply to the Facility Agent a certificate signed by a duly authorised signatory on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.8	“Know your Customer” Checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status or ownership of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of sub-paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in sub-paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in sub-paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.9	Change of Expected Delivery Date

In the event that the Borrower receives notification of a change in the Expected Delivery Date from the Shipbuilder or the Leasing Company, the Borrower shall promptly notify in writing the Facility Agent of such change and upon receipt of such notification and countersignature thereof by the Facility Agent, the Expected Delivery Date shall be deemed amended accordingly.

19.10	Notification of Intended Title Transfers

In the event that the Borrower receives notification of an intended transfer of title to the Vessel pursuant to the Underlying Contracts, the Borrower shall promptly notify in writing the Facility Agent thereof and provide a copy of such notice to the Facility Agent.

19.11	Notification of Establishment in the United Kingdom

In the event that the Borrower creates or decides to create a UK establishment within the meaning of the Overseas Companies Regulation (UK), the Borrower shall notify the Facility Agent in writing as soon as possible, but in any event no later than ten (10) Business Days prior to the opening of such establishment, and shall inform the Facility Agent of the name and address of the establishment and the date upon which the opening shall take effect.

20.	FINANCIAL COVENANTS

The undertakings in this Clause 20 (Financial Covenants) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Borrower Financial Covenant

(a)	The Borrower undertakes to procure that as of each measurement date described in this Clause 20.1 (Borrower Financial Covenant) the Fixed Charge Coverage Ratio shall not be less than 1.25x.

(b)

The Fixed Charge Coverage Ratio shall be determined (a) as of the last day of the third full Fiscal Quarter after the Effective Delivery Date (the “First FCC Calculation Date”) for the three (3) Fiscal Quarters ending on such day and (b) as of the last day of each Fiscal Quarter after the First FCC Calculation Date for the four (4) Fiscal Quarters ending on such day.

20.2	Guarantor Financial Covenants

The Guarantor undertakes to procure that as of each measurement date described in this Clause 20.2 (Guarantor Financial Covenants) throughout the term of this Agreement:

(a)	the Leverage Ratio, as determined as of the last day of each Fiscal Quarter, for the four (4) Fiscal Quarters ending on such day, shall not be more than 2.50x; and

(b)	the Interest Coverage Ratio, as determined as of the last day of each Fiscal Quarter, for the four (4) Fiscal Quarters ending on such day, shall not be less than 4.00x for such four Fiscal Quarter.

20.3	Vessel Financial Covenant

The Vessel FMV Ratio shall not be less than (a) 1.15x as of the Effective Delivery Date and (b) 1.20x as of each annual anniversary of the Effective Delivery Date.

20.4	Compliance Certificate

(a)

Commencing with the First FCC Calculation Date, as soon as practicable, but in any event no later than the deadline for the delivery of the Borrower’s Financial Statements set out in Clause 19.1(a) for such Fiscal Quarter or Fiscal Year, as applicable, the Borrower shall deliver to the Facility Agent a Compliance Certificate certifying its compliance with the financial covenant set out in Clause 20.1 (Borrower Financial Covenant).

(b)

As soon as practicable, but in any event no later than the deadline for the delivery of the Guarantor’s Financial Statements set out in Clause 19.1(b) for such Fiscal Quarter or Fiscal Year, as applicable, the Guarantor shall deliver to the Facility Agent a Compliance Certificate certifying its compliance with the financial covenants set out in Clause 20.2 (Guarantor Financial Covenants).

(c)

As soon as practicable, but in any event no later than thirty (30) days after each annual anniversary of the Effective Delivery Date, the Borrower shall deliver to the Facility Agent a Compliance Certificate certifying that the Vessel complies with the financial covenant set out in Clause 20.3 (Vessel Financial Covenant).

20.5	Matching Rights

(a)

In the event that the financial covenants granted by the Guarantor under any other credit facility of the same nature as the Senior Credit Facility are more favourable to the lenders under such facility than those set out in Clause 20.2 (Guarantor Financial Covenants):

(i)	the Guarantor shall immediately inform the Facility Agent of the existence and content of such covenants; and

(ii)

the Guarantor’s financial covenants set out in Clause 20.2 (Guarantor Financial Covenants), and any defined terms used or incorporated therein, shall be adjusted to be aligned with the financial covenants granted to such other lenders.

(b)

In the event that the financial covenants granted by the Guarantor under any other credit facility entered into with (all but not some of) the Lenders of the same nature as the Senior Credit Facility are less favourable under such facility than those set out in Clause 20.2 (Guarantor Financial Covenants):

(i)	the Guarantor shall inform the Facility Agent of the existence and content of such credit facility and covenants; and

(ii)

the Guarantor’s financial covenants set out in Clause 20.2 (Guarantor Financial Covenants), and any defined terms used or incorporated therein, shall be adjusted to be aligned with the financial covenants granted in such credit facility.

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 (General Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Facility Agent of,

any Authorisation required under any Applicable Law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

21.2	Compliance with Laws

(a)	Each Obligor shall comply in all respects with all Applicable Laws, if failure so to comply would materially impair its ability to perform its obligations under the Transaction Documents.

(b)

The funds that each Obligor shall use to pay any and all amounts due by it under the Transaction Documents shall not derive from, and shall not be connected to, any prohibited activities in any way whatsoever and each Obligor shall not commit (and shall use commercially reasonable efforts to procure that none of its employees commits), in whatever form, any act of corruption, active or passive (howsoever defined in any jurisdiction or by any international treaty) in any jurisdiction.

21.3	Amendments, Consents and Approvals under Transaction Documents

Each Obligor undertakes to the Finance Parties that until the Maturity Date it shall not, without the prior written consent of the Facility Agent (such consent not to be unreasonably withheld or delayed) amend, grant any consent or waiver under (other than amendments, consents and waivers of a purely formal, immaterial or technical nature) or terminate, rescind, cancel or repudiate any of the Transaction Documents to which it is or will be a party without the prior written consent of the Facility Agent.

21.4	Charters

(a)	The Borrower shall not and shall not permit any other person to let, lease, licence or charter the Vessel on a bareboat basis without the prior written consent of the Facility Agent.

(b)	The Borrower shall procure that the Time Charter remains in full force and effect at all times up to and including the Maturity Date.

(c)	The Borrower may permit the Time Charterer to let, lease, licence or charter the Vessel on a sub-time charter basis provided that:

(i)

the Guarantor or one of its Subsidiaries (including the Borrower) or a manager hired by the Borrower with the prior written consent of the Facility Agent shall at all times maintain full operational control of the Vessel and shall at all times be responsible for the maintenance, crew, classification and insurance of the Vessel;

(ii)	the Borrower shall remain responsible for the complete and proper performance of all of its obligations under this Agreement, the Bareboat Charter and the other Transaction Documents;

(iii)

any such sub-sub-charter shall expressly state that the rights of the sub-sub-charterer are subject and subordinate to the rights of the Finance Parties under the First Priority Mortgage (and any Replacement First Priority Mortgage) and the rights of the Finance Parties in respect of the Vessel will not be adversely affected by any such sub-sub-charter;

(iv)

the Borrower shall, within five (5) Business Days of the execution thereof, deliver to the Facility Agent a copy of any such sub-sub-charter entered into by the Time Charterer that is for a term of longer than twelve (12) months;

(v)	the rents payable by any sub-sub-charterer shall be at least equal to the rental payable to the Borrower pursuant to the Time Charter.

21.5	No Other Indebtedness or Encumbrances

The Borrower shall procure that there is no Indebtedness and there are no Encumbrances with respect to the Vessel and/or the equipment thereon, save for Permitted Indebtedness and Permitted Encumbrances.

21.6	Disposals

The Borrower undertakes to the Facility Agent that until the Maturity Date it shall not (unless expressly permitted under this Agreement), without the prior written consent of the Facility Agent (such consent not to be unreasonably withheld or delayed), sell, transfer, lease or otherwise dispose of all or any part of its tangible or intangible assets (whether by one transaction or a series of transactions and whether related or not) which has or is in the reasonable opinion of the Facility Agent likely to give rise to a Material Adverse Event.

21.7	Merger

(a)

Each Obligor undertakes to the Finance Parties that until the Maturity Date it shall not, without the prior written consent of the Facility Agent, merge or consolidate with any other company or person unless such Obligor remains the surviving entity and provided always that such merger, consolidation or participation will not shall in the reasonable opinion of the Facility Agent give rise to or result in the occurrence of a Material Adverse Event.

(b)	The Borrower undertakes not to take any participation in the share capital (or equivalent) of any other person.

21.8	Change of Business

Each Obligor shall procure that no substantial change is made to the general nature of its business or operations from that carried on at the date of this Agreement.

21.9	Security Agent’s Interest in the Vessel

In recognition of the rights of the Finance Parties as mortgagees of the Vessel or the Security Agent on behalf of the Finance Parties as mortgagee of the Vessel, as applicable, the Borrower shall, at all times after the Effective Delivery Date and at its own sole cost and expense:

(a)

defend the interest of the Finance Parties in the First Priority Mortgage or any Replacement First Priority Mortgage vis-à-vis third parties and shall, in the event of Compulsory Acquisition, Requisition for Hire, angary, theft, forfeiture, arrest or seizure of the Vessel, inform the Facility Agent promptly as soon as it becomes aware of the same and shall make all protests, file all actions, exercise all remedies and take all reasonably available measures to preserve the interests of the Finance Parties as mortgagees to recover the free use of the Vessel;

(b)

make known (and procure that it is made known) to all third parties to whom notification is necessary in order to preserve the rights of the Finance Parties as mortgagees, that the Vessel is and remains subject to the First Priority Mortgage or any Replacement First Priority Mortgage;

(c)	not (and procure each person that it permits to operate the Vessel shall not) purport or attempt to mortgage or pledge the Vessel, whether or not for compensation other than pursuant to the Mortgages;

(d)	not (and procure that no other person shall) create, incur or permit to arise or to exist upon the Vessel any Encumbrance whatsoever other than any Permitted Encumbrance;

(e)

ensure that there is on board the Vessel and accessible, copies of all drawings and specifications of the Vessel and all other documents which are required by Applicable Law to be kept on board the Vessel;

(f)

cause to be affixed on the bridge and in the master’s cabin of the Vessel in a completely visible position, and to maintain in such position unobscured and unobliterated, a framed notice inscribed with the following English text and a Spanish translation thereof:

“THIS VESSEL IS THE PROPERTY OF SANTANDER DE LEASING, S.A. ESTABLECIMIENTO FINANCIERO DE CRÉDITO WITH ITS REGISTERED OFFICE IN SPAIN, AND IS SUBJECT TO A FIRST PRIORITY MORTGAGE IN FAVOUR OF BNP PARIBAS AND CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK.”; and

(g)

in the event of a transfer of title to the Vessel to the Owner or the Borrower pursuant to the terms of the Underlying Contracts, cause the framed notice referred to in paragraph (f) above to be amended to include the name of the Owner or the Borrower, as applicable, as owner and mortgagor promptly after the date of such transfer of title.

21.10	Guarantor Covenants

The Guarantor undertakes that:

(a)	it will maintain its seventy five per cent. (75%) ownership, either directly or indirectly, of the Stock and voting rights in the Borrower; and

(b)

in the event that OTS 105 (or any Affiliate of OTS 105 that becomes a successor Shareholder by duly executing an Accession Deed) fails to make any capital contributions to the Borrower required to be made by OTS 105 (or such successor Shareholder) under the Equity Owners Agreement, the Guarantor shall cause JRM Norway (or any Affiliate of JRM Norway that becomes a successor Shareholder by duly executing an Accession Deed) to exercise its step-in, step-up or similar rights under the Equity Owners Agreement and make such capital contributions.

22.	OPERATIONAL COVENANTS

The undertakings in this Clause 22 (Operational Covenants) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Applicable Laws

(a)

The Borrower shall procure the compliance with all Applicable Laws, including, without limitation, all Environmental Laws and Environmental Approvals, and all relevant customs, usages and recognised practices in respect of the condition, repair, maintenance, modification, fuelling, supplying, manning, servicing, seaworthiness, use, employment or operation of the Vessel and documents to be maintained in respect of the Vessel and it shall procure that there are carried out and performed, at the Borrower’s own expense, all actions and formalities which are necessary or which are required under Applicable Law.

(b)	Without prejudice to the generality of paragraph (a) above, the Borrower shall procure:

(i)	that, in the operation of the Vessel, the rules of safety and hygiene, water pollution, the traffic regulations applicable at sea and in harbour and the rules regarding the control of persons on board and the competence and aptitude of officers and seagoing personnel are respected in all material respects; and

(ii)

the compliance in all material respects with, and shall procure that the Vessel at all times complies in all material respects with the requirements of, the ISM Code and the ISPS Code in force from time to time and promptly inform the Facility Agent if there is any threatened (in writing) or actual withdrawal of its document of compliance or of the Vessel’s safety management certificate (issued pursuant to the ISM Code).

22.2	Flag and Registration

(a)

Immediately upon Delivery of the Vessel, the Borrower shall at its own expense and in consultation with the Facility Agent, procure that the registration of the Vessel is effected in the relevant Maritime Registry, and thereafter take all action that is necessary to procure that such registration is maintained in force, except as permitted by paragraph (c) below.

(b)

The Borrower shall ensure that the Vessel will fly at all times the flag of, and will be registered in, the relevant Maritime Registry in the name of the Leasing Company or the Owner as applicable or immediately upon the transfer of title to the Vessel to the Borrower pursuant to the terms of the Underlying Contracts, in the name of the Borrower.

(c)	The Borrower shall procure that the relevant flag and/or the relevant Maritime Registry of the Vessel is not changed without the prior written consent of the Facility Agent unless:

(i)	the Borrower shall have provided at least ten (10) Business Days prior written notice to the Facility Agent (or such shorter period as the Facility Agent may agree);

(ii)	the flag under which the Vessel is to be registered is a Maritime Registry; and

(iii)

the Borrower procures the delivery to the Facility Agent of a Replacement First Priority Mortgage and, if so required by the Facility Agent, a Replacement Deed of Covenants together with a legal opinion in accordance with Clause 22.3(d) and otherwise complies with the requirements of Clause 22.3 (Mortgage Registration and Priority).

22.3	Mortgage Registration and Priority

(a)

The Borrower shall provide all assistance which is needed by the Security Agent relating to the registration on the Effective Delivery Date at the Borrower’s cost of the First Priority Mortgage (and to the filing of this Agreement, if applicable) with the relevant Maritime Registry.

(b)

Immediately after the transfer of title to the Vessel to the Owner pursuant to the terms of the Underlying Contracts the Borrower shall procure that the Owner grants a Replacement First Priority Mortgage over the Vessel to the Finance Parties and shall, if required by the Facility Agent, enter into a Replacement Deed of Covenants in favour of the Finance Parties.

(c)

Immediately after the transfer of title to the Vessel to the Borrower pursuant to the terms of the Underlying Contracts the Borrower shall grant a Replacement First Priority Mortgage over the Vessel to the Finance Parties and shall, if required by the Facility Agent, enter into a Replacement Deed of Covenants in favour of the Finance Parties.

(d)

The Borrower shall provide all assistance which is needed by the Finance Parties relating to the registration at the Borrower’s cost of any Replacement First Priority Mortgage required as result of any change of the Vessel’s flag or the Vessel’s owner (and to the filing of this Agreement, if applicable) with the Maritime Registry on the date of conclusion of such Replacement First Priority Mortgage and shall on such date, deliver to the Facility Agent a legal opinion in form an substance satisfactory to the Facility Agent from a reputable and experienced law firm acceptable to the Facility Agent in the jurisdiction of the Maritime Registry and addressed to the Lenders attesting to the registration of the Vessel in the name of the Leasing Company, the Owner or the Borrower (as applicable) as owner and the registration of the Replacement First Priority Mortgage and confirming the first priority rights of the Lenders under the Replacement First Priority Mortgage.

(e)

The Borrower agrees that and shall procure the Leasing Company’s and the Owner’s agreement that the rights, title and interest of the Borrower, the Leasing Company and the Owner (as applicable) in and to the Vessel shall be subject and subordinate in all cases to the First Priority Mortgage or any Replacement First Priority Mortgage (as applicable) and all rights and remedies of the Finance Parties, including without limitation the remedies of sale, charter or foreclosure.

22.4	Classification and Equipment

(a)

The Vessel shall at all times be classified in accordance with the specifications set forth in Article II clause 3 (Classification, Rules and Regulations) of the Shipbuilding Contract, or substantially the equivalent of any other Classification Society.

(b)

The Borrower may, from time to time, change the classification company of the Vessel provided that (i) such classification company is a Classification Society (ii) the Borrower has obtained the prior written approval of the Facility Agent (not to be unreasonably withheld or delayed) and (iii) the Borrower shall provide the Facility Agent with at least fifteen (15) Business Days’ (or such shorter period permitted by the Facility Agent in its sole discretion) prior written notice of any such change. All costs and expenses arising out of a change in the Classification Society (including without limitation, the costs associated with any reclassification works or class recommendation) shall be paid for by the Borrower.

22.5	Maintenance

The Borrower shall procure at its own cost that the Vessel is maintained in as good a condition as when delivered (ordinary wear and tear excepted) in accordance with all Applicable Laws, prudent industry standards and requirements of appropriate authorities.

22.6	Technical Records, Logs and Authorisation

The Borrower shall procure that all certificates, licences, permits records, logs, authorisation and registrations manuals, books, plans and other documents are maintained and kept current in accordance with Applicable Laws, prudent industry practice and requirements of appropriate authorities and that the same are complied with and that the Vessel is operated in accordance with the same.

22.7	Modifications

The Borrower shall procure that no structural changes, modifications, alterations or additions are at any time made or permitted to be made to the Vessel which would have the effect of materially diminishing the value or utility of the Vessel.

22.8	Cooperation with Lenders’ Technical Advisor

The Borrower shall cooperate fully with the reasonable requests of the Lenders’ Technical Advisor and provide any information reasonably requested by the Lenders’ Technical Advisor.

22.9	Inspection Rights

(a)

The Borrower shall procure that the Security Agent is at any time, at the Security Agent’s sole expense, on reasonable notice and provided that the operation of the Vessel is not unreasonably interrupted or impeded, allowed to inspect or instruct a duly authorised surveyor to inspect or survey the Vessel, the logs and technical records (unless such information is deemed confidential) to ascertain the condition of the Vessel and to satisfy the Security Agent and/or the Finance Parties that the Vessel is being operated, repaired and maintained in accordance with the provisions of this Agreement.

(b)

If a Default has occurred and is continuing (a) the cost of such inspection by the Security Agent shall be borne by the Borrower and (b) the Security Agent shall be granted unrestricted access to the logs, technical records and such other documentation as the Security Agent may reasonably request.

22.10	Information Regarding the Vessel

The Borrower shall provide the Security Agent promptly with all information available to the Borrower which the Security Agent may from time to time require following the request of any external regulatory body or internal credit committee or similar bodies within any of the Finance Parties or of CESCE or ICO regarding the Vessel, its condition, maintenance, employment, position or other operational matters relating thereto.

22.11	Environmental Claims

The Borrower shall notify the Facility Agent forthwith after becoming aware of the occurrence of:

(a)	any Environmental Claim involving the Borrower or the Vessel; and/or

(b)	any Environmental Incident involving the Borrower or the Vessel which may give rise to any Environmental Claim;

in either case involving an amount claimed of more than five million Dollars (USD 5,000,000) or which may in the reasonable opinion of the Facility Agent otherwise constitute or be likely to constitute a Material Adverse Event of which it is aware and keep the Facility Agent advised in writing on such regular basis and in such detail as the Facility Agent shall reasonably require of the nature of such Environmental Claim or Environmental Incident and the Borrower’s proposed and actual response thereto.

22.12	Management of the Vessel

The Borrower will ensure that at all times the management of the Vessel shall remain with the Guarantor or one of its Subsidiaries (including the Borrower) or a manager hired by the Borrower with the prior written consent of the Facility Agent.

22.13	Export of the Vessel

On or prior to the date on which the Vessel leaves the Spanish customs territory of the Shipbuilder, the Borrower shall deliver to the Facility Agent certified copies of any consents, authorisations, licences and approvals (if any) required by the Borrower or the Shipbuilder in connection with the export of the Vessel.

23.	INSURANCE

23.1	Required Insurances

(a)

The Borrower hereby undertakes that, at the Borrower’s own cost, it shall on the Effective Delivery Date obtain and at all times thereafter maintain the following Insurances in respect of the Vessel each with Approved Insurers and placed through Approved Insurance Brokers:

(i)	hull and machinery insurance and increased value or disbursements insurance;

(ii)	war and usual dispossession risks (including war protection and indemnity risks and terrorism risks up to the amount insured under Hull War, and including LPO n°444 or other applicable equivalent);

(iii)

protection and indemnity risks (including pollution liability risks) for the full tonnage of the Vessel in a protection and indemnity association or club member of the ‘International Group of P&I Clubs’; and

(iv)	all other insurances which are required by Applicable Law and international market practice for the operation of the Vessel.

(b)	The Borrower undertakes to effect the Insurances referred to in paragraph (a) above:

(i)	in Dollars;

(ii)

in the case of the Insurances referred to in paragraphs (a)(i) and (ii) above, on an agreed value basis in an amount which shall not be less than the Required Insured Value and with a deductible no greater than one million Dollars (USD 1,000,000) per claim;

(iii)

in the case of the Insurances referred to in paragraph (a)(iii) above, in an amount equal to the maximum limit of cover generally available including all customary contractual liability extensions in respect of the Borrower’s contractual exposures and generally taken out by reputable international shipowners from protection and indemnity associations that are members of the ‘International Group of P&I Clubs’ including (A) for pollution liability risks, the maximum limit of cover for which is currently one billion Dollars (USD 1,000,000,000), and (B) for other liability risks (save and except for passenger claims from cruise ships) the maximum limit of cover for which is currently approximately five billion Dollars (USD 5,000,000,000);

(iv)

with an Approved Insurance Broker and with Approved Insurer(s) provided however that the war and dispossession risks and protection and indemnity risks insurances may be effected with first class war risks and protection and indemnity risks associations or clubs that are member of the ‘International Group of P&I Clubs’;

(v)

with the Borrower named as assured in its capacity as charterer of the Vessel and the Security Agent named as sole loss payee in the case of a Total Loss and in the case of a partial loss or damage where the claim payable under the insurances is more than fifteen million Dollars (USD 15,000,000) in its capacity as agent on behalf of the Finance Parties, in each case warranted no operational interest and with full waiver of rights of subrogation, but without such party being liable to pay (but having the right to pay following the Borrower’s failure to pay and the expiry of any applicable grace period) premiums, calls, or other assessments in respect of such insurance or, in the case of the P&I Club entry, with the Security Agent or the Finance Parties, as applicable, noted as mortgagee(s) together with the P&I Club’s standard loss payable clause, and the Borrower shall procure that the P&I Club executes and provides its standard letter of undertaking addressed to the Security Agent; and

(vi)	on terms and conditions reasonably satisfactory to the Facility Agent and the Insurance Advisor.

23.2	Required Insurances

In addition to the Insurances referred to in Clause 23.1 (Required Insurances), as of the Effective Delivery Date, the Borrower shall upon the request of the Security Agent, or the Security Agent shall be entitled (in each case at the Borrowers’ cost) to, subscribe to any mortgagee interest insurance (MII) and/or mortgagee additional perils (pollution) insurance (MAP) which the Security Agent may from time to time effect in respect of the Vessel in an amount of no less than the Required Insured Value.

23.3	Insurance Covenants

(a)

The Borrower shall procure that prior to the expiry of any Insurance for the Vessel, such Insurance is renewed or replaced and the Approved Insurance Brokers and/or each Approved Insurer shall provide a letter of undertaking to the Finance Parties (in form and substance satisfactory to the Facility Agent and CESCE) in which it undertakes:

(i)	to inform the Finance Parties in writing within fourteen (14) days of any risk that any Insurance be cancelled, suspended, reduced significantly or not be renewed;

(ii)	not to cancel the Insurances without giving at least fourteen (14) days (or seven (7) days with respect to war risks) prior written notice to the Finance Parties; and

(iii)	to refrain from applying to the Finance Parties any pro rata sharing rule in case of loss.

(b)

The Borrower shall upon the date of renewal or replacement of any Insurance and on any other date requested by CESCE deliver to the Facility Agent a certificate of the Approved Insurance Broker evidencing that all Insurances required under this Agreement are in place.

(c)

All Insurance instruments shall (i) include or incorporate by reference the general and particular conditions, (ii) mention the name of the leading and other Approved Insurer with their pro rata share and (iii) state that the general average, if any, shall be settled according to the York Antwerp Rules of 1974, as amended in 1994.

(d)

In the event that any risk is insured with more than one Approved Insurer or insurance market, all Insurance instruments shall contain a “To Follow” clause and a law and jurisdiction clause each approved by the Facility Agent and CESCE.

(e)	None of the Insurance instruments shall be subject to retroactive cancellation of the Insurances for non-payment of premiums, save in respect of fraud.

23.4	Further Covenants

The Borrower hereby covenants in favour of the Finance Parties that the Borrower will at all times:

(a)	punctually pay all premiums, calls, contributions or other sums payable in respect of all Insurances and within any applicable grace period;

(b)	arrange for the execution of such guarantees as may from time to time be required by any protection and indemnity and/or war risks association;

(c)

procure that there is duly endorsed upon all Insurance instruments such loss payable clause, notice of assignment clause signed by the Borrower with respect to the Vessel and notice of cancellation clause as may be agreed herein or in connection herewith;

(d)

procure that certified copies of all Insurance instruments in due time (but not more frequently than annually and, in the case of a policy period of more than twelve (12) months, not more than once in each policy period) shall be delivered to and held by the Facility Agent;

(e)

procure that all Insurance instruments shall expressly provide that the Approved Insurers or the protection and indemnity and/or war risks association or club waives all rights of subrogation and all rights of recourse against the Finance Parties;

(f)

not employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the Insurance instruments (including any express or implied warranties contained therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe;

(g)

apply all such sums as are received by it in respect of the Insurances for the purpose of making good the loss and fully repairing all damage in respect whereof the insurance moneys shall have been received;

(h)	not make any material adverse alteration to the Insurances without the prior written consent of the Facility Agent acting reasonably;

(i)

not settle or compromise any claim under the Insurances in respect of a Total Loss of the Vessel unless the insurance recovery under such settlement or compromise will be sufficient to discharge the Required Insured Value;

(j)

that all necessary action is taken and all requirements are complied with which may, from time to time, be applicable to the Insurances (including, without limitation, the making of all requisite declarations within any prescribed time limits and the payment of any additional premiums or calls) so as to ensure that the Insurances are not made subject to any exclusions or qualifications that might have a material adverse effect on the Finance Parties to which the Facility Agent has not given its prior written consent;

(k)

in the event that it becomes the group-wide practice of the Borrower in respect of vessels similar to the Vessel to procure additional insurances or insurance cover in excess of the Insurances in respect of such similar vessels, that the same is procured in respect of the Vessel; and

(l)

procure that all steps under its control are taken to seek to avoid the occurrence of any act or omission, which would enable cancellation of any of the Insurances or render any of the Insurances invalid, void, unenforceable or render any sum paid out under any of the Insurances repayable in whole or in part.

23.5	Facility Agent’s Right to Insure

(a)

In the event that the Borrower fails to procure and maintain the Insurances in accordance with this Clause 23 (Insurance), the Facility Agent may (but shall not be obliged to), without prejudice to the rights of the Lenders under Clause 26.19 (Remedies), with prior written notice to the Borrower, procure and maintain insurance and entries in a protection and indemnity association or club as required herein and pay the premiums therefore at any time whilst such failure is continuing.

(b)

Upon the Facility Agent giving notice to the Borrower of any amounts of premiums so paid and of any other expenses properly incurred by the Facility Agent pursuant to this Clause 23.5 (Facility Agent’s Right to Insure), the Borrower shall reimburse the Facility Agent in full therefor no later than fifteen (15) days from the date of the Borrower’s receipt of such notice together with interest thereon at the Default Rate.

23.6	Abandonment

The Borrower shall procure that the Vessel is not abandoned unless as a result of a Total Loss and then with due notice to the Facility Agent in accordance with Clause 34 (Notices).

23.7	Additional Insurance

The Borrower, at its own benefit and cost, may arrange additional insurances by separate contracts, provided that such additional insurances shall not have any adverse effect on the Insurances or proceeds thereof or on the rights of the Finance Parties as assignees thereof to receive payment of the proceeds of the Insurances pursuant to and in accordance with this Agreement and the Security Documents.

23.8	Fleet Insurance

If any of the Insurances referred to in Clause 23.1 (Required Insurances) form part of any fleet cover, the Borrower will procure that any letter of undertaking provides that the Approved Insurance Brokers and Approved Insurers shall undertake to the Finance Parties that Approved Insurers shall neither set off against any claims in respect of the Vessel any premiums due in respect of other vessels under such fleet cover or any premiums due for other Insurances, nor cancel the insurance for reason of non-payment of premiums for other vessels under such fleet cover or other insurances.

23.9	Lenders’ Insurance Advisor

The Borrower shall pay and reimburse the Lenders for the reasonable fees and costs from time to time of the Lenders’ Insurance Advisor.

24.	LOSSES

24.1	Event of Loss

(a)

If an Event of Loss is suffered by the Vessel or the Vessel causes any damage or loss of any nature, the Borrower shall, in accordance with the normal practices of a prudent operator of vessels (taking into account the materiality or otherwise of the Event of Loss or other loss or damage in question), make claims to the relevant insurance companies or clubs.

(b)	The Borrower shall give the Security Agent written notice of any Event of Loss in an amount equal to or greater than the Major Casualty Amount within five (5) Business Days of becoming aware thereof.

(c)

The Borrower shall, upon the occurrence of an Event of Loss, take all reasonable steps to limit the extent of the damage. The Borrower alone will bear all costs not reimbursed or paid by the insurance companies.

24.2	Compulsory Acquisition

The Borrower shall promptly give the Security Agent written notice of any Compulsory Acquisition of the Vessel.

24.3	Insurance Proceeds

(a)	Where no Event of Default has occurred and is continuing:

(i)

any payment in respect of any damage or loss which is less than the Major Casualty Amount shall be payable directly to the Borrower or at its request to any repairer or supplier of replacement parts against an invoice, provided that:

(A)

the Borrower must first demonstrate to the reasonable satisfaction of the Facility Agent that the relevant repairs or replacement process, as applicable, can be commenced within ninety (90) days of the date of such damage or loss and completed within the earlier of one (1) year of the date of such damage or loss and two hundred seventy (270) days after commencement thereof; and

(B)

the failure of any of the conditions set forth in subclause (A) above to be satisfied in accordance with their terms shall constitute a mandatory prepayment event requiring the Borrower to (I) prepay the Loan in an amount equal to the relevant insurance payment (such prepayment to be applied to the Loan in the inverse order of maturity of amounts due thereunder) and (II) pay accrued interest and all amounts payable pursuant to Clause 9 (Broken Funding Indemnity) in respect of the amount so prepaid; and

(ii)

any payment in respect of any damage or loss which exceeds the Major Casualty Amount shall be payable (in full and not just as to the excess) to the Security Agent and applied to the Loan in accordance with Clause 32.5 (Partial Payments) or, if so requested by the Borrower and with the prior written consent of the Facility Agent, which shall not be withheld if no Default shall have occurred and be continuing, may be paid directly to the Borrower or at its request to any repairer or supplier of replacement parts against an invoice.

(b)

Where an Event of Default shall have occurred and be continuing, any payment in respect of any damage or loss shall be payable in accordance with the instructions of the Facility Agent and applied to the Loan in accordance with Clause 32.5 (Partial Payments).

(c)	Any payment in respect of a Total Loss made by the insurers shall be paid to the Security Agent (without prejudice to the obligation of the

Borrower pursuant to Clause 24.4 (Total Loss)) and applied to the Loan in accordance with Clause 32.5 (Partial Payments) and, if the Borrower has paid or procured the payment of all amounts due under Clause 24.4 (Total Loss), any insurance proceeds in respect of a Total Loss shall be paid to the Borrower.

24.4	Total Loss

(a)	The Borrower shall immediately provide notice in writing to the Security Agent of the occurrence of a Total Loss of the Vessel as soon as becoming aware of such Total Loss.

(b)

Following the occurrence of a Total Loss of the Vessel (whether or not notified by the Borrower), the Borrower shall pay (or procure the payment) to the Security Agent no later than the Total Loss Settlement Date the aggregate of:

(i)	the Loan computed as of the Total Loss Date;

(ii)	interest accrued on the Loan as of the Total Loss Date;

(iii)

all other amounts owed to the Finance Parties pursuant to the Finance Documents (including without limitation all amounts payable by the Borrower pursuant to Clause 9 (Broken Funding Indemnity)) as at the Total Loss Date; and

(iv)

any cost, expense, loss or liability suffered or properly incurred in connection with collecting the insurance proceeds or with determining whether any Total Loss has occurred in accordance with the terms of the Finance Documents;

less any amounts received in connection with such Total Loss prior to the Total Loss Settlement Date by the Security Agent directly from the insurers pursuant to Clause 24.3 (Insurance Proceeds).

(c)

For the avoidance of doubt, all amounts referred to in this Clause 24.4 (Total Loss) if paid after the Total Loss Settlement Date shall bear interest at the Default Rate from the Total Loss Settlement Date until the date of actual payment.

(d)

Notwithstanding the occurrence of a Total Loss and until the release of the Security Documents in respect of the Vessel, as provided for below, or until the abandonment of the Vessel to the insurers, the Borrower shall (in the case of a constructive, compromised, agreed or arranged Total Loss) remain in exclusive possession of the Vessel and will assume all risks in connection therewith. In the event of the Vessel becoming a wreck or obstruction to navigation, the Borrower shall indemnify each Finance Party against any duly evidenced costs, expenses, losses and liabilities suffered or properly incurred by such Finance Party as a consequence thereof, other than any such costs, expenses, losses or liabilities resulting from the gross negligence or wilful misconduct of such Finance Party.

24.5	Release of Security

At such time as the Borrower shall have paid irrevocably and unconditionally in full all amounts payable by the Borrower in accordance with Clause 24.4(b), all Security Documents held by the Security Agent in respect of the Vessel shall, at the Borrower’s cost, be released.

25.	WAR - REQUISITION FOR HIRE

25.1	Acts of War

(a)

The Borrower shall not employ the Vessel, or suffer its employment, in any territory where Acts of War are occurring and shall at all times remain exclusively responsible for all consequences resulting from any Acts of War which may affect the Vessel or any part thereof and shall take all actions necessary in order to ensure the safety of the Vessel, the crew and the passengers.

(b)

If Acts of War occur in a country in which the Vessel is to call, or in the country under whose flag the Vessel is operated which poses a material risk to the Vessel or the crew, the Borrower shall remove the Vessel without delay (if the Vessel is not already in a safe port or safe waters) to safety.

(c)

Notwithstanding paragraphs (a) and (b) above, the Borrower shall have the right to operate the Vessel in a territory where Acts of War are occurring, provided that the Borrower’s war risk insurers have confirmed to the Borrower and upon its request to the Security Agent that the Vessel is held covered under the Insurances for the voyage(s) in question.

25.2	Requisitions for Hire

For so long as no Event of Default has occurred and is continuing, any Requisition Proceeds for Requisition for Hire in respect of the Vessel shall be paid to the Borrower. Where an Event of Default has occurred and is continuing, Requisition Proceeds for Requisition for Hire in respect of the Vessel shall be paid to the Security Agent and applied to the Loan in accordance with Clause 32.5 (Partial Payments).

25.3	Continuance of Obligations

The Borrower shall, throughout any period referred to in Clause 25.1 (Acts of War) and Clause 25.2 (Requisitions for Hire), continue to perform all of its obligations under this Agreement, notwithstanding any interruption of the operation of the Vessel.

26.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 26 (Events of Default) is an Event of Default (save for Clause 26.19 (Remedies)).

26.1	Non-payment

(a)	The Borrower does not pay on the due date any amount of principal required to be paid under this Agreement;

(b)

The Borrower does not pay on the due date any other amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless (i) if such failure to pay is attributable solely to a Disruption Event, payment is made within five (5) Business Days of its due date and (ii) in all other cases, payment is made within three (3) Business Days of its due date.

26.2	Financial Covenants

Any requirement of Clause 20 (Financial Covenants) is not satisfied unless such requirement is remedied within twenty (20) days of the earlier of (A) the Facility Agent or the Security Agent giving notice to the Borrower (on behalf of the Obligors) and (B) the relevant Obligor becoming aware of the failure to comply.

26.3	Illegality, etc.

Any of the Transaction Documents, the CESCE Policy or the CARI ceases to be lawful, valid, effective or enforceable or is terminated, suspended, rescinded, cancelled or repudiated by any of the parties thereto or any of the Security Documents ceases to constitute a first priority security interest (subject solely to Permitted Encumbrances) in favour of the Security Agent where any of the foregoing is attributable to or connected to or as a result of any action or omission of an Obligor.

26.4	Amendment of Transaction Documents

Any Transaction Document is amended, or any consent or waiver is granted thereunder, without the prior written consent of the Facility Agent (other than amendments, consents and waivers of a purely formal, immaterial or technical nature).

26.5	Failure to Insure or Failure to Pay Premium

(a)

At any time any of the Insurances ceases to be in full force and effect for any reason (it being acknowledged that the fact that the Security Agent shall have taken out insurances relating to the Vessel pursuant to Clause 23.5 (Facility Agent’s Right to Insure) shall not prevent an Event of Default under this Clause 26.5 (Failure to Insure or Failure to Pay Premium) from being deemed to have occurred and being continuing).

(b)

Without prejudice to paragraph (a) above, if at any time the Borrower fails to pay any insurance premium under the Insurances unless such premium is paid within ten (10) Business Days of the Borrower having received written notice of such failure.

26.6	Breach of other Insurance Obligations

Without prejudice to Clause 26.5 (Failure to Insure or Failure to Pay Premium), the Borrower fails to comply with any of its other obligations pursuant to Clause 23 (Insurance) which the Security Agent considers to be material and such failure is not remedied within ten (10) Business Days of the Borrower having received written notice of such failure.

26.7	Other Obligations

(a)

An Obligor or the Leasing Company does not comply with any provision of the Finance Documents (other than those referred to in Clause 26.1 (Non-payment), Clause 26.2 (Financial Covenants), Clause 26.5 (Failure to Insure or Failure to Pay Premium), Clause 26.6 (Breach of other Insurance Obligations) and Clause 26.15 (Applicable Laws, Maintenance of Vessel, etc.) in respect of which the terms of the relevant Clause shall apply).

(b)

No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within twenty (20) Business Days of the earlier of (A) the Facility Agent or the Security Agent giving notice to the Borrower and (B) the relevant Obligor becoming aware of the failure to comply.

26.8	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor, the Leasing Company or the Owner in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made and the circumstance giving rise thereto has not been remedied by the relevant Obligor within twenty (20) Business Days of the earlier of (A) the Facility Agent or the Security Agent giving notice to the Borrower and (B) the relevant Obligor becoming aware of such misrepresentation.

26.9	Borrower Cross Default or Cross Acceleration

(a)	Any Indebtedness of the Borrower is not paid when due nor within any originally applicable grace period.

(b)	Any Indebtedness of the Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Indebtedness of the Borrower is cancelled or suspended by a creditor of the Borrower as a result of an event of default (however described).

(d)	Any creditor of the Borrower becomes entitled to declare any Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described).

(e)

No Event of Default will occur under this Clause 26.9 (Borrower Cross Default or Cross Acceleration) if the aggregate amount of Indebtedness or commitment for Indebtedness of the Borrower falling within paragraphs (a) to (d) above is less than one million Dollars (USD 1,000,000) (or its equivalent in any other currency or currencies).

26.10	Guarantor Cross Acceleration

(a)	Any Indebtedness of the Guarantor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(b)

No Event of Default will occur under this Clause 26.10 (Guarantor Cross Acceleration) if the aggregate amount of Indebtedness of the Guarantor falling within paragraph (a) above is less than ten million Dollars (USD 10,000,000) (or its equivalent in any other currency or currencies).

26.11	Arrest

The Vessel is arrested, forfeited, seized or taken in enforcement of any Encumbrance or judgment and the Vessel is not released or such arrest, forfeiture or seizure is not being contested in good faith by the Borrower with adequate reserves having been made by the Borrower and, even if being so contested, continues for a period of sixty (60) days.

26.12	Insolvency

(a)

An Obligor, the Leasing Company (for so long as it is the owner of the Vessel), the Owner (for so long as it is the owner of the Vessel) or JRM Norway (or any Affiliate of JRM Norway that becomes a successor Shareholder by duly executing an Accession Deed) is unable or admits inability to pay its debts as they fall due, suspends making payments generally on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with its creditors generally with a view to rescheduling its indebtedness.

(b)

The value of the assets of any Obligor, the Leasing Company (for so long as it is the owner of the Vessel), the Owner (for so long as it is the owner of the Vessel) or JRM Norway (or any Affiliate of JRM Norway that becomes a successor Shareholder by duly executing an Accession Deed) is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor or JRM Norway (or any Affiliate of JRM Norway that becomes a successor Shareholder by duly executing an Accession Deed).

26.13	Insolvency Proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor, the Leasing Company (for so long as it is the owner of the Vessel) or JRM Norway (or any Affiliate of JRM Norway that becomes a successor Shareholder by duly executing an Accession Deed);

(b)

a composition, compromise, assignment or arrangement with any creditor of any Obligor, the Leasing Company (for so long as it is the owner of the Vessel) or JRM Norway (or any Affiliate of JRM Norway that becomes a successor Shareholder by duly executing an Accession Deed) with respect to any material obligation of such person;

(c)

the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor, the Leasing Company (for so long as it is the owner of the Vessel) or JRM Norway (or any Affiliate of JRM Norway that becomes a successor Shareholder by duly executing an Accession Deed) or any of the Borrower’s assets or all or a substantial part of the assets of the Guarantor or, for so long as it is the owner of the Vessel, the Leasing Company; or

(d)

enforcement of any Encumbrance over all or a substantial part of the assets of any Obligor, the Leasing Company (for so long as it is the owner of the Vessel) or JRM Norway (or any Affiliate of JRM Norway that becomes a successor Shareholder by duly executing an Accession Deed);

or any analogous procedure or step is taken in any jurisdiction (other than with respect to any winding up petition which is frivolous or vexatious and is discharged, stayed or dismissed within sixty (60) days of commencement).

26.14	Cessation of Business

Either Obligor suspends or threatens to suspend or ceases to carry on or threatens to cease to carry on all or a substantial part of the business in which it is engaged as of the date of this Agreement.

26.15	Applicable Laws, Maintenance of Vessel, etc.

(a)	The Borrower fails to comply in any material respect with any of its obligations in Clause 22.1 (Applicable Laws), Clause 22.5 (Maintenance) or Clause 22.6 (Technical Records, Logs and Authorisation).

(b)

No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within twenty (20) Business Days of the earlier of (A) the Facility Agent or the Security Agent giving notice to the Borrower and (B) the relevant Obligor becoming aware of the failure to comply.

26.16	Registration

Except as permitted hereunder, the Borrower shall do or cause to be done any act or thing which would make void or voidable the registration of the Vessel and/or the First Priority Mortgage or any Replacement First Priority Mortgage (as applicable) or the Vessel shall cease to be registered under the flag of the relevant Maritime Registry and such registration is not reinstated within two (2) Business Days.

26.17	Judgements

On or more judgements, injunctions, orders or other similar process (in the case of a monetary judgement, for an amount in the aggregate in excess of ten million Dollars (USD 10,000,000) in the case of the Guarantor or one million Dollars (USD 1,000,000) in the case of the Borrower where such aggregate amount is not covered by insurance by a solvent and unaffiliated insurance company in the case of the Guarantor or by an Approved Insurer in the case of the Borrower) shall be rendered against an Obligor and shall remain unpaid and either (a) enforcement proceedings shall have been commenced by any creditor upon such judgement, injunction or order or (b) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgement, injunction or order, by reason of pending appeal or otherwise, shall not be in effect.

26.18	Change of Control

A Change of Control occurs.

26.19	Remedies

On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower do all or any of the following:

(a)	cancel all or any part of the Total Commitments whereupon they shall immediately be cancelled;

(b)

declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders;

(d)	proceed by appropriate court action to enforce performance by the Borrower of the applicable covenants and provisions of this Agreement and/or to recover damages for the breach thereof;

(e)	instruct the Security Agent to proceed with the enforcement of all or any of the Security Documents;

(f)	demand that the Borrower immediately cease to operate the Vessel;

(g)	exercise any and all rights, remedies, powers and discretions available to the Finance Parties under the Finance Documents and/or Applicable Law; and/or

(h)	terminate this Agreement.

27.	CHANGES TO THE LENDERS

27.1	Assignments and Transfers by the Lenders

Subject to this Clause 27 (Changes to the Lenders), a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

27.2	Conditions of Assignment or Transfer

(a)

The consent of the Guarantor is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender or unless an Event of Default has occurred and is continuing.

(b)

The consent of the Guarantor to an assignment or transfer must not be unreasonably withheld or delayed. The Guarantor will be deemed to have given its consent ten (10) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Guarantor within that time.

(c)	The prior written consents of CESCE and ICO are required for an assignment or transfer by an Existing Lender.

(d)

Any partial assignments (other than to another Lender or to an Affiliate of a Lender), must be for a minimum amount of five million Dollars (USD 5,000,000) unless otherwise agreed by the Borrower and the Facility Agent.

(e)	An assignment will only be effective on:

(i)

receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)

performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

(f)	A transfer will only be effective if the procedure set out in Clause 27.5 (Procedure for Transfer) is complied with.

(g)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)

as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or a Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(h)

Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

27.3	Assignment or Transfer Fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of three thousand five hundred Dollars (USD 3,500).

27.4	Limitation of Responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the CESCE Policy, the CARI or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document, the CESCE Policy, the CARI or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Transaction Document, the CESCE Policy and the CARI; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 27 (Changes to the Lenders); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

27.5	Procedure for Transfer

(a)	Subject to the conditions set out in Clause 27.2 (Conditions of Assignment or Transfer) a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)

The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents, each Obligor on the one hand and the Existing Lender on the other hand shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)

each Obligor on the one hand and the New Lender on the other hand shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Obligors and the New Lender have assumed and/or acquired the same in place of the Obligors and the Existing Lender;

(iii)

the Facility Agent, the Mandated Lead Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Mandated Lead Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

27.6	Procedure for Assignment

(a)

Subject to the conditions set out in Clause 27.2 (Conditions of Assignment or Transfer) an assignment may be effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)

The Facility Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	On the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)

the Existing Lender will be released by the Obligors and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)

Lenders may utilise procedures other than those set out in this Clause 27.6 (Procedure for Assignment) to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor, CESCE and ICO or unless in accordance with Clause 27.5 (Procedure for Transfer), to obtain a release by such Obligor from the obligations owed to it by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 27.2 (Conditions of Assignment or Transfer).

27.7	Copy of Transfer Certificate or Assignment Agreement to Borrower

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

27.8	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 27 (Changes to the Lenders), each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, pledge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve, central bank or state owned (directly or indirectly) financial institution; and

(b)

in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, pledge, assignment or Security shall:

(i)

release the relevant Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for such Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

28.	CHANGES TO THE BORROWER

28.1	Assignments and Transfer by the Borrower

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

29.	THE ADMINISTRATIVE PARTIES

29.1	Appointment of the Facility Agent

(a)	Each Finance Party (other than the Facility Agent) hereby appoints the Facility Agent and authorises the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)

Each Finance Party (other than the Facility Agent) irrevocably authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)	The Facility Agent hereby accepts its appointment pursuant to this Clause 29.1 (Appointment of the Facility Agent).

29.2	Appointment of the Security Agent

(a)

Each Finance Party (other than the Security Agent) hereby and pursuant to the Security Agent Power appoints the Security Agent and authorises the Security Agent to act as its agent to execute, hold, administer and enforce the Finance Parties’ rights under the Security Documents on its behalf and on behalf of the other Finance Parties in accordance with the terms hereof.

(b)

Each Finance Party (other than the Security Agent) hereby and pursuant to the Security Agent Power irrevocably authorises, empowers and directs the Security Agent to take such action on its behalf under the provisions of this Agreement and any other Finance Documents and to exercise such rights, powers and discretions hereunder and thereunder as are specifically delegated to the Security Agent hereunder and thereunder and such rights, powers and discretions as are reasonably incidental thereto.

(c)	The Security Agent hereby accepts its appointment pursuant to this Clause 29.2 (Appointment of the Security Agent) and the Security Agent Power.

29.3	Appointment of the ECA Coordinator

(a)

Each Finance Party (other than the ECA Coordinator) hereby appoints the ECA Coordinator and authorises the ECA Coordinator to act as its agent and coordinator with respect to CESCE and ICO and under and in connection with the CESCE Policy and the CARI.

(b)

Each Finance Party (other than the ECA Coordinator) irrevocably authorises the ECA Coordinator to exercise the rights, powers, authorities and discretions specifically given to the ECA Coordinator under or in connection with the Finance Documents, the CESCE Policy and the CARI together with any other incidental rights, powers, authorities and discretions.

(c)	The ECA Coordinator hereby accepts its appointment pursuant to this Clause 29.3 (Appointment of the ECA Coordinator).

29.4	Duties of the Facility Agent

(a)	Subject to paragraph (b) below, the Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)	Without prejudice to Clause 27.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), paragraph (a) above shall not apply to any Transfer Certificate or to any Assignment Agreement.

(c)

Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)

If the Facility Agent receives notice from another Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders.

(e)

If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party under this Agreement it shall promptly notify the Borrower and the relevant Finance Parties.

(f)	The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

29.5	Duties of the Security Agent

(a)

The Security Agent shall act in accordance with any instructions from the Facility Agent given in accordance with the terms of this Agreement in respect of this Agreement or any of the other Finance Documents, provided that it has been indemnified and/or provided with security to its satisfaction against all actions, proceedings, claims and demands to which it may render itself liable and all costs, charges, damages, expenses and liabilities which it may incur by so doing.

(b)	The Security Agent shall not amend, vary or supplement the terms of any of the Finance Documents to which it is a party without the prior written consent of the Facility Agent.

(c)

Each Finance Party hereby acknowledges and agrees that it shall have no entitlement to make any claim or to take any action whatsoever under or in connection with the Finance Parties’ rights under the Security Documents except through the Security Agent and that all of the rights of the Finance Parties under the Security Documents shall only be exercised by the Security Agent.

29.6	Duties of the ECA Coordinator

(a)

The ECA Coordinator shall execute and deliver for and on behalf of the Finance Parties all documents that are necessary or desirable in connection with the CESCE Policy and the CARI and each Finance Party shall be bound by the terms and conditions of the CESCE Policy and the CARI as if it had executed and delivered such agreement for and in its own name.

(b)

The ECA Coordinator shall furnish promptly to each other Finance Party a copy of each material written communication received by it from, or sent by it to, CESCE expressly relating to the CESCE Policy and ICO expressly relating to the CARI. The ECA Coordinator shall not take any action under the CESCE Policy or the CARI without the consent of the Majority Lenders (which consent shall not be unreasonably withheld), unless the ECA Coordinator has reasonably determined that such action would not be detrimental to the coverage provided to the Finance Parties thereunder.

(c)	Each Finance Party hereby acknowledges and agrees that it shall have no entitlement to make any claim or to take any action whatsoever under or in connection with the CESCE Policy or the CARI except through the ECA Coordinator and that all of the rights of the Finance Parties under the CESCE Policy and the CARI shall only be exercised by the ECA Coordinator.

29.7	Roles of the Mandated Lead Arrangers and the Documentation Bank

Except as specifically provided in the Finance Documents, none of the Mandated Lead Arrangers or the Documentation Bank has any obligations of any kind to any person under or in connection with any Transaction Document.

29.8	No Fiduciary Duties

(a)	Nothing in this Agreement constitutes any Administrative Party as a trustee or fiduciary of any other person.

(b)	No Administrative Party shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

29.9	Business with the Obligors

Each Administrative Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor.

29.10	Rights and Discretions of the Administrative Parties

(a)	Each Administrative Party may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)

any statement made by a director, duly authorised officer, signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	Each Administrative Party may assume (unless it has received notice to the contrary in its capacity as an Administrative Party) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 26.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of the Guarantor.

(c)

Each of the Facility Agent, the Security Agent and the ECA Coordinator may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts, including without limitation the Professional Advisors.

(d)	Each Administrative Party may act in relation to the Finance Documents through its personnel and agents.

(e)	The Administrative Parties may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)

Notwithstanding any other provision of any Finance Document to the contrary, no Administrative Party is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any Law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(g)

Each of the Security Agent and the ECA Coordinator may, in its absolute discretion, refrain from taking any (or any further) action or exercising any right, power, authority or discretion under or in respect of this Agreement or any other Finance Document to which it is a party until it has received instructions from the Facility Agent in accordance with the terms of this Agreement as to whether (and/or the way in which) such action, right, power, authority or discretion is to be taken or exercised.

29.11	Lenders’ Instructions

(a)	Unless a contrary indication appears in a Finance Document, each of the Facility Agent and the ECA Coordinator shall:

(i)

exercise or refrain from exercising any right, power, authority or discretion vested in it as an Administrative Party under the Finance Documents or under the CESCE Policy or the CARI in accordance with any instructions given to it by the Majority Lenders provided always that the ECA Coordinator shall not be bound to follow instructions that might in its sole opinion be contrary to the terms of the CESCE Policy or the CARI or inconsistent with instructions or directions received from CESCE or CARI; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)

In the event of any conflict between the instructions of the Majority Lenders on one hand and of CESCE or ICO on the other hand, the Facility Agent and the ECA Coordinator shall act in accordance with the instructions of the Majority Lenders.

(c)	Each of the Facility Agent and the ECA Coordinator may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)

In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), each of the Facility Agent and the ECA Coordinator may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

29.12	Responsibility for Documentation

No Administrative Party is responsible:

(a)

for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Party or any other person which is given in or in connection with any Transaction Document, the CESCE Policy or the CARI;

(b)

for the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, the CESCE Policy, the CARI or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Transaction Document, the CESCE Policy or the CARI; or

(c)

for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

29.13	Exclusion of Liability

(a)

Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 32.8 (Disruption to Payment Systems, Etc.)), no Administrative Party will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)

Subject to Clause 1.3 (Third Party Rights), no Party other than an Administrative Party may take any proceedings against any officer, employee or agent of such Administrative Party in respect of any claim such Party might have against such Administrative Party or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of such Administrative Party may rely on this Clause.

(c)

No Administrative Party will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by such Administrative Party if such Administrative Party has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by such Administrative Party for that purpose.

(d)

Nothing in this Agreement shall oblige any Administrative Party to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Administrative Parties that such Lender is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by an Administrative Party.

(e)

The Obligors acknowledge and agree that each Administrative Party may be required to exercise or refrain from exercising its rights, powers, authorities and discretions under, or in connection with, the Finance Documents in accordance with any instructions given to it by CESCE and/or ICO and will not be acting or making any determination unreasonably if such action or such determination is made in accordance with the Finance Documents and any such instructions given to such Administrative Party by CESCE and/or ICO.

29.14	Lenders’ Indemnity to the Facility Agent, Security Agent and ECA Coordinator

Without prejudice to any of the obligations of the Obligors under this Agreement or the other Finance Documents, each Lender shall severally (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, the Security Agent and the ECA Coordinator, within five (5) Business Days of demand, against any cost, expense, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by such Administrative Party (otherwise than by reason of such Administrative Party’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 32.8 (Disruption to Payment Systems, Etc.) notwithstanding the Facility Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) in acting as such Administrative Party under the Finance Documents (unless such Administrative Party has been reimbursed by an Obligor pursuant to a Finance Document).

29.15	Resignation of the Facility Agent, Security Agent and ECA Coordinator

(a)	Subject always to the prior written consent of CESCE and ICO:

(i)	each of the Facility Agent, the Security Agent and the ECA Coordinator may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Borrower;

(ii)	alternatively, any such Administrative Party may resign by giving at least thirty (30) days’ notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower, solely if the Borrower is reasonably available for such consultation) may appoint a successor to such Administrative Party; and

(iii)

if the Majority Lenders have not appointed a successor to such Administrative Party in accordance with sub-paragraph (ii) above within twenty (20) days after notice of resignation was given, the retiring Administrative Party (after consultation with the Borrower, solely if the Borrower is reasonably available for such consultation) may appoint a successor person as such Administrative Party.

(b)

The retiring Administrative Party shall, at its own cost, make available to the successor Administrative Party such documents and records and provide such assistance as the successor Administrative Party may reasonably request for the purposes of performing its functions as Administrative Party under the Finance Documents, the CESCE Policy and/or the CARI.

(c)	The resignation notice of any Administrative Party shall only take effect upon the appointment of a successor.

(d)

Upon the appointment of a successor (and in the case of a successor Security Agent the execution of amendments to Security Documents to replace the Security Agent or replacement Security Documents substantially in the form of those Security Documents then in existence and for the avoidance of doubt in each case in form and substance satisfactory to the remaining Finance Parties), the retiring Administrative Party shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 29 (The Administrative Parties). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(e)

After consultation with the Borrower, solely if the Borrower is reasonably available for such consultation, the Majority Lenders may, by notice to the Facility Agent, require any of the Facility Agent, the Security Agent or the ECA Coordinator to resign in accordance with paragraph (a)(ii) above. In this event, such Administrative Party shall resign in accordance with paragraph (a)(ii) above.

(f)

For the avoidance of doubt, any consultation right of the Borrower described in this Clause 29.15 (Resignation of the Facility Agent, Security Agent and ECA Coordinator) shall not be construed as a consent or approval right.

29.16	Confidentiality

(a)

In acting as agent for the Lenders, each of the Facility Agent, the Security Agent and the ECA Coordinator shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)

If information is received by another division or department of the relevant Administrative Party, it may be treated as confidential to that division or department and such Administrative Party shall not be deemed to have notice thereof.

29.17	Relationship with the Lenders

(a)

The Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 34.5 (Electronic Communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 34.2 (Addresses) and paragraph (a)(iii) of Clause 34.5 (Electronic Communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

29.18	Credit Appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Transaction Document, the CESCE Policy and the CARI, each Lender confirms to the Administrative Parties that such Lender has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Transaction Document, the CESCE Policy and the CARI, including but not limited to:

(a)	the financial condition, status and nature of each Obligor;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, the CESCE Policy, the CARI and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document, the CESCE Policy or the CARI;

(c)

whether that Lender has recourse, and the nature and extent of that recourse, against any other Party or any of its respective assets under or in connection with any Transaction Document, the CESCE Policy, the CARI, the transactions contemplated by the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document, the CESCE Policy or the CARI; and

(d)

the adequacy, accuracy and/or completeness of any other information provided by the Facility Agent, the ECA Coordinator, any other Party or by any other person under or in connection with any Transaction Document, the CESCE Policy, the CARI, the transactions contemplated by the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document, the CESCE Policy or the CARI.

29.19	Representations and Warranties by the Lenders

Each Lender represents and warrants to the Facility Agent and the ECA Coordinator that:

(a)	it has reviewed the Oferta de Condiciones provided by CESCE upon which the CESCE Policy will be based and has reviewed a draft of the CARI and is fully aware of the provisions thereof;

(b)

the representations and warranties made by the ECA Coordinator for and on behalf of each Lender under the Oferta de Condiciones (if any) and to be made by the Facility Agent under the CARI once executed are or will be (as the case may be) true and correct with respect to such Lender in all respects, and

(c)

no information provided by such Lender in writing to the Facility Agent, the ECA Coordinator, CESCE or ICO prior to the date hereof was incomplete, untrue or incorrect in any respect except to the extent that such Lender, in the exercise of reasonable care and due diligence prior to the giving of the information, could not have discovered the error or omission. Each Lender represents and warrants that it has not taken (or failed to take), and agrees that it shall not take (or fail to take), any action that would result in the Facility Agent or the ECA

Coordinator being in breach of any of its obligations in its capacity as Facility Agent or ECA Coordinator, as applicable, under the CESCE Policy, the CARI or the Transaction Documents or result in the Lenders being in breach of any of their respective obligations under the ICO or as insured parties under the CESCE Policy or which would otherwise prejudice the ECA Coordinator’s ability to make a claim on behalf of the Lenders under the CESCE Policy.

29.20	Deduction from Amounts Payable by the Facility Agent or ECA Coordinator

If any Party owes an amount to the Facility Agent or the ECA Coordinator under the Finance Documents, the CESCE Policy or the CARI, the Facility Agent or the ECA Coordinator, as applicable, may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent or the ECA Coordinator would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

29.21	Co-operation with the Administrative Parties

Each Lender and each Obligor undertakes to co-operate with the Administrative Parties to comply with any legal requirements imposed on the Administrative Parties in connection with the performance of its duties under this Agreement, any other Transaction Document, the CESCE Policy and the CARI and shall supply any information reasonably requested by the Administrative Parties in connection with the proper performance of those duties.

29.22	Communications with the Facility Agent

The Borrower is entitled to rely on any communication, waiver, consent, instruction or similar information received from the Facility Agent which shall be deemed to originate from the Facility Agent and the Lenders.

30.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

Without prejudice to the obligations of the Finance Parties to refund a Tax Credit pursuant to and in accordance with Clause 12.4 (Tax Credit), no provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

31.	SHARING AMONG THE FINANCE PARTIES

31.1	Payments to Finance Parties

If a Lender (a “Recovering Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 32 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Party shall, within three Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)

the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 32 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Party shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Party as its share of any payment to be made, in accordance with Clause 32.5 (Partial Payments).

31.2	Redistribution of Payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Lenders (other than the Recovering Party) (the “Sharing Parties”) in accordance with Clause 32.5 (Partial Payments) towards the obligations of that Borrower to the Sharing Parties.

31.3	Recovering Finance Party’s Rights

On a distribution by the Facility Agent under Clause 31.2 (Redistribution of Payments) of a payment received by a Recovering Party from an Obligor, as between such Obligor and the Recovering Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by such Obligor.

31.4	Reversal of Redistribution

If any part of the Sharing Payment received or recovered by a Recovering Party becomes repayable and is repaid by that Recovering Party, then:

(a)	each Sharing Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Party for its proportion of any interest on the Sharing Payment which that Recovering Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by such Obligor.

31.5	Exceptions

(a)

This Clause 31 (Sharing Among the Finance Parties) shall not apply to the extent that the Recovering Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Party is not obliged to share with any other Lenders any amount which the Recovering Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Lender of the legal or arbitration proceedings; and

(ii)

that other Lender had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

32.	PAYMENT MECHANICS

32.1	Payments to the Facility Agent

(a)

On each date on which the Borrower or a Lender is required to make a payment under this Agreement, the Borrower or such Lender (as applicable) shall make the same available to the Facility Agent (unless a contrary indication appears in any Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	All payments to be made by the Borrower under this Agreement shall be made in Dollars in immediately available funds to the account of the Facility Agent with the following references:

USD Bank:	BNP Paribas SA, New York Branch
919 Third Avenue
New York, New York 10022
USA
Account:	0200 194 093 001 36
SWIFT Address:	BNPAUS3NXXX

Beneficiary Account Bank:	BNP Paribas Paris / 08133 BOCI credits acheteurs
SWIFT Address:	BNPAFRPPXXX
Credit references:	North Ocean 105 Norway CESCE loan dated 30 September 2010

or to such other account in the principal financial centre of the country of that currency with such bank as the Facility Agent specifies.

(c)

For any payment to be made by the Borrower, the Borrower shall ensure that the Facility Agent receives a SWIFT advice of such payment from the Borrower’s bank no later than the date of such payment. Such SWIFT message shall be sent to:

SWIFT Address:	BNPAFRPPACH
Attention:	BOCI Buyers Credits
Reference:	North Ocean 105 Norway CESCE loan dated 30 September 2010

32.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under this Agreement for another Party shall, subject to Clause 32.3 (Distributions to the Borrower) and Clause 32.4 (Clawback) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency.

32.3	Distributions to the Borrower

The Facility Agent may (with the consent of the Borrower or in accordance with Clause 33 (Set-Off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under this Agreement or in or towards purchase of any amount of any currency to be so applied.

32.4	Clawback

(a)

Where a sum is to be paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

32.5	Partial Payments

(a)

If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of such Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent, the Security Agent or the Mandated Lead Arrangers under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid to the Lenders under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid to the Lenders under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid to any of the Finance Parties under the Finance Documents.

(b)	The Parties acknowledge that CESCE shall have the right to instruct the Facility Agent to vary the order of payments set forth in paragraphs (a)(i) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

(d)

For the avoidance of doubt, the proceeds of any enforcement of the Security Documents received by the Security Agent shall be distributed by the Security Agent in accordance with the terms of the Intercreditor Deed.

32.6	Business Days

(a)

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

32.7	Currency of Account

(a)	Subject to paragraphs (b) and (c) below, Dollars shall be the currency of account and the currency of payment for any sum due from the Borrower under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

32.8	Disruption to Payment Systems, Etc.

If either the Facility Agent determines in its discretion that a Disruption Event has occurred or the Facility Agent is notified by the Borrower that a Disruption Event has occurred:

(a)

the Facility Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;

(b)

the Facility Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Facility Agent may consult with the Lenders in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Facility Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 38 (Amendments and Waivers);

(e)

the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 32.8 (Disruption to Payment Systems, Etc.); and

(f)	the Facility Agent shall notify the Lenders of all changes agreed pursuant to paragraph (d) above.

33.	SET-OFF

(a)

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)	All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

34.	NOTICES

34.1	Communications in Writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or registered letter with acknowledgement of receipt.

34.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower:

North Ocean 105 AS

Tveitaråsveien 12

5232 Paradis

Bergen

Norway

Attention:	Torbjørn Skulstad / Haico Halbesma
Tel:	+47 5510 8240
Fax:	+47 5510 8249
Email:	torbjorn@oceanteam.no / haico@oceanteam.nl

with a copy to:

McDermott International, Inc.

777 North Eldridge Parkway

Houston, Texas 77079

USA

Attention:	General Counsel
Tel:	+1 281 870 5697
Fax:	+1 281 870 5755
Email:	lkhinrichs@mcdermott.com

(b)	in the case of the Guarantor:

McDermott International, Inc.

777 North Eldridge Parkway

Houston, Texas 77079

USA

Attention:	Treasurer
Tel:	+1 281 870 5462
Fax:	+1 281 870 5924
Email:	jroueche@mcdermott.com

with copies to:

McDermott International, Inc.

777 North Eldridge Parkway

Houston, Texas 77079

USA

Attention:	General Counsel
Tel:	+1 281 870 5697
Fax:	+1 281 870 5755
Email:	lkhinrichs@mcdermott.com

and

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

USA

Attention:	Ted Paris
Tel:	+1 713 229 1838
Fax:	+1 713 229 7738
Email:	ted.paris@bakerbotts.com

(c)	in the case of the Facility Agent:

BNP Paribas

Corporate and Investment Banking

CIB-SF-Asset Finance Export Finance

Commercial Support CHDESA1

CHDESAI

37 place du marché Saint Honoré

75031 Paris Cedex 01

France

Attention:	Dominique Laplasse / Sylvie Caset Carricaburu
Tel:	+33 (0)1 43 16 81 79 / +33 (0)1 43 16 81 69
Fax:	+33 1 43 16 81 84
Email:	dominique.laplasse@bnpparibas.com
sylvie.casetcarricaburu@bnpparibas.com

(d)	in the case of the Security Agent:

BNP Paribas

Corporate and Investment Banking

Structured Finance Middle Office

520 Madison Ave, 3rd Floor

New York, New York 10022

United States

Attention:	Derrick Dobert / Michelle Frade
Tel:	+1 212 841 2808 / +1 212 841 2778
Fax:	+1 212 340-5660
Email:	derrick.dobert@americas.bnpparibas.com
michelle.frade@americas.bnpparibas.com

with a copy to:

BNP Paribas

Corporate and Investment Banking

CIB-SF-Asset Finance Export Finance

Commercial Support CHDESA1

CHDESAI

37 place du marché Saint Honoré

75031 Paris Cedex 01

France

Attention:	Dominique Laplasse / Sylvie Caset Carricaburu
Tel:	+33 (0)1 43 16 81 79 / +33 (0)1 43 16 81 69
Fax:	+33 1 43 16 81 84
Email:	dominique.laplasse@bnpparibas.com
sylvie.casetcarricaburu@bnpparibas.com

(e)	in the case of each of the Mandated Lead Arrangers and Original Lenders, that identified with its name below:

(i)	BNP Paribas:

BNP Paribas

Corporate and Investment Banking

CIB-SF-Asset Finance Export Finance

Commercial Support CHDESA1

CHDESAI

37 place du marché Saint Honoré

75031 Paris Cedex 01

France

Attention:	Dominique Laplasse / Sylvie Caset Carricaburu
Tel:	+33 (0)1 43 16 81 79 / +33 (0)1 43 16 81 69
Fax:	+33 1 43 16 81 84
Email:	dominique.laplasse@bnpparibas.com
sylvie.casetcarricaburu@bnpparibas.com

(ii)	Crédit Agricole Corporate and Investment Bank:

Crédit Agricole Corporate and Investment Bank

9, quai du Président Paul Doumer

92920 Paris La Défense Cedex

France

Attention:	Cyril Goetz
Tel:	+33 1 41 89 91 61
Fax:	+33 1 41 87 22 92
Email:	cyril.goetz@ca-cib.com

(f)	in the case of each Lender other than an Original Lender, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(g)	in the case of the ECA Coordinator (and subject to Clause 29.4 (Duties of the Facility Agent)), the same as those for the Facility Agent;

or any substitute address or fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five (5) Business Days’ notice.

34.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of registered post with acknowledgement of receipt on the date of the acknowledgement of receipt;

and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Facility Agent will be effective only when actually received by the Facility Agent.

(c)	All notices from or to an Obligor shall be sent through the Facility Agent.

34.4	Notification of Address and Fax Number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 34.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

34.5	Electronic Communication

(a)

Any communication to be made between an Obligor and the Facility Agent or the Facility Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means if the relevant Obligor and the Facility Agent or the Facility Agent and the relevant Lender, as applicable:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)

Any electronic communication made between an Obligor and the Facility Agent or the Facility Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by an Obligor or a Lender to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

34.6	English Language

(a)	Any notice given here under or in connection herewith must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

35.	CALCULATIONS AND CERTIFICATES

35.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

35.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conculsive evidence of the matters to which it relates.

35.3	Day Count Convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days.

36.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

38.	AMENDMENTS AND WAIVERS

(a)	Any term of the Finance Documents may be amended or waived only with the written consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	Notwithstanding paragraph (a) above, any amendment or waiver of a Finance Document with respect to any of the following matters shall require the written consent of all Lenders:

(i)	any extension of the Availability Period;

(ii)	any change to any provision which contemplates the need for the consent or approval of all Lenders;

(iii)	the Encumbrances under the Security Documents (including, without limitation, any release thereof) or any material provision of the Security Documents;

(iv)	any amendment or waiver of any of the Guarantor’s obligations under the Finance Documents; and

(v)	any change to the definition of “Majority Lenders”;

(vi)	any change to the definition of “Maritime Registry”; or

(vii)	any change to the terms of the Intercreditor Deed (other than amendments of a purely formal, immaterial or technical nature).

(c)	Notwithstanding paragraph (a) above, any amendment or waiver of a Finance Document with respect to any of the following matters shall require the written consent of all affected Lenders:

(i)	any extension of the date on which any payment is due;

(ii)	a reduction in the amount of any principal, interest, fees or commission payable; or

(iii)	an increase in or an extension of any Commitment;

(d)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 38 (Amendments and Waivers).

(e)

An amendment or waiver which relates to the rights or obligations of the Facility Agent, the Security Agent or the Mandated Lead Arrangers (each in their capacity as such) may not be effected without the consent of the Facility Agent, the Security Agent or the Mandated Lead Arrangers, as the case may be.

(f)

Notwithstanding the foregoing provisions of this Clause 38 (Amendments and Waivers), the Parties acknowledge that any amendment or waiver of any term of the Facility Documents may require the prior consent of CESCE and/or ICO, and that any such amendment or waiver that requires the consent of CESCE and/or ICO shall not be effective until such consent is obtained.

39.	CONFIDENTIALITY

39.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 39.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

39.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to CESCE, ICO and any other Government Entity, such Confidential Information as CESCE, ICO or such other entity has requested and that such Finance Party shall consider appropriate;

(c)	to any person:

(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or both Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)

appointed by any Finance Party or by a person to whom sub-paragraph (c)(i) or (c)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 29.17 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph (c)(i) or (c)(ii) above;

(v)

to whom information is required or requested to be disclosed by CESCE or ICO (other than CESCE and ICO themselves), any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	who is a Party; or

(viii)	with the consent of the applicable Obligor;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)

in relation to sub-paragraphs (c)(i), (c)(ii) and (c)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to sub-paragraph (c)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)

in relation to sub-paragraphs (c)(v), (c)(vi) and (c)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of such Finance Party, it is not practicable so to do in the circumstances;

(d)

to any person appointed by that Finance Party or by a person to whom sub-paragraph (c)(i) or (c)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (d) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement agreed between the Obligors and the relevant Finance Party;

(e)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

39.3	Inside Information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities laws relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

39.4	Notification of Disclosure

Each of the Finance Parties agrees (to the extent permitted by Law and regulation) to inform the Borrower:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (c)(v) of Clause 39.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 39 (Confidentiality).

39.5	Entire Agreement

This Clause 39 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

39.6	Continuing Obligations

The obligations in this Clause 39 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) months from the earlier of:

(b)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(c)	the date on which such Finance Party otherwise ceases to be a Finance Party.

40.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

41.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with this Agreement are governed by English law.

42.	ENFORCEMENT

42.1	Jurisdiction

(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”) and all Parties submit to the jurisdiction of the English courts for this purpose.

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)

This Clause 42.1 (Jurisdiction) is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

42.2	Waiver of Immunity

To the extent that an Obligor may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.

42.3	Service of Process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

(a)

irrevocably appoints Maclay Murray & Spens LLP of One London Wall, London EC2Y 5AB, England, as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify such Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL LENDERS AND COMMITMENTS

Name of Original Lender	Commitment (USD)
BNP Paribas	34,721,547.70

Crédit Agricole Corporate and Investment Bank	34,721,547.70

Total Commitments:	69,443,095.40

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SCHEDULE 2

CONDITIONS PRECEDENT

Part A

Conditions Precedent to the first Utilisation

1.	Obligors

(a)

A copy of the constitutional documents of each Obligor certified as correct, complete, in full force and effect and not amended or rescinded (except as set forth therein) by a duly authorised signatory thereof.

(b)	A copy of a resolution of the board of directors of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute such Finance Documents;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, in the case of the Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party;

in each case certified as correct, complete, in full force and effect and not amended or rescinded by a duly authorised signatory thereof.

(c)	A specimen of the signature of each person authorised to sign the Finance Documents on behalf of each Obligor.

(d)

A copy of any relevant power of attorney issued by an Obligor, in each case certified by an authorised representative of the relevant person (as the case may be) to be a true copy, and as being in full force and effect and not revoked or withdrawn.

(e)	A list of directors of each Obligor, certified as true, complete and up-to-date by an authorised representative of the relevant Obligor.

(f)

A certificate of each Obligor (signed by an authorised officer or director of such Obligor) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on such Obligor to be exceeded.

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(g)

A written undertaking from the Owner (signed by a duly authorised signatory of the Owner) addressed to the Facility Agent pursuant to which the Owner undertakes (i) to inform the Facility Agent promptly upon any transfer of title of the Vessel to the Owner by the Leasing Company pursuant to the Underlying Contracts and (ii) upon any such transfer of title to grant a Replacement First Priority Mortgage and a Replacement Deed of Covenants in favour of the Finance Parties.

2.	Shareholders

(a)

A copy of the constitutional documents of each Shareholder certified as correct, complete, in full force and effect and not amended or rescinded (except as set forth therein) by a duly authorised signatory thereof.

(b)	A copy of a resolution of the board of directors of each Shareholder:

(i)	approving the terms of, and the transactions contemplated by, the Share Pledge; and

(ii)	authorising a specified person or persons to execute the Share Pledge on its behalf;

in each case certified as correct, complete, in full force and effect and not amended or rescinded by a duly authorised signatory thereof.

(c)	A specimen of the signature of each person authorised to sign the Share Pledge on behalf of each Shareholder.

3.	Underlying Contracts

(a)	An original or certified copy of each of the following documents each in full force and effect:

(i)	the Shipbuilding Contract;

(ii)	each of the Initial Refund Guarantees;

(iii)	the Master Agreement;

(iv)	the Transfer Agreement;

(v)	the Debt Assumption Agreement;

(vi)	the Payment Link Letter;

(vii)	the Bareboat Charter;

(viii)	the Time Charter Agreement

(ix)	the Put Option Agreement;

(x)	the Put and Call Option Agreement; and

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(xi)	the Equity Owners Agreement;

in each case duly executed by a duly authorised signatory on behalf of each of the parties thereto and each in full force and effect.

(b)	A certified copy of the certification from the Classification Society provided to the Shipbuilder certifying that sixty per cent. (60%) of the main steel ordering for the Vessel is complete.

(c)	A certified copy of the certification from the Classification Society provided to the Shipbuilder certifying that steel cutting for the Vessel has been initiated.

(d)

A certified copy of the power of attorney granted by the Shipbuilder to the duly authorised signatory of the Shipbuilder in respect of execution of documents relevant to the transaction by the Shipbuilder (including any documents to be executed by the Shipbuilder in accordance with this Agreement), together with a specimen signature of the duly authorised signatory.

4.	CESCE Policy

(a)

Evidence that the CESCE Policy has been duly issued and is in full force and effect (subject only to the full payment of the CESCE Premium) on terms and conditions satisfactory to the Original Lenders.

(b)	Evidence that the full CESCE Premium will be fully paid on the first Utilisation Date.

5.	CARI

An original or certified copy of the CARI in full force and effect.

6.	Finance Documents

(a)	An original or certified copy of each of the following documents each in full force and effect:

(i)	this Agreement;

(ii)	the Intercreditor Deed;

(iii)	the Security Agent Power;

(iv)	the Pre-delivery Security Assignment;

(v)	the General Security Assignment;

(vi)	the Spanish Law Assignment;

(vii)	the Share Pledge;

S2-3

(viii)	the Bank Account Pledge; and

(ix)	each notice, consent, certificate or other instrument or document required to be delivered thereunder,

in each case duly executed by a duly authorised signatory on behalf of each of the parties thereto and each in full force and effect.

(b)	The Original Financial Statements of each Obligor.

(c)	Satisfactory lien search results or other evidence that the Encumbrances effected by the Security Documents as of the first Utilisation Date have first ranking priority.

(d)

A Compliance Certificate dated as at the first Utilisation Date and signed by a duly authorised signatory of the Guarantor demonstrating that as of the most recent measurement date the Guarantor is in compliance with the financial covenants set forth in Clause 20.2 (Guarantor Financial Covenants).

(e)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 10 (Fees) and Clause 16 (Costs and Expenses) have been paid.

(f)

Written approval by CESCE of the supervision agreement entered into between the Shipbuilder and the Lenders’ Technical Advisor with respect to the Lenders’ Technical Advisor’s supervision of the construction of the Vessel.

(g)	Evidence that any process agent referred to in Clause 42.3 (Service of Process) has accepted its appointment.

7.	Insurances

Evidence that the Security Agent on behalf of the Finance Parties is identified as an additional insured in respect of the insurances relating to the construction of the Vessel.

8.	Legal opinions and memorandum

(a)	The following legal opinions:

(i)

a legal opinion of White & Case LLP, legal advisers to the Original Lenders, addressed to the Original Lenders as to matters of English law, including the legality, validity and binding effect of the Finance Documents expressed to be governed by English law;

(ii)

a legal opinion of Gomez-Acebo & Pombo Abogados SLP, legal advisers to the Original Lenders, addressed to the Original Lenders as to matters of Spanish law, including (A) the legality, validity and binding effect of the Finance Documents expressed

S2-4

to be governed by Spanish law and (B) the due authorisation, execution and delivery by any person organized in Spain of any Finance Document;

(iii)

a legal opinion of Haavind Vislie AS, legal advisers to the Original Lenders, addressed to the Original Lenders as to matters of Norwegian law, including (A) the legality, validity and binding effect of the Finance Documents expressed to be governed by Norwegian law and (B) the due authorisation, execution and delivery by any person organized in Norway of any Finance Document; and

(iv)

a legal opinion of Durling & Durling, legal advisers to the Guarantor, addressed to the Original Lenders as to matters of Panamanian law, including the due authorisation, execution and delivery by any person organized in Panama of any Finance Document.

(b)

A memorandum from Gomez-Acebo & Pombo Abogados SLP, legal advisers to the Original Lenders, addressed to the Original Lenders describing the Spanish tax lease structure and describing any impact the failure of such structure would have on the delivery of the Vessel or the rights of the Finance Parties under the Finance Documents.

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Part B

Conditions Precedent to the last Utilisation

1.	Documents for the Vessel

(a)

A Valuation of the Vessel performed no more than one (1) Month prior to the Effective Delivery Date and received by the Facility Agent no later than ten (10) Business Days prior to the Effective Delivery Date.

(b)	A Compliance Certificate duly executed by the Borrower with respect to the Vessel FMV Ratio.

(c)	A completion certificate with respect to the Vessel and all documentation related thereto and all certifications thereof provided by the Lenders’ Technical Advisor.

(d)

Written notification from the Borrower of the Effective Delivery Date received by the Facility Agent promptly after the date on which the Borrower shall have received notification thereof from the Shipbuilder and no later than ten (10) days prior to the Effective Delivery Date.

(e)	A certified copy of the duly executed bill of sale for the Vessel issued by the Shipbuilder under the Shipbuilding Contract.

(f)

A certified copy of a provisional or permanent certificate of registration of the Maritime Registry, or a copy of an on-line transcript obtained from the Maritime Registry website, evidencing the registration of the Vessel and the First Priority Mortgage.

(g)

A certified copy of each of the documents to be delivered to the Leasing Company or the Borrower as applicable by the Shipbuilder pursuant to Article VIII.3 (Documents to be Delivered to the Buyer) of the Shipbuilding Contract.

(h)	A certified copy of each of the certificates issued pursuant to the ISM Code and the ISPS Code.

2.	Insurances

(a)	A cover note or Certificate of Entry (as applicable) issued by each Insurer or each Approved Insurer certifying that all of the Insurances have been obtained and are in full force and effect;

(b)	A letter of undertaking from the Approved Insurance Broker or from each Approved Insurer complying with the requirements of paragraph (c) of Clause 23.3 (Insurance Covenants).

(c)	A certificate from the Insurance Advisor approving the Insurances.

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3.	Finance Documents

(i)	An original or certified copy of the following documents, each in full force and effect:

(i)	the First Priority Mortgage;

(ii)	the Deed of Covenants; and

(iii)	each notice, consent, certificate or other instrument required to be delivered thereunder,

in each case duly executed by a duly authorised signatory on behalf of each of the parties thereto and each in full force and effect.

(j)	Satisfactory lien search results or other evidence that the First Priority Mortgage has been registered and has first ranking priority.

4.	Legal opinions

A legal opinion of Ganado & Associates, legal advisers to the Original Lenders, as to matters of Maltese law concerning the validity of the First Priority Mortgage and the Deed of Covenants and the registration of the Vessel and the First Priority Mortgage with the Maritime Registry.

5.	Protocols of Delivery

(a)

Certified copies of (i) the Protocol of Delivery, (ii) the protocol of delivery and acceptance issued under the Leasing Agreement (or other evidence that the Leasing Company has delivered the Vessel to the Owner (and the Owner has accepted such delivery) under the Leasing Agreement), (iii) the protocol of delivery and acceptance issued under the Bareboat Charter and (iv) the protocol of delivery and acceptance issued under the Time Charter, each duly executed by the parties thereto.

(b)

In the event that the amount of the Utilisation is less than the Shipbuilder Instalment due to the Shipbuilder on the Effective Delivery Date (as per the invoice issued by the Shipbuilder for the Effective Delivery Date instalment), evidence satisfactory to the Facility Agent that the Borrower has sufficient funds to pay the amount of the shortfall.

6.	Contract Price

Evidence that the Shipbuilder has received payment in full of twenty per cent (20%) of the Contract Price.

S2-7

Part C

Conditions Precedent to each Utilisation

1.	Shipbuilders’ Documents

(a)

Certified copies of all invoices issued by the Shipbuilder to the Leasing Company in respect of Shipbuilder Instalments which have been financed pursuant to previous Utilisations (or which are being refinanced pursuant to the requested Utilisation) each marked “Paid” by the duly authorised signatory of the Shipbuilder.

(b)	A certificate duly signed by the Shipbuilder and countersigned by Mirambel and the Leasing Company in the form of Schedule 9 (Form of Shipbuilder Certificate).

2.	Construction Reports

(a)	The most recent Borrower Construction Report required to be provided under this Agreement.

(b)	Evidence that the most recent LTA Construction Report has been provided to CESCE.

3.	Subsequent Refund Guarantees

Subsequent Refund Guarantees in an amount at least equal to the amount of the Utilisation (other than where such Utilisation is to finance solely the payment of the CESCE Premium and in the case of the last Utilisation) and interest thereon (at the rate and subject to the limitations provided in such Refund Guarantees) and evidence that such Refund Guarantees have been validly assigned by way of security to the Security Agent.

4.	Other Information

Such other documents as the Facility Agent or the ECA Coordinator (acting on the instructions of CESCE and ICO) may reasonably request.

5.	Fees and Costs

Evidence that the fees, costs and expenses due to the Finance Parties in connection with this Agreement and the other Finance Documents have been paid in full or will be paid in full with the proceeds of such Utilisation.

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SCHEDULE 3

FORM OF UTILISATION REQUEST

From:	North Ocean 105 AS

To:	BNP Paribas, as Facility Agent

Dated: [—]

North Ocean 105 AS

Facility Agreement dated 30 September 2010 (the “Agreement”)

Dear Sirs:

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Utilisation on the following terms:

Proposed Utilisation Date:	[—] (or, if that is not a Business Day, the next Business Day)

Currency:	Dollars

Amount:	USD [—] (corresponding to EUR [—])

Use of Proceeds:	to pay the [—] Borrower Instalment referenced in the [—] row of Schedule 4 (Borrower Instalments) in the amount of EUR [—]

3.	We confirm that as of the date of this Utilisation Request:

(a)	no Default has occurred and is continuing or shall occur as a result of the Lenders making the requested Utilisation available;

(b)	each of the Repeating Representations remains true and accurate by reference to the facts and circumstances now existing; and

(c)	no Material Adverse Event has occurred or shall occur as a result of the Lenders making the requested Utilisation available.

4.	The proceeds of this Utilisation should be credited [directly to CESCE by the Facility Agent][1] [to the Borrower at the following account:

[account details]]2.

[1]	For the first Utilisation only.
[2]	For all Utilisations other than the first Utilisation.

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5.	[A copy of the Subsequent Refund Guarantee(s) corresponding to the Borrower Instalment to be financed with the Utilisation requested hereunder is attached hereto.][3]

6.	This Utilisation Request is irrevocable.

Yours faithfully,

duly authorised signatory of North Ocean 105 AS

duly authorised signatory of North Ocean 105 AS

[3]	Do not include this language if such Utilisation is to finance solely the payment of the CESCE Premium or in the case of the last Utilisation.

S3-2

SCHEDULE 4

BORROWER INSTALMENTS

Utilisation	Milestone/Purpose for Utilisation	Amount (EUR)
1	Certification from the Classification Society that the first steel block for the Vessel has been laid, as required under the Shipbuilding Contract with respect to the fourth Shipbuilder Instalment	710,000 (such amount being the portion of the EUR 5,750,000 payment that is not being made with the Borrower’s own funds)

2	Presentation of pre-shipping documents for the main gen set issued by Wärtsilä, as required under the Shipbuilding Contract with respect to the fifth Shipbuilder Instalment	9,650,000

3	Certification from the Classification Society that the Vessel’s steel hull is ninety per cent. (90%) completed, as required under the Shipbuilding Contract with respect to the sixth Shipbuilder Instalment	15,400,000

4	Certification from the Classification Society that Vessel has been launched, as required under the Shipbuilding Contract with respect to the seventh Shipbuilder Instalment	7,700,000

5	Certification from Classification Society that main diesel engines have been started up, as required under the Shipbuilding Contract with respect to the eighth Shipbuilder Instalment	5,500,000

6	Effective Delivery Date	15,400,000

S4-1

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To: BNP Paribas, as Facility Agent for and on behalf of the Finance Parties

From: [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”).4

Dated:

North Ocean 105 AS

Facility Agreement dated 30 September 2010 (the “Agreement”)

1.

We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 27.5 (Procedure for Transfer) of the Agreement:

(a)

The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 27.5 (Procedure for Transfer) of the Agreement.

(b)	The proposed Transfer Date is [•].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) of the Agreement are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 27.4 (Limitation of Responsibility of Existing Lenders) of the Agreement.

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by English law.

6.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

[4]	The New Lender shall be responsible for all formalities required to perfect the Security in its favour.

S5-1

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

Available Commitment assigned:

[—]

Outstandings assigned:

[—]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [insert date].

BNP Paribas as Facility Agent for and on behalf of the Finance Parties.

By:
Name:
Title:

S5-2

SCHEDULE 6

FORM OF ASSIGNMENT AGREEMENT

To:       BNP Paribas, as Facility Agent on behalf of the Finance Parties, and North Ocean 105 AS, as the Borrower

From:   [the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated: [insert date]

North Ocean 105 AS

Facility Agreement dated 30 September 2010 (the “Agreement”)

1.

We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 27.6 (Procedure for Assignment) of the Agreement:

(a)

The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitments and participations in the Loan under the Agreement as specified in the Schedule.

(b)

The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in the Loan under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [insert date].

4.	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) of the Agreement are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 27.4 (Limitation of Responsibility of Existing Lenders) of the Agreement.

7.

This Assignment Agreement acts as notice to the Facility Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 27.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower) of the Agreement, to the Borrower of the assignment referred to in this Assignment Agreement.

S6-1

8.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

9.	This Assignment Agreement is governed by English law.

10.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

S6-2

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

Available Commitment assigned:

[—]

Outstandings assigned:

[—]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Facility Agent and the Transfer Date is confirmed as [insert date].

Signature of this Assignment Agreement by the Facility Agent constitutes confirmation by the Facility Agent of receipt of notice of the assignment referred to herein, which notice the Facility Agent receives on behalf of each Finance Party.

BNP Paribas as Facility Agent for and on behalf of the Finance Parties

By:
Name:
Title:

S6-3

SCHEDULE 7

FORM OF COMPLIANCE CERTIFICATE

To:	BNP Paribas (the “Facility Agent” for and on behalf of the Finance Parties)

From:	[North Ocean 105 AS (the “Borrower”)]
[McDermott International, Inc. (the “Guarantor”)]

Dated:   [insert date]

[Measurement Period: [insert relevant three (3) Fiscal Quarter or four (4) Fiscal Quarter period or other relevant period, as applicable]]

[Valuation Date:           [insert date on which the Vessel underwent the relevant

     Valuation]]

North Ocean 105 AS

Facility Agreement dated 30 September 2010 (the “Agreement”)

Dear Sirs:

1.

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm in accordance with Clause 20.4 (Compliance Certificate) of the Agreement that:

(a)	[the Fixed Charge Coverage Ratio as of the last day of the measurement period referenced above is [—]:[—] which is [not] in compliance with Clause 20.1 (Borrower Financial Covenant) of the Agreement;]

(b)	[the Leverage Ratio as of the last day of the measurement period referenced above is [—]:[—] which is [not] in compliance with Clause 20.2(a) of the Agreement;]

(c)	[the Interest Coverage Ratio as of the last day of the measurement period referenced above is [—]:[—] which is [not] in compliance with Clause 20.2(b) of the Agreement;] and

(d)	[the Vessel FMV Ratio as of the date of the Valuation referenced above is [—]:[—] which is [not] in compliance with Clause 20.3 (Vessel Financial Covenant) of the Agreement;]

Signed by:
	[name]	[name]
	[Director] [Officer]	[Director] [Officer]
	of	of
	[North Ocean 105 AS]	[North Ocean 105 AS]
[McDermott International, Inc.]

S7-1

SCHEDULE 8

OBLIGOR RELATED ENTITIES

Part A

FC Guarantors

1.	Barmada McDermott (L) Limited

2.	Chartering Company (Singapore) Pte. Ltd.

3.	Eastern Marine Services, Inc.

4.	Global Energy-McDermott Limited

5.	Hydro Marine Services, Inc.

6.	International Vessels Ltd

7.	J. Ray Holdings, Inc.

8.	J. Ray McDermott Asia Pacific Pte. Ltd.

9.	J. Ray McDermott (Aust.) Holding Pty. Limited

10.	J. Ray McDermott Canada Holding, Ltd.

11.	J. Ray McDermott Canada, Ltd.

12.	J. Ray McDermott (Caspian), Inc.

13.	J. Ray McDermott Contractors, Inc.

14.	J. Ray McDermott de Mexico, S.A. de C.V.

15.	J. Ray McDermott Eastern Hemisphere Limited

16.	J. Ray McDermott Engineering, LLC

17.	J. Ray McDermott Engineering Services Private Limited

18.	J. Ray McDermott Far East, Inc.

19.	J. Ray McDermott Holdings, LLC

20.	J. Ray McDermott, Inc.

21.	J. Ray McDermott International, Inc.

22.	J. Ray McDermott International Vessels, Ltd.

23.	J. Ray McDermott Investments B.V.

24.	J. Ray McDermott Kazakhstan Limited Liability Partnership

S8-1

25.	J. Ray McDermott Logistic Services Pvt. Limited

26.	J. Ray McDermott (Luxembourg) S.a r.l.

27.	J. Ray McDermott Middle East, Inc.

28.	J. Ray McDermott (Nigeria) Limited

29.	J. Ray McDermott (Qingdao) Pte. Ltd.

30.	J. Ray McDermott, S.A.

31.	J. Ray McDermott Solutions, Inc.

32.	J. Ray McDermott Technology, Inc.

33.	J. Ray McDermott UK Ltd

34.	J. Ray McDermott Underwater Services, Inc.

35.	J. Ray McDermott West Africa Holdings, Inc.

36.	J. Ray McDermott West Africa, Inc.

37.	Malmac Sdn. Bhd.

38.	McDermott Australia Pty. Ltd.

39.	McDermott Cayman Ltd.

40.	McDermott Caspian Contractors, Inc.

41.	McDermott Far East, Inc.

42.	McDermott Gulf Operating Company, Inc.

43.	McDermott Holdings (U.K.) Limited

44.	McDermott International B.V.

45.	Mc Dermott International Marine Investments N.V.

46.	McDermott International Vessels, Inc.

47.	McDermott International Investments Co., Inc.

48.	McDermott International Trading Co., Inc.

49.	McDermott Investments, LLC

50.	McDermott Kft.

51.	McDermott (Malaysia) Sendirian Berhad

S8-2

52.	McDermott Marine Construction Limited

53.	McDermott Marine Mexico, S.A. de C.V.

54.	McDermott Offshore Services Company, Inc.

55.	McDermott Old JV Office, Inc.

56.	McDermott Overseas, Inc.

57.	MC Dermott Overseas Investment Co. N.V.

58.	McDermott Servicos de Construcao, Ltda.

59.	McDermott Trade Corporation

60.	Mentor Subsea Technology Services, Inc.

61.	North Atlantic Vessel, Inc.

62.	Offshore Pipelines International, Ltd.

63.	OPI Vessels, Inc.

64.	OPMI, Ltd.

65.	PT. Baja Wahana Indonesia

66.	Sabine River Realty, Inc.

67.	Servicios de Fabricacion de Altamira, S.A. de C.V.

68.	Servicios Profesionales de Altamira, S.A. de C.V.

69.	Singapore Huangdao Pte. Ltd.

70.	SparTEC, Inc.

71.	Varsy International N.V.

S8-3

Part B

Joint Ventures

1.	Deep Oil Technology, Inc.

2.	Deepwater Marine Technology, L.L.C.

3.	FloaTEC, LLC

4.	FloaTEC Singapore Pte. Ltd.

5.	FloaTEC de México, S.A. de C.V.

6.	FloaTEC de Brasil

7.	McDermott Abu Dhabi Offshore Construction Company

8.	Qingdao McDermott Wuchuan Offshore Engineering Co., Ltd.

9.	Spars International, Inc.

10.	WD 140 Platform LLC

Part C

Unrestricted Subsidiaries

None

S8-4

SCHEDULE 9

FORM OF SHIPBUILDER CERTIFICATE

To:	BNP Paribas (the “Facility Agent” for and on behalf of the Finance Parties)

From:	Metalships & Docks, S.A.U. (the “Shipbuilder”)

Dated:   [—]

North Ocean 105 AS (the “Borrower”)

Facility Agreement dated 30 September 2010 (as amended from time to time,

the “Facility Agreement”)

Hull No. 289 to be named “North Ocean 105” (the “Vessel”)

Dear Sirs:

1.	We refer to:

(a)

the Master Agreement dated 26 May 2010 (as amended from time to time, the “Master Agreement”) between the Borrower, the Shipbuilder, Naviera Séneca, A.I.E., Naviera Mirambel, S.L. (Unipersonal) (“Mirambel”), Santander de Leasing, S.A. Establecimiento Financiero de Crédito (the “Leasing Company”), J. Ray McDermott, S.A. and Oceanteam ASA;

(b)	the Shipbuilding Contract dated 26 May 2010 (as amended from time to time, the “Shipbuilding Contract”) between the Shipbuilder and the Leasing Company; and

(c)

the letter dated 26 May 2010 (the “Letter”) from the Leasing Company to the Facility Agent with respect to payments made or to be made by the Borrower to Mirambel and corresponding payments made or to be made by the Leasing Company to the Shipbuilder under the Shipbuilding Contract.

2.	We hereby acknowledge and confirm that:

(a)	[the Shipbuilding Contract entered into force on [•];][5]

(b)

[we have received from the Leasing Company payment of an amount equal to at least twenty per cent. (20%) of the purchase price of the Vessel payable by the Leasing Company pursuant to Article III (Price and Payment Terms) of the Shipbuilding Contract;][6]

(c)	we have received a copy of the attached Utilisation Request signed by the Borrower requesting a Utilisation under the Facility Agreement on

[5]	Required for the first Utilisation only.
[6]	Required only for any one Utilisation prior to the Availabililty Period Termination Date.

S9-1

[insert proposed Utilisation Date] for an amount that is equivalent to [—] Euros (EUR [—]) (the “Financed Amount”);[7]

(d)	we have a copy of the Letter and are familiar with its terms and the terms of the Principal Agreements as defined in the Master Agreement; and

(e)

upon the payment by the Borrower to Mirambel of the Financed Amount [and an additional amount of EUR [—] (the “Additional Amount”)][8], the Leasing Company shall pursuant to the terms of the Letter and the Principal Agreements pay to us an amount equal to the Financed Amount [and the Additional Amount] and, upon our receipt of such equivalent amount [and the Additional Amount], the Leasing Company shall have satisfied its obligation to pay us the instalment identified in Article III clause 3([—]) of the Shipbuilding Contract.

Very truly yours,

METALSHIPS & DOCKS, S.A.U.

By:
Name:
Title:

Acknowledged and Agreed:

NAVIERA MIRAMBEL, S.L. (UNIPERSONAL)

By:
Name:
Title:

SANTANDER DE LEASING, SA. ESTABLECIMIENTO FINANCIERO DE CRÉDITO

By:
Name:
Title:

[7]

Each Financed Amount shall correspond to the relevant instalment identified in Article III of the Shipbuilding Contract (other than in respect of the instalment identified in Article III clause 3(d) of the Shipbuilding Contract).

[8]

Required only for the Utilisation with respect to the first Borrower Instalment (which is the instalment identified in Article III clause 3(d) of the Shipbuilding Contract). The Additional Amount shall be the shortfall between the Financed Amount and the instalment identified in Article III clause 3(d) of the Shipbuilding Contract.

S9-2

EXECUTION PAGE

FACILITY AGREEMENT

This Agreement has been signed in six (6) originals, on the date set forth at the beginning of this Agreement.

The Borrower

NORTH OCEAN 105 AS

By:	/s/ Haico Halbesma
Name: Haico Halbesma
Title: Director

By:	/s/ John A. Rein
Name: John A. Rein
Title: Director

The Guarantor

MCDERMOTT INTERNATIONAL, INC.

By:	/s/ John E. Roueche, III
Name: John E. Roueche, III
Title: Vice President, Treasurer and Investor Relations

The Mandated Lead Arrangers

BNP PARIBAS

By:	/s/ Angeles Urea
Name:	Angeles Urea
Title:	Head of Export Finance, Spain & Portugal

By:	/s/ Jean Philippe Poirier
Name: Jean Philippe Poirier
Title: Export Finance

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ Henri d’Ambrières	By:	/s/ Javier Sánchez-Asiaín
Name: Henri d’Ambrières		Name: Javier Sánchez-Asiaín
Title: Global Head Origination,		Title: Head Export & Trade Finance
Export & Trade Finance		Spain

EXECUTION PAGE

FACILITY AGREEMENT

The Original Lenders

BNP PARIBAS

By:	/s/ Angeles Urea	By:	/s/ Jean Philippe Poirier
Name: Angeles Urea		Name: Jean Philippe Poirier
Title: Head of Export Finance,		Title: Export Finance
Spain & Portugal

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ Henri d’Ambrières	By:	/s/ Javier Sánchez-Asiaín
Name: Henri d’Ambrières		Name: Javier Sánchez-Asiaín
Title: Global Head Origination,		Title: Head Export & Trade Finance
	Export & Trade Finance		Spain

The Facility Agent

BNP PARIBAS

By:	/s/ Angeles Urea	By:	/s/ Jean Philippe Poirier
Name: Angeles Urea		Name: Jean Philippe Poirier
Title: Head of Export Finance,		Title: Export Finance
Spain & Portugal

The Security Agent

BNP PARIBAS

By:	/s/ Angeles Urea	By:	/s/ Jean Philippe Poirier
Name: Angeles Urea		Name: Jean Philippe Poirier
Title: Head of Export Finance,		Title: Export Finance
Spain & Portugal

The ECA Coordinator

BNP PARIBAS

By:	/s/ Angeles Urea	By:	/s/ Jean Philippe Poirier
Name: Angeles Urea		Name: Jean Philippe Poirier
Title: Head of Export Finance,		Title: Export Finance
Spain & Portugal

EXECUTION PAGE

FACILITY AGREEMENT

The Documentation Bank

BNP PARIBAS

By:	/s/ Angeles Urea
Name: Angeles Urea
Title: Head of Export Finance, Spain & Portugal

By:	/s/ Jean Philippe Poirier
Name: Jean Philippe Poirier
Title: Export Finance